                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_]Confidential, For Use of the
   Commission Only (as permitted by Rule
   14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              UNILAB CORPORATION
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  -----------------------------------------------------------------------------
  (2) Aggregate number of securities to which transactions applies:

  -----------------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  -----------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

  -----------------------------------------------------------------------------
  (5) Total fee paid:

  -----------------------------------------------------------------------------
[X] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4)  Date Filed:

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

                              Unilab Corporation
                              18448 Oxnard Street
                           Tarzana, California 91356
                                (818) 996-7300

                                                               October 26, 1999

To the Common Stockholders of Unilab Corporation:

  You are cordially invited to attend a Special Meeting of common stockholders of Unilab Corporation to be held at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019 on November 23, 1999 at 10:00 a.m. local time.

  As described in the accompanying proxy statement, at the Special Meeting you will be asked to approve a merger agreement and the transactions contemplated by that agreement, including the merger of UC Acquisition Sub, Inc., a corporation formed by Kelso & Company, with and into Unilab. In the merger:

  . each outstanding share of the common stock of Unilab (other than those shares of certain Unilab institutional stockholders and Unilab senior management described below) will be converted into the right to receive $5.85 in cash and each outstanding share of convertible preferred of Unilab will be converted into the right to receive its liquidation preference of $5.75 in cash;

  . some or all of the shares of certain Unilab institutional stockholders and members of Unilab senior management in either case designated by UC Acquisition Sub, that are not expected to exceed in the aggregate 5% of the outstanding common stock on a fully diluted basis prior to the merger, will remain outstanding; and

  . Unilab will become a subsidiary of affiliates and designees of Kelso & Company and other investors.

  The Board of Directors has received a written opinion dated May 24, 1999 of its financial advisor, BT Alex. Brown Incorporated, to the effect that, as of such date and based upon and subject to the matters stated in the opinion, the common stock merger consideration was fair, from a financial point of view, to the holders of common stock.

  The Board of Directors has unanimously approved the merger agreement, has determined that the merger is fair to, advisable and in the best interests of Unilab and the holders of the common stock and recommends that stockholders vote "FOR" approval and adoption of the merger agreement and the merger.

  YOUR VOTE IS IMPORTANT. To assure your representation at the Special Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. This will allow your shares to be voted whether or not you attend the meeting.

  Detailed information concerning the proposed merger is set forth in the accompanying proxy statement. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person even if you have previously returned your proxy. Your vote is important regardless of the number of shares of common stock you own.

                                          Sincerely,

                                              /s/ David C. Weavil
                                              ---------------------------------
                                                  David C. Weavil
                                                  Chairman of the Board of
                                                  Directors, President and Chief
                                                     Executive Officer

                              Unilab Corporation
                              18448 Oxnard Street
                           Tarzana, California 91356

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 23, 1999

  NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock of Unilab Corporation, a Delaware corporation (the "Company"), will be held at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019 on November 23, 1999 at 10:00 a.m. local time, for the following purposes:

  (1) To approve and adopt an Agreement and Plan of Merger, dated as of May 24, 1999 between the Company and UC Acquisition Sub, Inc., a subsidiary of Kelso Investment Associates VI, L.P. and KEP VI LLC, as amended on July 8, 1999, July 30, 1999 and August 10, 1999 (as so amended, the "Merger Agreement") and the transactions contemplated thereby, including the merger of UC Acquisition Sub, Inc. with and into the Company (the "Merger"); and

  (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The accompanying proxy statement describes the Merger Agreement and the proposed Merger in detail.

  Only holders of common stock of the Company of record at the close of business on October 4, 1999 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

  Stockholders who do not vote in favor of adopting the Merger Agreement and who otherwise comply with the requirements of Delaware law will be entitled to appraisal rights. A summary of the applicable Delaware law provision, including the requirements a stockholder must follow in order to exercise his or her appraisal rights, is contained in the accompanying proxy statement.

                                          By order of the Board of Directors

                                          /s/ MARK L. BIBI
                                          --------------------------------
                                              Mark L. Bibi
                                              Secretary

October 26, 1999

  The form of proxy is enclosed. To assure that your shares will be voted at the special meeting, please complete and sign the enclosed proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States. Sending a proxy will not affect your right to vote in person if you attend the special meeting.

  Please do not send your common stock certificates at this time. If the Merger is consummated, you will be sent instructions regarding the surrender of your certificates.

                              Unilab Corporation
                              18448 Oxnard Street
                           Tarzana, California 91356

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement is being furnished to the holders of the outstanding shares of common stock of Unilab Corporation.

  This proxy statement is being mailed in connection with the solicitation of proxies by the Unilab Board of Directors for the approval and adoption of an agreement and plan of merger involving Unilab and UC Acquisition Sub, Inc., a corporation formed by Kelso & Company, and the approval of the merger contemplated by that agreement.

  If the merger is completed, you will be paid $5.85 for each share of Unilab common stock you own, unless you are an institutional stockholder of Unilab or a member of Unilab senior management designated by UC Acquisition Sub who has agreed to retain some or all of your shares in the merger, and Unilab will become a subsidiary of affiliates and designees of Kelso & Company and other investors.

  Some or all of the shares of certain Unilab institutional stockholders and of certain members of Unilab senior management in either case designated by UC Acquisition Sub will remain outstanding following the completion of the merger. The shares of the designated institutional stockholders and management members that will remain outstanding are not expected to exceed in the aggregate 5% of the common stock outstanding on a fully diluted basis prior to the merger and, in no event, exceed in the aggregate 15% of the common stock outstanding on a fully diluted basis prior to the merger.

  Because our Board of Directors has determined that the terms of the merger agreement and the merger are fair to, advisable and in the best interests of our holders of common stock, the Board unanimously approved and adopted the merger agreement.

  The Board of Directors unanimously recommends that you vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by that agreement.

  We have scheduled a special meeting of our stockholders to vote on the merger agreement. YOUR VOTE IS VERY IMPORTANT. The special meeting will be held at 10:00 a.m., local time, on November 23, 1999 at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019.

  Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If you abstain or do not vote, it will have the effect of a vote against the merger agreement.

  This proxy statement provides you with detailed information about the proposed merger. In addition, you may obtain information about Unilab from documents that we have filed with the Securities and Exchange Commission. We encourage you to read the entire document carefully.

  The Securities and Exchange Commission has not passed upon the accuracy or adequacy of this proxy statement. Any representation to the contrary is unlawful.

                               ----------------

  This proxy statement and the accompanying notice of special meeting, form of proxy and the annual report are first being mailed to stockholders of Unilab on or about October 26, 1999.

             The date of this proxy statement is October 26, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
Who Can Help Answer Your Questions........................................   3
SUMMARY...................................................................   4
  The Companies...........................................................   4
  Reasons for the Merger..................................................   4
  The Special Meeting.....................................................   5
  Recommendation to Stockholders..........................................   5
  Opinion of Unilab's Financial Advisor...................................   6
  The Merger..............................................................   6
  Other Interests of Officers and Directors in the Merger.................   8
  Forward Looking Statements May Prove Inaccurate.........................   9
  Information Concerning Kelso, UC Acquisition Sub and their Affiliates,
   Designees and Investors................................................   9
MARKET PRICE AND DIVIDEND INFORMATION.....................................  10
  Recent Closing Prices...................................................  10
  Number of Stockholders..................................................  10
  Dividends...............................................................  10
SELECTED HISTORICAL FINANCIAL DATA........................................  11
THE SPECIAL MEETING.......................................................  12
  General; Date; Place and Time...........................................  12
  Purpose of the Special Meeting..........................................  12
  Record Date; Voting Power...............................................  12
  Vote Required...........................................................  12
  Revocation of Proxy.....................................................  13
  Expenses of Solicitation................................................  13
  Miscellaneous...........................................................  13
THE PARTIES...............................................................  14
  Unilab Corporation......................................................  14
  UC Acquisition Sub, Inc. and its Affiliates.............................  14
THE MERGER................................................................  15
  Background of the Merger................................................  15
  Reasons for the Merger; Recommendation of the Board of Directors........  17
  Projections.............................................................  19
  Opinion of the Company's Financial Advisor..............................  20
  Certain Federal Income Tax Consequences of the Merger...................  25
  Accounting Treatment of the Merger......................................  26
  Regulatory Filings and Approvals........................................  26
  Financing of the Merger.................................................  27
  Management, Operations and Ownership Structure Following the Merger.....  29
  Appraisal Rights........................................................  29
  Public Trading Market...................................................  31
THE MERGER AGREEMENT......................................................  32
  General; Merger Consideration...........................................  32
  Dissenting Shares.......................................................  33
  Treatment of Stock Options..............................................  33
  Closing; Effective Time.................................................  33

                                                                            Page
                                                                            ----
  Existing Company Indebtedness............................................   34
  Cancellation of Shares...................................................   34
  Exchange of Certificates.................................................   34
  Transfers................................................................   34
  Lost, Stolen or Destroyed Certificates...................................   34
  Representations and Warranties...........................................   35
  Rights Agreement Amendment...............................................   35
  Conduct of Business Prior to the Merger..................................   35
  Agreement Not to Solicit Other Offers....................................   37
  Board Recommendations....................................................   38
  Certain Other Covenants and Agreements...................................   38
  Indemnification..........................................................   38
  Continuation of Employee Benefits........................................   39
  Solvency Letter..........................................................   40
  Recapitalization of UC Acquisition Sub; Financing........................   40
  Recapitalization.........................................................   40
  Conditions to the Proposed Merger........................................   41
  Termination..............................................................   43
  Effect of Termination....................................................   44
  Amendment and Waiver.....................................................   45
INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................   46
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.....................................   48
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................   51
AVAILABLE INFORMATION......................................................   53
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   53
APPENDIX A--RESTATEMENT OF AGREEMENT AND PLAN OF MERGER, AS AMENDED
APPENDIX B--OPINION OF BT ALEX. BROWN INCORPORATED
APPENDIX C--SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

  This summary highlights certain information from this proxy statement, is qualified in its entirety by reference to the proxy statement and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal and technical terms of the merger, you should read carefully this entire proxy statement, the documents referred to in the "Incorporation of Certain Documents by Reference" Section on page 53 and the appendices included with the proxy statement. The summary does not contain a complete statement of material information relating to the merger agreement, as amended, the merger, or other matters discussed in this document.

Q. Why is Unilab proposing to merge with UC Acquisition Sub?

A. The Board of Directors determined to recommend approval of the merger agreement, as amended, and the merger after considering the following material factors:

  . the premium offered by UC Acquisition Sub over the historical market prices and recent trading activity of Unilab's common stock;

  . the extensive auction process that led to the selection of Kelso's acquisition proposal;

  . Unilab's financial condition and prospects, and current industry, economic and market conditions;

  . that, although the merger agreement contains a financing condition, Kelso has a strong business reputation and has successfully completed a significant number of transactions similar to the merger;

  .  the terms and provisions of the merger agreement and related agreements;

  . that, although they would no longer have an opportunity to participate in any potential improvements of Unilab's business following the merger, public stockholders would be able to receive a cash premium for all of their shares of Unilab common stock in the merger and not be forced to retain a small number of relatively illiquid shares;

  . that, although they would continue to have the opportunity to participate in any potential improvements of Unilab's business following the merger, the institutional stockholders of Unilab and members of Unilab's management in either case designated by UC Acquisition Sub and who agree to retain shares in the merger would, by that agreement, enable all other common stockholders to receive cash for all of their shares and ensure that the merger be accounted for as a recapitalization; and

  . the opinion of Unilab's financial advisor, BT Alex. Brown Incorporated (now merged with Deutsche Bank Securities Inc., and known as Deutsche Banc Alex. Brown), as of the date of such opinion and based upon and subject to certain matters stated in such opinion, as to the fairness, from a financial point of view, of the common stock merger consideration to the holders of Unilab's common stock.

Q. What will I receive as a result of the merger?

A. You will receive $5.85 in cash, without interest, in exchange for each share of Unilab's common stock that you own, unless you are one of the certain institutional stockholders of Unilab or members of Unilab senior management who has been designated by UC Acquisition Sub and who has agreed to retain some or all of its shares in the merger.

Q. Who is UC Acquisition Sub?

A. UC Acquisition Sub is a corporation newly formed by Kelso & Company for the merger. Kelso & Company is a private investment firm based in New York, New York.

Q. How is the merger being financed?

A. The merger consideration, refinancing of Unilab's existing debt and related fees and expenses will be funded from new borrowings by Unilab, an equity investment by affiliates and designees of Kelso and other investors of approximately $139.5 million and approximately $21.2 million of Unilab's cash on hand. Unilab's receipt of $310 million in debt financing is a condition to UC Acquisition Sub's obligation to close the Merger. UC Acquisition Sub has delivered to us written commitments from lenders for that debt financing.

   As part of that debt financing, on September 28, 1999, Unilab Finance Corp., a newly formed corporation formed at the direction of Kelso, completed a private offering of its senior subordinated notes, resulting in proceeds of approximately $150.8 million to Unilab Finance Corp. At the completion of the merger, Unilab will receive those proceeds and assume Unilab Finance Corp.'s obligations with respect to those notes.

Q. What do I need to do now?

A. After you have carefully read this proxy statement, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares of common stock may be represented at the special meeting. The Special Meeting will take place at 10:00 a.m., local time, on November 23, 1999, at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019. The Board of Directors unanimously recommends voting "FOR" the merger agreement and the proposed merger.

Q. What stockholder vote is required to approve the merger?

A. In order to complete the merger, the merger agreement must be approved by a majority of the votes eligible to be cast by the holders of the outstanding shares of Unilab's common stock.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will vote your shares only if you provide him or her with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which for purposes of voting on the merger agreement and the merger, will have the same effect as voting against the merger agreement and the merger.

Q. Can I change my vote after I have mailed my signed proxy card?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting of stockholders. You can do this in one of three ways.

  . First, you can send a written notice stating that you would like to revoke your proxy.

  . Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Unilab at the address on page 5.

  . Third, you can attend the special meeting of stockholders and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

   If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q. Will I have appraisal rights as a result of the merger?

A. Yes. Holders of common stock and holders of our convertible preferred stock have appraisal rights. If you wish to exercise your appraisal rights you must follow the requirements of Delaware law. A summary describing the requirements you must follow in order to exercise your appraisal rights is described in greater detail beginning on page 29.

Q. Should I send in my stock certificates when I return my proxy form?

A. No. Holders of common stock should not send in their stock certificates now. Following the merger, a separate letter of transmittal will be mailed to the holders of common stock which will enable holders to receive the merger consideration due to them.

Q. When do you expect the merger to be completed?

A. We are working towards completing the merger as quickly as possible. In addition to the approval of our stockholders, we must obtain the debt financing described above. We presently expect to complete the merger promptly after the special stockholders meeting.

Q. What are the tax consequences of the merger?

A. The receipt of cash by a stockholder of Unilab in the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. In the case of stockholders who do not retain any shares in the merger, a stockholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of the common stock and the amount of cash received in exchange for that stock in the merger. The gain or loss will be capital gain or loss if the common stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the holding period exceeds one year. To review the tax consequences to stockholders in greater detail, see page 25.

Q. What other matters will be voted on at the special meeting?

A. We do not expect to ask you to vote on any matter other than the merger agreement at the special meeting.

                      Who Can Help Answer Your Questions

  If you have more questions about the merger or if you would like additional copies of this proxy statement, you should contact:

                              Unilab Corporation
                              18448 Oxnard Street
                           Tarzana, California 91356
                   Attention: Director of Investor Relations
                         Phone Number: (818) 996-7300
                 or through the Unilab website: www.Unilab.com

If you would like additional copies of the proxy statement you should contact:

                                 Kissel-Blake
           A Division of Georgeson Shareholder Communications, Inc.
                                17 State Street
                           New York, New York 10004
                                (212) 440-9800

                                    SUMMARY

The Companies

Unilab Corporation
18448 Oxnard Street
Tarzana, California 91356

  Unilab is the largest independent clinical laboratory testing company in California, providing laboratory testing services to physicians, managed care groups, hospitals and other health care providers. Unilab currently operates three full-service clinical laboratories located in Tarzana, San Jose and Sacramento, California and over 40 "short turn around time" laboratories and approximately 300 patient service centers throughout the state which offer over 1,000 clinical testing procedures used in the diagnosis, monitoring and treatment of diseases and other medical conditions.

UC Acquisition Sub, Inc.
c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022

  UC Acquisition Sub is a corporation newly formed by Kelso & Company for the merger. Kelso & Company is a private investment firm based in New York, New York. UC Acquisition Sub has not engaged in any business activities other than in connection with its organization, the negotiation of the merger agreement and the consummation of the transactions contemplated by that agreement.

Reasons for the Merger

  The Unilab Board of Directors determined to recommend approval and adoption of the merger agreement and the merger after considering the following material factors:

  . the premium offered by UC Acquisition Sub over the historical market prices and recent trading activity of Unilab's common stock;

  . the extensive auction process that led to the selection of Kelso's acquisition proposal;

  . Unilab's financial condition and prospects, and current industry, economic and market conditions;

  . that, although the merger agreement contains a financing condition, Kelso has a strong business reputation and has successfully completed a significant number of transactions similar to the merger;

  .  the terms and provisions of the merger agreement and related agreements;

  . that, although they would no longer have an opportunity to participate in any potential improvements of Unilab's business following the merger, public stockholders would be able to receive a cash premium for all of their shares of Unilab common stock in the merger and not be forced to retain a small number of relatively illiquid shares;

  . that, although they would continue to have the opportunity to participate in any potential improvements of Unilab's business following the merger, the institutional stockholders of Unilab and members of Unilab's management in either case designated by UC Acquisition Sub and who agree to retain shares in the merger would, by that agreement, enable all other common stockholders to receive cash for all of their shares and ensure that the merger be accounted for as recapitalization; and

  . the opinion of Unilab's financial advisor, BT Alex. Brown Incorporated, as of the date of such opinion and based upon and subject to certain matters stated in such opinion, as to the fairness, from a financial point of view, of the common stock merger consideration to the holders of Unilab's common stock.

The Special Meeting

  When and Where. The special meeting will be held at 10:00 a.m., local time, on November 23, 1999, at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019.

  Purposes of the Special Meeting. At the special meeting, you will be asked to approve and adopt the merger agreement and the consummation of the merger.

  Record Date; Voting Power. Holders of common stock as of the close of business on October 4, 1999, the record date, are entitled to vote at the special meeting or any adjournment thereof. As of the record date, there were outstanding 41,993,968 shares of common stock. Each share of common stock is entitled to one vote. Holders of our convertible preferred stock are not entitled to vote at the special meeting.

  Vote Required. The affirmative vote of a majority of the votes eligible to be cast by holders of the outstanding shares of common stock as of the record date is required to approve and adopt the merger agreement and the merger.

  Revocation of Proxy. A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Mark L. Bibi, Secretary, Unilab Corporation, 401 Hackensack Avenue, Hackensack, New Jersey 07601, a written notice of revocation of proxy prior to the special meeting, (ii) delivering prior to the special meeting a duly executed proxy bearing a later date than the initial proxy or (iii) attending the special meeting and voting in person. The presence of a stockholder at the special meeting will not in and of itself automatically revoke such stockholder's proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy, or if no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the approval and adoption of the merger agreement.

  Quorum; Abstentions and Broker Non-Votes. The required quorum for the special meeting is a majority of votes eligible to be cast by holders of common stock issued and outstanding as of the record date. Both abstentions and broker non-votes will be included in determining the number of votes present and voting at the special meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. The actions proposed in this proxy statement are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions. Accordingly, all beneficial owners of common stock are urged to return the enclosed proxy card marked to indicate their votes.

  If you participate in the Unilab Corporation Profit Sharing Plan for Employees (Unilab's "401(k) Plan"), you may vote shares of common stock credited to your 401(k) account by instructing Northwestern Trust Company, the trustee of the 401(k) Plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. You should complete and return the 401(k) Plan proxy card to Chase Mellon Shareholder Services, the proxy tabulators, at the address set forth on the card. The trustee will vote your shares in accordance with your duly executed instructions received by November 18, 1999. If you do not send instructions, the shares credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.

Recommendation to Stockholders

  On May 24, 1999, the Unilab Board of Directors (i) determined that the merger and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Unilab and its stockholders, (ii) approved and adopted the merger agreement and (iii) resolved to recommend that its stockholders vote in favor of the merger agreement and the merger contemplated by that agreement. On August 10, 1999, the Unilab Board of Directors approved, ratified and adopted amendments to the merger agreement and reaffirmed its determination as to the fairness and advisability of the merger agreement and its recommendation that its stockholders vote in favor of the merger agreement and the merger contemplated by that agreement. The Board of Directors unanimously recommends a vote "FOR" approval and adoption of the merger agreement and the merger.

Opinion of Unilab's Financial Advisor

  The Unilab Board of Directors has received an opinion of Unilab's financial advisor, BT Alex. Brown, as to the fairness, from a financial point of view, of the common stock merger consideration to the holders of common stock. The full text of the written opinion of BT Alex. Brown, dated May 24, 1999, is attached to the back of this document as Appendix B, and should be read carefully in its entirety. The opinion of BT Alex. Brown is directed to the Unilab Board of Directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed merger.

The Merger

  The merger agreement is attached as Appendix A to this proxy statement. The Unilab Board of Directors encourages you to read the merger agreement in its entirety. It is the legal document governing the merger.

  What Unilab's stockholders receive as a result of the merger. Holders of common stock will receive $5.85 in cash in exchange for each share of common stock, unless the holders are institutional stockholders of Unilab or members of Unilab senior management in either case designated by UC Acquisition Sub and who have agreed to retain some or all of their shares in the merger.

  Some or all of the shares of Unilab institutional stockholders and of certain members of Unilab senior management designated by UC Acquisition Sub will remain outstanding following the completion of the Merger. The shares of the designated institutional stockholders and management members that will remain outstanding are not expected to exceed in the aggregate 5% of the common stock outstanding prior to the merger and will, in no event, exceed in the aggregate 15% of the common stock outstanding on a fully diluted basis prior to the merger.

  Holders of Unilab convertible preferred stock will receive $5.75 in cash plus accrued and unpaid dividends for each share of convertible preferred stock (equal to the liquidation preference of the preferred stock).

  What holders of stock options will receive as a result of the merger. Unilab will use its reasonable best efforts to provide for the cancellation of each outstanding stock option in exchange for an amount in cash equal to the product of (A) the excess, if any, of $5.85 over the exercise price of each such option and (B) the number of shares subject to the option. However, UC Acquisition Sub or Kelso may, instead, designate that certain outstanding stock options remain outstanding following the merger, possibly on amended terms but with the same aggregate spread per holder, with the consent of the holders of those options.

  Conditions to the merger. Consummation of the merger is subject to various conditions, including, among others:

  .  the approval of the merger by the stockholders at the special meeting;

  . that no law has been enacted or injunction entered which effectively prohibits the merger;

  . that Unilab has received $310,000,000 in debt financing to be used in funding a portion of the merger consideration, the refinancing of Unilab's existing debt and related fees and expenses;

  . that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or terminated;

  . that all governmental approvals have been obtained that are necessary for Unilab to continue conducting its business following the merger in materially the same manner as it was conducted prior to the merger;

  . that Unilab's and UC Acquisition Sub's respective representations and warranties are, depending on the particular representation or warranty, either true and correct or true and correct in all material respects;

  . that the parties have performed in all material respects their respective obligations under the merger agreement;

  . that Unilab and UC Acquisition Sub have received a letter as to the solvency of Unilab immediately following the merger;

  . that the consents of specified third parties have been obtained on terms reasonably acceptable to UC Acquisition Sub; and

  . that no action, proceeding or investigation be pending or threatened relating to any billing by Unilab of any governmental authority or third party payor which, in UC Acquisition Sub's reasonable judgment, either
     (i) materially adversely affects the value of the equity of Unilab or
     (ii) presents a risk reasonably unacceptable to UC Acquisition Sub of subjecting Unilab to a material liability or imposing material limitations on Unilab's business.

  Termination. Unilab and UC Acquisition Sub can mutually agree to terminate the merger agreement without completing the merger, and either can terminate the merger agreement if any of the following occurs:

  . a court or other governmental authority permanently prohibits the merger;

  . the required approval of the stockholders is not received at the special meeting;

  .  the merger has not occurred by November 30, 1999; or

  . the other company materially breaches or fails to comply with any of its representations or warranties or obligations under the merger agreement and such breach is not cured within 10 days written notice thereof.

  In addition, UC Acquisition Sub can terminate the merger agreement if, among other things, (A) the Unilab Board of Directors recommends, or fails to reject a proposal with respect to, a business combination with a third party other than Kelso or (B) the Unilab Board of Directors withdraws or adversely modifies its recommendation of the merger agreement.

  Unilab also may terminate the merger agreement to enter into an alternative acquisition transaction with a third party if that transaction meets specified criteria (including a higher price) and Unilab pays a termination fee to Kelso.

  Termination fee; reimbursement of Kelso expenses. If the merger agreement is terminated under certain circumstances, Unilab is required to pay Kelso a termination fee of up to $10 million and reimburse Kelso for up to $1.5 million in expenses incurred in connection with the merger.

  Regulatory approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits the companies from completing the merger until after the companies have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. On August 4, 1999, Unilab and UC Acquisition Sub furnished that information. The waiting period terminated on August 16, 1999. However, the Department of Justice and the Federal Trade

Commission will continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

  In addition, Unilab is required under various healthcare laws and regulations to provide regulatory authorities with notice of the completion of the merger.

  Federal income tax consequences. The receipt of cash by a stockholder of Unilab in the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. In the case of stockholders who do not retain any shares in the merger, a stockholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of the common stock and the amount of cash received in exchange for that stock in the merger. The gain or loss will be capital gain or loss if the common stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the holding period exceeds one year. To review the tax consequences to stockholders in greater detail, see page 25.

  Appraisal rights. Under Delaware law, holders of common stock and holders of Unilab convertible preferred stock have a right to an appraisal of the value of their shares in connection with the merger. For a description of this right, see page 29 and Appendix C.

Other Interests of Officers and Directors in the Merger

  In considering the recommendation of the Unilab Board of Directors with regard to the merger, stockholders should be aware that certain officers and directors of Unilab have arrangements and agreements with Unilab which will be effected as a result of the merger. Under these agreements, certain officers and directors will receive additional bonus payments in connection with their efforts to complete the merger.

  UC Acquisition Sub has advised Unilab that it intends to offer members of senior management the opportunity to retain some or all of their outstanding shares and stock options in the merger, and, therefore, certain members of senior management may retain some or all of their shares and stock options. If those members of management elect to retain shares and/or stock options, they will continue to have opportunity to participate in any potential future improvements in Unilab's business that will not be available to the public stockholders who receive cash for all their shares. The shares of the management members that may remain outstanding (including those subject to pre-existing options) will not exceed in the aggregate 5% of the common stock outstanding on a fully diluted basis prior to the merger. Shares and Options held by management will be subject to certain rights and restrictions, including puts and calls in the event of termination or resignation.

  Upon completion of the merger, Mr. Weavil's employment agreement will terminate and Unilab expects to enter into a five-year consulting agreement with Mr. Weavil. Pursuant to the consulting agreement, Mr. Weavil will be entitled to an annual consulting fee of $220,000, a seat on the board of directors and options to purchase common stock of Unilab on terms that are substantially similar to the options expected to be granted to the management and other employees of Unilab following the merger. So long as the merger is completed in 1999, Mr. Weavil will be entitled to a bonus of $400,000. Unilab also expects to enter into a non-competition agreement pursuant to which Unilab will compensate Mr. Weavil for limiting his ability to compete with Unilab following the completion of the merger with UC Acquisition.

  These agreements and arrangements are discussed in greater detail at page 46.

Forward Looking Statements May Prove Inaccurate

  Unilab has made forward looking statements in this proxy statement and in the annual report incorporated by reference in this proxy statement that are subject to risks and uncertainties. Forward looking statements include information concerning possible or assumed future results of operations of Unilab. When words such as "believes," "expects," "anticipates" or similar expressions are used, they are intended to identify forward looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this proxy statement and in the annual report incorporated in this proxy statement by reference, could affect the future financial and business results of Unilab and could cause those results to differ materially from those expressed in the forward looking statements contained or incorporated by reference into this document.

Information Concerning Kelso, UC Acquisition Sub and their Affiliates, Designees and Investors

  All information contained in this proxy statement concerning Kelso, UC Acquisition Sub, their affiliates and designees and other equity investors has been supplied by Kelso and has not been independently verified by Unilab.

                     MARKET PRICE AND DIVIDEND INFORMATION

  The common stock is traded on the American Stock Exchange under the trading symbol "ULB". The following table sets forth for the fiscal quarters indicated, the high and low closing sale prices per share of the common stock as reported by the American Stock Exchange.

                                                                    High   Low
                                                                   ------ ------
   1999
    First Quarter................................................. $2.71  $2.312
    Second Quarter................................................  6.00   2.937
    Third Quarter.................................................  5.75   5.125
    Fourth Quarter (through October 21, 1999).....................  5.625  5.50
   1998
    First Quarter.................................................  3.00   1.688
    Second Quarter................................................  3.125  2.375
    Third Quarter.................................................  2.625  1.75
    Fourth Quarter................................................  2.375  1.625
   1997
    First Quarter.................................................  0.875  0.438
    Second Quarter................................................  1.125  0.563
    Third Quarter.................................................  1.813  1.125
    Fourth Quarter................................................  2.125  1.50

Recent Closing Prices

  On May 24, 1999, the last trading day before the public announcement of the proposed merger, the reported closing sale price per share of common stock was $4.875.

  As indicated in the table above, Unilab's common stock reached a market price of $6.00 per share on June 30, 1999, which is in excess of the $5.85 per share that stockholders will receive in the Merger. On no other date from January 1, 1997 to October 21, 1999 has the closing price of Unilab's common stock equaled or exceeded the price of $5.85 per share. Although Unilab cannot explain why the closing stock price on June 30, 1999 exceeded the previously announced transaction price, it does note that the common stock was included in the Russell 2000 Index, effective as of that date. Such addition may have caused the programmed trading policies of investment firms that are tied to the Russell 2000 Index to be triggered, thereby resulting in a higher volume and price for the common stock than has otherwise been the case.

  On October 21, 1999, the reported closing sale price per share of common stock was $5.50

Number of Stockholders

  On October 4, 1999, there were approximately 41,993,968 holders of record of common stock.

Dividends

  The Company has not paid any common stock dividends and does not expect to do so in the foreseeable future.

                      SELECTED HISTORICAL FINANCIAL DATA

  The selected financial data of Unilab for the years 1998, 1997, 1996, 1995 and 1994 presented below has been derived from the audited financial statements of Unilab. The selected financial data of Unilab for the quarters ended June 30, 1999 and 1998 presented below has been derived from the unaudited consolidated financial statements of Unilab. The information shown below is qualified in its entirety by, and should be read in conjunction with, the related consolidated financial statements of Unilab, including the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Unilab incorporated by reference in this proxy statement.

                          For the Six Months
                            Ended June 30,            For the Years Ended December 31,
                          --------------------  ------------------------------------------------
                            1999       1998       1998      1997      1996      1995      1994
                          ---------  ---------  --------  --------  --------  --------  --------
                                   (amounts in thousands, except per share data)
Revenue.................  $ 137,286  $ 108,886  $217,370  $214,001  $205,217  $189,042  $151,820
Legal, acquisition and
 restructuring related
 charges................        600        --        --        --     70,595     4,400     1,282
Operating income
 (loss).................     19,325     13,278    24,241    14,604   (72,842)    4,539     9,137
Loss on sale of equity
 investment/promissory
 note...................        --         --         --       --      4,529    36,499       --
Income (loss) before in-
 come taxes and extraor-
 dinary item............     12,059      6,518    10,703       536   (89,493)  (40,043)    4,515
Income tax provision....        --         --        --        --        --        --        --
Income (loss) before
 extraordinary item.....     12,059      6,518    10,703       536   (89,493)  (40,043)    4,515
Extraordinary item......        --         --        --        --      3,451     1,732       --
Net income (loss).......     12,059      6,518    10,703       536   (92,944)  (41,775)    4,515
Preferred stock
 dividends..............         66         66       131       138       144       144       144
Net income (loss) avail-
 able to common share-
 holders................     11,993      6,452    10,572       398   (93,088)  (41,919)    4,371
Basic net income (loss)
 before extraordinary
 item per common share..        .29        .15      0.26      0.01     (2.43)    (1.12)     0.12
Basic net income (loss)
 per common share.......        .29        .15      0.26      0.01     (2.53)    (1.17)     0.12
Weighted average shares
 outstanding............     41,084     40,642    40,665    39,926    36,831    35,918    35,069
At December 31,
Total assets............    190,723    120,595   142,460   118,700   125,919   196,174   196,407
Long-term debt, net of
 current portion........    161,767    123,714   137,170   124,285   126,120    87,207    67,660
Shareholders' equity
 (deficit)..............     (5,923)   (25,643)  (21,367)  (32,283)  (34,688)   56,330    95,334

--------
Note: The variations in the year-to-year comparisons are due primarily to the acquisition of substantially all of the assets of Physicians Clinical Laboratory, Inc., which does business as Bio-Cypher Laboratories, effective May 6, 1999, the acquisition of substantially all of the assets of Meris Laboratories, Inc., effective November 5, 1998, the acquisition of MLN Holding Acquisition Co., effective May 16, 1995 and the acquisition of Premier Laboratory Services, Inc., effective January 24, 1994. In addition, see Notes 4, 5 and 7 of the Notes to Consolidated Financial Statements at page 23 of the Company's 1998 Annual Report to shareholders for a more detailed discussion of the legal and acquisition related charges, restructuring charges and loss on sale of promissory note recorded in 1996, and such information is incorporated herein by reference. The $4.4 million legal charge recorded in 1995 relates to a settlement and legal fees paid in connection with a lawsuit regarding the company's sales, marketing and distribution of a product designed for use in connection with pap smears. The $36.5 loss on the sale of equity investment recorded in 1995 relates to the sale of a 40% equity investment the Company had in a European laboratory company. The $1.3 million acquisition related charges recorded in 1994 relates to the closure of Unilab patient service centers and related facilities and reduction in the Unilab workforce incurred in connection with the Premier acquisition.

                              THE SPECIAL MEETING

General; Date; Place and Time

  This proxy statement is being provided by, and the enclosed proxy is solicited by and on behalf of, the Board of Directors (the "Board of Directors") of Unilab Corporation (the "Company" or "Unilab") for use at a special meeting (the "Special Meeting") of the holders of the common stock of the Company, par value $0.01 per share (the "Common Stock").

  The Special Meeting is scheduled to be held at 10:00 a.m., local time, on November 23, 1999, at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019.

Purpose of the Special Meeting

  The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of May 24, 1999, between UC Acquisition Sub, Inc. ("UC Acquisition Sub"), a subsidiary of Kelso Investment Associates VI, L.P. and KEP VI LLC, and the Company, as amended on July 8, 1999, July 30, 1999 and August 10, 1999 (as so amended, the "Merger Agreement"), and the approval of the transactions contemplated by that agreement, including the merger of UC Acquisition Sub with and into the Company (the "Merger"), and to transact any other business that is properly brought before the Special Meeting.

Record Date; Voting Power

  Only holders of shares of Common Stock as of the close of business on October 4, 1999 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 41,993,968 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote. Holders of the Company's convertible preferred stock are not entitled to vote at the Special Meeting.

Vote Required

  The affirmative vote of a majority of votes eligible to be cast by holders of the outstanding shares of Common Stock as of the Record Date is required to approve and adopt the Merger Agreement.

  Because the required vote of the stockholders with respect to the Merger Agreement is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a stockholder will have the same effect as a vote against approval and adoption of the Merger Agreement. Brokers holding shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger.

  Participants in the Unilab Corporation Profit Sharing Plan for Employees ("401(k) Plan") may vote shares of Common Stock credited to their 401(k) accounts by instructing Northwestern Trust Company, the trustee of the 401(k) Plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. Plan participants should complete and return the 401(k) Plan proxy card to Chase Mellon Shareholder Services, the proxy tabulators, at the address set forth on the card. The trustee will vote participants shares in accordance with the duly executed instructions received by November 18, 1999. If participants do not send instructions, the shares credited to their account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.

  The Delaware General Corporation Law (the "Delaware Law"), the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company's Second Amended and Restated

By-laws of Unilab Corporation (the "By-laws") and the Securities Exchange Act of 1934 (the "Exchange Act") contain requirements governing the actions of the Company's stockholders at the Special Meeting. According to the By-laws, the holders of a majority of the shares of the Common Stock outstanding on the Record Date must be present, either in person or by proxy, at the Special Meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented at the Special Meeting for the purpose of determining a quorum for the Special Meeting.

  The obligation of the Company and UC Acquisition Sub to consummate the Merger is subject to, among other things, the condition that the common stockholders approve and adopt the Merger Agreement. The failure to obtain such approval affords each of the Company and UC Acquisition Sub the right to terminate the Merger Agreement. If holders of Common Stock fail to approve the Merger Agreement and the Merger Agreement is terminated, the Company would continue as a public company pursuing its present business plan and might consider seeking another business combination or strategic transaction.

Revocation of Proxy

  A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Mark L. Bibi, Secretary, Unilab Corporation, 401 Hackensack Avenue, Hackensack, New Jersey 07601, a written notice of revocation of proxy prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date than the initial proxy or (iii) attending the Special Meeting and voting in person. The presence of a stockholder at the Special Meeting will not in and of itself automatically revoke such stockholder's proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy, or if no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the approval and adoption of the Merger Agreement.

Expenses of Solicitation

  The Company will bear the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, Kissel-Blake, Inc. (the "Proxy Solicitor") has been retained by the Company to assist in the solicitation of proxies. The Proxy Solicitor may contact holders of shares of Common Stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of Common Stock. The Proxy Solicitor will receive reasonable and customary compensation for its services (estimated at $5,000) and will be reimbursed for certain reasonable out-of-pocket expenses.

Miscellaneous

  It is not expected that any matter not referred to herein will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" the Merger Agreement and the Merger will not be used to vote "FOR" postponement or adjournment of the Special Meeting for the purposes of allowing additional time for soliciting additional votes "FOR" the approval and adoption of the Merger Agreement and the Merger.

  Holders of Common Stock should not send their stock certificates with their proxy cards. If the Merger is consummated, a separate letter of transmittal will be mailed to the holders of Common Stock which will enable a holder to receive the appropriate consideration.

                                  THE PARTIES

Unilab Corporation

  The Company is the largest independent clinical laboratory testing company in California, providing laboratory testing services to physicians, managed care groups, hospitals and other health care providers. The Company currently operates three full-service clinical laboratories located in Tarzana, San Jose and Sacramento, California, over 40 "short turn around time" laboratories and approximately 300 patient service centers throughout the state which offer over 1,000 clinical testing procedures used in the diagnosis, monitoring and treatment of diseases and other medical conditions. The principal executive offices of the Company are located at 18448 Oxnard Street, Tarzana, California 91364 and its telephone number is (818) 996-7300.

UC Acquisition Sub, Inc. and its Affiliates

  UC Acquisition Sub is a corporation newly formed by Kelso & Company for the Merger. Kelso & Company is a private investment firm based in New York, New York. UC Acquisition Sub has not engaged in any business activities other than in connection with its organization, the negotiation of the Merger Agreement and the consummation of the transactions contemplated by that agreement. Kelso Investment Associates VI, L.P. has approximately $1.5 billion in equity capital.

                                  THE MERGER

Background of the Merger

  Since January 1997, the Company's financial performance has continually and significantly improved. The Company had a net loss of approximately ($14.4 million) in 1996 (excluding certain restructuring and other non-recurring charges); net income of approximately $0.5 million in 1997; and net income of approximately $10.7 million in 1998. The Company's EBITDA has similarly steadily improved from $4.5 million in the first quarter of 1997 to $8.4 million in the first quarter of 1998 to $11.5 million in the first quarter of 1999. However, the Company believes that the Company's stock market price has not increased commensurately with its improved financial performance. For example, on November 3, 1997 (the day the Company announced third quarter 1997 earnings of $0.02 per share, as compared to a third quarter 1996 loss of $(0.23) per share), the closing market price of the Common Stock was $2.0625 per share; one year later on November 2, 1998 (the day the Company announced third quarter 1998 earnings of $0.07 per share, as compared to the prior year's period $0.02 per share), the Company's closing market price was $1.875 per share. Notwithstanding the significantly improved financial performance, the Company's stock price was essentially flat. As a result, the Company believes its historical stock market price has not fully reflected the Company's true value.

  At a dinner in Los Angeles on the evening of May 18, 1998 and at the Board meeting the following day, May 19, 1998, the Board discussed various potential strategic alternatives, including the following: (1) possible acquisitions of other laboratories in California or of the California business of national laboratories, including the possible acquisition of Meris Laboratories, Inc. ("Meris"); (2) various actions that could potentially improve the Company's stock market price, including declaring a special stock dividend, instituting a quarterly cash dividend, or effecting a reverse stock split; (3) possible joint ventures or strategic alliances with other companies performing clinical laboratory testing in California; and (4) the possible sale of all or a portion of the Company. The Board determined to pursue the Meris acquisition, but did not take affirmative action with respect to any other strategic alternative.

  In July 1998, a third party contacted the Company on an unsolicited basis through one of the Company's former directors to express an interest in meeting with the Company to discuss a possible acquisition. In light of the Company's belief that it was undervalued in the public market (the Common Stock was trading at the time at approximately $2.25 per share), the Company determined that it should more formally explore various strategic alternatives, including joint ventures, acquisitions of other laboratory companies, sales of all or a part of the Company, mergers or other business combinations, collaborations, extraordinary dividend distributions and stock repurchases. Accordingly, in August 1998, the Company engaged BT Alex. Brown to assist it in analyzing various strategic alternatives, including identifying potential acquirors, and, if an appropriate opportunity emerged, in discussing and negotiating a possible transaction.

  In September 1998, while a confidential information memorandum was being prepared in contemplation of soliciting interest in a potential strategic transaction with the Company, management and BT Alex. Brown met with the party that had contacted the Company in July to gauge that party's interest in pursuing a transaction with the Company. On September 17, 1998, the Company announced that it had entered into a definitive asset purchase agreement to acquire for approximately $16.5 million substantially all of the assets of Meris, a leading California regional independent clinical laboratory with annual revenues of approximately $30 million. The Company's management believed that the Meris acquisition offered a strong opportunity for the Company. However, the stock market price of the Common Stock closed at $1.9375 on September 17, 1998, the day of the announcement of the Meris acquisition, which was only slightly higher than the closing market price on September 16, 1998 ($1.75 per share).

  In October 1998, management discussed with BT Alex. Brown the weakness in the high-yield and other financial markets and formally decided to delay the commencement of a process to solicit interest in a potential strategic transaction with the Company. Management believed that such weakness might adversely affect both the ability of third parties to finance such transaction and the potential purchase price that third parties would be willing to pay in such a transaction. In November 1998, management again reviewed with BT Alex. Brown the conditions in the high-yield and leveraged loan market, which were then improving.

  During the fall of 1998 the Company had periodic discussions with another company in the clinical laboratory testing industry about possible collaborations or joint ventures of their respective Southern California businesses. On December 3, 1998, Company representatives met with representatives of that company to discuss possible collaborations. On December 4, 1998, at a regularly scheduled meeting of the Board of Directors, BT Alex. Brown reviewed with the Board improving market conditions and the potential for a strategic transaction. In December 1998, David Weavil, the Company's CEO, was contacted on an unsolicited basis by a representative of a financial investor, who invited Mr. Weavil to dinner to discuss his firm's interest in a possible acquisition of the Company. Mr. Weavil met with that representative for dinner on December 8, 1999 in Los Angeles.

  The Board determined to re-emphasize the process of exploring potential strategic transactions, and in January 1999, the Company completed the confidential information memorandum and authorized BT Alex. Brown to contact third parties to solicit their interest in a strategic transaction with the Company. During January and February 1999, 39 parties were contacted regarding a possible strategic transaction involving the Company. The parties contacted included the parties which had contacted the Company in July and December 1998, other companies in the same or comparable industries as the Company and financial investors that had portfolio companies in the same or comparable industries as the Company or otherwise believed to be interested in investing in those industries and financially capable of completing a transaction with the Company. Of the parties contacted, 23 signed confidentiality agreements with the Company and received the confidential information memorandum. In late February 1999, nine parties submitted written indications of interest.

  At its regularly scheduled March 2, 1999 meeting, the Board of Directors reviewed with management and BT Alex. Brown, among other things: the February solicitation process; the identities and nature of the parties contacted as well as those who submitted indications of interest; the broad terms of the indications of interest received; the timeline for continuing the process; the condition of the financial markets; and publicly available information regarding transactions involving companies comparable to the Company. During the two-week period following the Board meeting, seven parties attended management presentations by Company management in which more detailed confidential information about the Company and its plans was discussed. In March 1999, the Company retained Willkie Farr & Gallagher ("Willkie Farr") as special legal counsel for the potential transaction. In early April 1999, the Company determined to proceed with discussions with the two parties that had given the Company expressions of interest in acquiring the Company at the highest value, with what the Company believed to be the greatest certainty. Subsequent to that determination, a third party on its own initiative raised its bid to a level sufficient to be included in the next round of discussions.

  At a special telephonic Board meeting on April 13, 1999, the management and BT Alex. Brown updated the Board on the nature and progress of discussions with the bidders. During the weeks of April 19, 1999 and April 26, 1999, the three final bidders each attended full day presentations by Company management and conducted due diligence of the Company. Due diligence continued through the first week in May. During that period, the Company also distributed a form of merger agreement and requested that the three bidders submit written comments on that draft.

  The three remaining parties submitted written revised bids and comments on the proposed merger agreement on May 10, 1999. These bids were all at higher levels than the initial bids they previously had submitted. The Board of Directors held a special telephonic meeting on May 12, 1999, at which meeting the Company's management and legal and financial advisors updated the Board on the terms, relative value and conditionality of the respective bids. The Board of Directors determined to continue discussions with the two parties that had submitted the highest bids, one of which was Kelso. The Board of Directors also established a committee (the "Committee"), comprised of Messrs. David Weavil and Richard Michaelson, to act on behalf of the Board in negotiations with the bidders.

  The Board of Directors held another special telephonic meeting on May 13, 1999 to receive an update on financial, legal and regulatory aspects of the proposed transactions. At that meeting, Willkie Farr also counseled the Board on its fiduciary duties in reviewing the bids.

  Due diligence and contract discussions with the two final bidders continued during the next week. The Board held another special telephonic meeting on May 19, 1999, at which meeting the Committee and the Company's legal and financial advisors updated the Board on the status of the negotiations with the two bidders and the relative values of the respective bids. The Board of Directors reiterated its desire to have the Committee continue negotiations with the two bidders, with the goal of selecting a final party as promptly as practical.

  The Committee held meetings on May 21 and May 23, 1999 with the Company's legal and financial advisors to discuss details of the respective bids and to guide the negotiating process. At the Friday, May 21 meeting, the Committee determined to negotiate that weekend solely with Kelso, the high bidder, in an attempt to reach a final definitive merger agreement with Kelso. At the Sunday, May 23 meeting, the Committee gave guidance to the Company's legal and financial advisors regarding final proposed terms of the Kelso transaction.

  On Monday, May 24, 1998, the Board met in New York with its legal and financial advisors to consider the proposed Kelso transaction. Willkie Farr reviewed the fiduciary duties of the Board of Directors in considering the proposed transaction, and then made a detailed presentation to the Board of Directors regarding the terms of the Merger Agreement and related documents, including a summary of the representations, warranties, covenants, conditions, termination events and termination consequences, as well as the structure of the proposed transaction, including the proposed debt and equity financing for the Merger and the refinancing of the Company's existing debt. BT Alex. Brown then reviewed its financial analyses with respect to the proposed Common Stock Merger Consideration (as defined below) and delivered its oral opinion, subsequently confirmed in writing, as to the fairness, from a financial point of view, of the Common Stock Merger Consideration to the holders of Common Stock.

  The Board, after consideration of the presentations by the Company's legal and financial advisors, and the other matters discussed at the Board meeting, unanimously approved the Merger Agreement and the transactions contemplated by that agreement. The parties executed the Merger Agreement in the late evening hours of May 24, 1999 and publicly announced the transaction before the opening of trading on May 25, 1999.

  The Company and UC Acquisition Sub entered into a letter agreement on July 8, 1999 extending the time period within which UC Acquisition Sub had to elect to convert the Merger into an all cash transaction from 45 days after the signing of the Merger Agreement to 60 days after the signing of the Merger Agreement. On July 30, 1999 the Company and UC Acquisition Sub entered into a letter agreement regarding the completion of the subordinated debt financing to fund the Merger prior to the consummation of the Merger.

  On August 10, 1999, the Board held a special telephonic meeting to approve an amendment of the Merger Agreement providing for, among other things, some or all the shares of institutional stockholders and of certain members of Company senior management designated by UC Acquisition Sub to remain outstanding following the completion of the Merger and the shares of all other holders of common stock to be converted into cash in the Merger. At the meeting, the Board was advised by its legal and financial advisors.

  On August 31, 1999, UC Acquisition Sub notified the Company that it had elected to convert the Merger into an all-cash merger for stockholders other than institutional stockholders and members of management in either case designated by UC Acquisition Sub to retain some or all of their shares.

Reasons for the Merger; Recommendation of the Board of Directors

  The Board of Directors has unanimously approved the Merger Agreement, has determined that the Merger is fair to, advisable and in the best interests of, the Company and the holders of Common Stock, and recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement and approval of the Merger.

  In reaching its determination to recommend approval and adoption of the Merger Agreement and the Merger, the Board of Directors consulted with management, as well as BT Alex. Brown, the Company's financial advisor, and Willkie Farr & Gallagher, the Company's legal advisor, and considered various factors that it considered material, all of which are listed below. In view of the wide variety of factors considered in connection with the Merger, the Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision.

    (i) Historical and Recent Market Prices Compared to Consideration to be Received by Holders of Common Stock. The Board of Directors reviewed the historical market prices and trading information with respect to the Common Stock, and considered that the price of $5.85 per share of Common Stock represented a premium of approximately (A) 20% over the $4.88 closing price of the Common Stock on May 24, 1999, the date of the Board of Directors meeting at which the Merger Agreement was approved, (B) 30.4% over the average closing price of the Common Stock for the 30 previous trading days prior to the May 24 Board of Directors meeting, (C) 122% over the closing price of the Common Stock on March 2, 1999, the date on which the Board of Directors reviewed with management and BT Alex. Brown the February solicitation process.

    (ii) Auction Process. As described above under "Background of the Merger," the Board of Directors considered that the Merger Consideration (as defined below) and the ultimate selection of Kelso & Company's acquisition proposal was the result of an extensive auction process involving discussions with a number of potential bidders and that Kelso's proposal of $5.85 per share represented the highest bid made in that auction process.

    (iii) The Company's Business, Condition and Prospects. The Board of Directors considered information with respect to the financial condition, results of operations and business of the Company, on both an historical and prospective basis, and current industry, economic and market conditions, including the Company's market position in the clinical laboratories market.

    (iv) Kelso Reputation and Experience. The Board of Directors considered that, although the Merger Agreement contained a financing condition, Kelso has a strong business reputation, had successfully completed a significant number of transactions similar to the Merger, and had obtained financing commitments, including a bridge commitment for a portion of the contemplated debt financing.

    (v) Terms of the Merger. The Board of Directors considered the terms and provisions of the Merger Agreement and related agreements, including the provision of the Merger Agreement permitting the Board of Directors to receive unsolicited inquiries and proposals from, and, under certain circumstances, negotiate and give information to, third parties. The Board of Directors further considered that the maximum aggregate termination fee that could be realized by UC Acquisition Sub pursuant to the Merger Agreement was $10 million plus up to $1.5 million in expenses. Based on the advice of its financial and legal advisors, the Board of Directors concluded that this termination fee was within the range of fees payable in comparable transactions, that it would not in and of itself preclude alternative proposals and that the protections it afforded UC Acquisition Sub encouraged UC Acquisition Sub to submit its best possible offer. However the Board also considered that, under certain circumstances, the Company could be obligated to pay a termination fee even if the Company had not entered into an alternative transaction with another party. The Company's legal and financial advisors advised the Board of Directors that there had been extensive negotiations with UC Acquisition Sub over both the amount of the fee and the circumstances under which the fee became payable. The Board of Directors further considered that UC Acquisition Sub had stated that it would not enter into a transaction which did not include provisions similar to the termination fee.

    (vi) Requirement that Certain Shares be Retained in the Merger. The Board of Directors considered that the purchase price that UC Acquisition Sub was willing to offer in the Merger depended on the transaction being accounted for as a recapitalization and that, to ensure the availability of the accounting treatment, a relatively small portion of the shares outstanding immediately prior to the Merger would need to remain outstanding immediately following the Merger. The Board of Directors also considered that many holders of Common Stock would likely prefer to receive cash for all their shares than to be obligated to retain a relatively small portion of their shares in the Merger, and that UC Acquisition Sub preferred that the retained shares be held by a relatively small number of holders rather than by all public stockholders. Accordingly, the Board of Directors concluded that it was advisable for the Merger to be structured to maximize the possibility that all holders of Common Stock receive cash in exchange for their shares, unless they are institutional stockholders of the Company or members of senior management of the Company in either case designated by UC Acquisition Sub who agree to retain some or all of their shares in the Merger.

    (vii) Public Stockholders to Receive Cash for all their Shares. The Board of Directors considered that the public holders of Common Stock would benefit from the Merger by being able to receive a cash premium for all their shares rather than being potentially forced to retain a small number of shares that would likely be relatively illiquid following the Merger. However, the Board of Directors also considered that, in receiving cash for all their shares, the public holders of Common Stock would no longer have the opportunity to participate in any potential future improvements in the Company's business following the Merger.

    (viii) Designated Institutional Stockholders and Management Members to Retain Shares. The Board of Directors considered that, by agreeing to retain shares in the Merger, certain of the Company's institutional common stockholders and members of management in either case designated by UC Acquisition Sub made it possible for all other holders of Common Stock to receive cash for all their shares. The Board of Directors also considered that these institutional stockholders and members of management were sacrificing the immediate opportunity to receive cash for those retained shares and that the retained shares were not expected to represent in the aggregate more than 5% of the Common Stock on a fully diluted basis outstanding prior to the Merger. However, the Board of Directors further considered that, through their continued share ownership, these institutional stockholders and members of management would retain the opportunity to participate in any potential future improvements in the Company's business and that such persons were, in effect, being able to continue their investment in the Company without paying taxes, as would be the case if they were to reinvest the Merger proceeds.

    (ix) Opinion of BT Alex. Brown. The Board of Directors considered the opinion delivered on May 24, 1999 of BT Alex. Brown, the Company's financial advisor, to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the Common Stock Merger Consideration was fair, from a financial point of view, to the holders of Common Stock. The Board of Directors also considered the financial analyses performed by BT Alex. Brown in connection with its opinion. See "The Merger--Opinion of Unilab's Financial Advisor".

Projections

  In the course of discussions giving rise to the Merger Agreement, representatives of the Company furnished representatives of UC Acquisition Sub and Kelso with certain business and financial information that was not publicly available, including certain financial projections for fiscal year 2000 (the "Projections"). The Projections were prepared solely for the Company's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the Securities and Exchange Commission regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in this proxy statement solely because it was furnished to UC Acquisition Sub and Kelso in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The report of such independent accountants incorporated by reference in this proxy statement relate to the historical financial information of the Company and do not extend to the prospective financial information and should not be read to do so.

  The Projections set forth below necessarily reflect numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's or UC Acquisition Sub's control, and do not take into account any changes in the Company's operations or capital structure which may result from the Merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. The inclusion of this information should not be regarded as an indication that the Company, UC Acquisition Sub or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Company, UC Acquisition Sub or any of their respective representatives assumes any responsibility for the validity, reasonableness, or completeness of the projected financial information, and the Company has made no representation to UC Acquisition Sub regarding such information.

                                   For the Year Ending December 31,
                       --------------------------------------------------------
                        1999 E  1999 PF (1)  2000 E   2001 E   2002 E   2003 E
                       -------- ----------- -------- -------- -------- --------
                                        (amounts in thousands)
Net Revenues.......... $281,208  $301,662   $336,880 $373,866 $412,708 $453,500
EBITDA................ $ 52,219  $ 65,566   $ 76,673 $ 89,986 $104,061 $118,955
Net Income............ $ 29,146  $ 40,806   $ 31,356 $ 39,853 $ 49,268 $ 59,664
                       ========  ========   ======== ======== ======== ========

--------
(1) Pro forma for the Company's May 6, 1999 acquisition of the assets of Physicians Clinical Laboratory, Inc., which does business as Bio-Cypher Laboratories.

Opinion of the Company's Financial Advisor

  The Company engaged BT Alex. Brown to act as exclusive financial advisor to the Company in connection with the Merger. On May 24, 1999, at a meeting of the Board of Directors held to evaluate the proposed Merger, BT Alex. Brown rendered an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated May 24, 1999, to the effect that, as of that date and based upon and subject to matters stated in the opinion, the Common Stock Merger Consideration was fair, from a financial point of view, to the holders of Common Stock.

  The full text of BT Alex. Brown's written opinion dated May 24, 1999, which describes the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this document and is incorporated herein by reference. BT Alex. Brown's opinion is directed to the Board of Directors, addresses only the fairness of the Common Stock Merger Consideration from a financial point of view, does not address the merits of the underlying decision by the Company to engage in the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed Merger. The summary of BT Alex. Brown's opinion described below is qualified in its entirety by reference to the full text of such opinion.

  In connection with BT Alex. Brown's role as the Company's financial advisor, and in arriving at its opinion, BT Alex. Brown:

  . reviewed publicly available financial and other information concerning the Company and internal analyses and other information furnished to or discussed with BT Alex. Brown by the Company and its advisors;

  . held discussions with members of the senior management of the Company and Kelso regarding the business and prospects of the Company;

  .  reviewed the reported prices and trading activity for the Common Stock;

  . compared financial and stock market information for the Company with similar information for other companies whose securities are publicly traded;

  . reviewed the financial terms of recent business combinations which BT Alex. Brown deemed comparable in whole or in part;

  . reviewed the terms of a draft of the Merger Agreement dated May 24, 1999; and

  . performed other studies and analyses and considered other factors as BT Alex. Brown deemed appropriate.

  In connection with its engagement, BT Alex. Brown was authorized to approach, and held discussions with, third parties to solicit indications of interest with respect to the acquisition of the Company.

  BT Alex. Brown did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to BT Alex. Brown, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. For purposes of its opinion, BT Alex. Brown assumed and relied upon the accuracy and completeness of all information reviewed, BT Alex. Brown did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expressed no view as to the reasonableness of the forecasts and projections or the assumptions on which they are based. BT Alex. Brown's opinion was necessarily based upon economic, market and other conditions existing on, and the information made available to BT Alex. Brown as of, the date of its opinion.

  For purposes of rendering its opinion, BT Alex. Brown assumed that, in all respects material to its analysis, the representations and warranties of the Company and UC Acquisition Sub contained in the Merger Agreement are true and correct, the Company and UC Acquisition Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company and UC Acquisition Sub to consummate the Merger will be satisfied without any waiver. BT Alex. Brown also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either the Company or UC Acquisition Sub is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company or materially reduce the contemplated benefits of the Merger to the Company. In addition, the Company informed BT Alex. Brown, and for purposes of rendering its opinion, BT Alex. Brown assumed, that the Merger will be recorded as a recapitalization for financial reporting purposes and that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by BT Alex. Brown. BT Alex. Brown expressed no opinion as to the price at which the common stock of the surviving corporation will trade at any time. No other instructions or limitations were imposed by the Board of Directors upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

  The following is a summary of the material analyses performed by BT Alex. Brown in connection with its opinion to the Board of Directors dated May 24, 1999. The financial analyses summarized below include information presented in tabular format. In order to fully understand BT Alex. Brown's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of BT Alex. Brown's financial analyses.

 Analysis of Selected Public Companies.

  BT Alex. Brown compared financial and stock market information for the Company and the following three selected publicly held companies in the clinical laboratory industry:

  .  LabOne, Inc.

  .  Laboratory Corporation of America

  .  Quest Diagnostics Incorporated

  BT Alex. Brown reviewed adjusted market values, calculated as equity market value, plus debt, less cash, as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes, and equity market values as multiples of latest 12 months and estimated calendar years 1999 and 2000 earnings per share. All multiples were based on closing stock prices on May 21, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for the Company were based both on internal estimates of the management of the Company and publicly available research analysts' estimates. This analysis indicated the following implied adjusted market value and equity market value multiples for the selected companies, as compared to the implied multiples for the Company based on the Common Stock Merger Consideration:

                                  Implied Multiples  Multiples for the Company
                                         of              Implied by Common
                                 Selected Companies  Stock Merger Consideration
                                 ------------------- --------------------------
                                 Mean      Range
                                 ----- -------------
Adjusted Market Values:
  Latest 12 months revenues.....  1.1x  0.8x -  1.6x            1.9x
  Latest 12 months earnings
   before interest, taxes,
   depreciation and
   amortization.................  8.2x  6.6x -  9.4x           12.0x
  Latest 12 months earnings
   before interest and taxes.... 11.9x 10.8x - 13.4x           15.3x
Equity Market Values:
  Latest 12 months net income... 19.0x 10.0x - 30.8x           21.2x
  Estimated calendar year 1999
   earnings per share (research
   analysts' estimates)......... 18.8x  5.1x - 22.4x           17.7x
  Estimated calendar year 1999
   earnings per share
   (management estimates).......   N/A      N/A                14.2x
  Estimated calendar year 2000
   earnings per share (research
   analysts' estimates)......... 13.0x 12.5x - 13.5x           13.0x
  Estimated calendar year 2000
   earnings per share
   (management estimates).......   N/A      N/A                 9.2x

 Analysis of Selected Precedent Transactions.

  BT Alex. Brown reviewed the purchase prices and implied transaction multiples in the following five pending or completed merger and acquisition transactions announced since June 1993 in the clinical laboratory industry:

           Acquiror                                  Target
           --------                                  ------

    .Quest Diagnostics Incorporated       SmithKline Beecham Clinical
    .National Health Laboratories, Inc.   Laboratories
    .National Health Laboratories, Inc.   Roche Biomedical Laboratories
    .Corning Incorporated                 Allied Clinical Laboratories, Inc.
    .Corning Incorporated                 Nichols Institute
                                          Damon Corporation

BT Alex. Brown reviewed adjusted market values in the selected transactions as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization and earnings before interest and taxes, and equity market values as multiples of latest 12 months and estimated calendar years 1999 and 2000 earnings per share. All multiples were based on closing stock prices on May 21, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for the Company were based both on internal estimates of the management of the Company and publicly available research analysts' estimates. This analysis indicated the following implied adjusted market value and equity market value multiples for the selected companies, as compared to the implied multiples for the Company based on the Common Stock Merger
Consideration:

                                   Implied Multiples
                                          of
                                  Selected Companies  Multiples for the Company
                                  -------------------  Implied by Common Stock
                                  Mean      Range       Merger Consideration
                                  ----- ------------- -------------------------
Adjusted Market Values:
  Latest 12 months revenues......  1.2x  0.9x - 1.4x             1.9x
  Latest 12 months earnings
   before interest, taxes,
   depreciation and
   amortization..................  9.8x  8.2x - 12.7x           12.0x
  Latest 12 months earnings
   before interest and taxes..... 12.2x 10.1x - 15.5x           15.3x
Equity Market Values:
  Latest 12 months net income.... 27.9x 20.7x - 36.1x           21.2x

 Discounted Cash Flow Analysis.

  BT Alex. Brown performed a discounted cash flow analysis to estimate the present value of the unlevered, after-tax free cash flows that the Company could generate for the second half of fiscal year 1999 and fiscal years 2000 through 2003 based on internal estimates of the management of the Company, excluding future acquisitions ("Base Case"), and adjustments to the Base Case discussed with the management of the Company which assumed a flat margin growth rate for the Company for fiscal years 2000 through 2003 ("Flat Margin Case"). The range of estimated terminal values for the Company was calculated by applying terminal value multiples ranging from 6.0x to 8.0x to the Company's projected fiscal year 2003 earnings before interest, taxes, depreciation and amortization. The present value of the cash flows and terminal values were calculated using discount rates ranging from 15% to 19%. This analysis yielded the following implied equity reference ranges for the Company, as compared to the Common Stock Merger Consideration:

            Implied Per Share
                 Equity
             Reference Range         Per Share Common
             for the Company    Stock Merger Consideration
            -----------------   --------------------------
            $4.91 - $7.88
             (base case)                  $5.85
            $3.24 - $5.46
             (flat margin
             case)

 Premiums Analysis.

  BT Alex. Brown reviewed the premiums paid in 588 selected mergers and acquisitions transactions, including 27 selected health care mergers and acquisitions, effected since January 1, 1995 with transaction values of between $250 million and $750 million. BT Alex. Brown analyzed the premiums in these transactions based on the target company's stock price one trading day and one month prior to public announcement of the transaction, as compared to the premiums implied in the Merger one trading day and one month prior to public announcement of the Merger and on March 2, 1999, the date on which the Board of Directors met to evaluate initial indications of interest in the acquisition of the Company received from third parties. BT Alex. Brown also analyzed the premiums payable in the five selected clinical laboratory mergers and acquisitions transactions discussed above in "Analysis of Selected Precedent Transactions." This analysis indicated the following mean and range of premiums in the selected transactions, as compared to the implied premiums in the Merger one day and one month prior to public announcement of the Merger and on March 2, 1999:

                                                           Premiums Paid in
                                        Premium Implied    Selected Mergers
                                         in the Merger  and Acquisitions (588)
                                        --------------- ------------------------
                                                         Mean          Range
                                                        ------    --------------
One Trading Day Prior to
 Public Announcement
 (May 21, 1999)........................       18.5%      21.5%  (48.8%) - 601.8%
One Month Prior to
 Public Announcement
 (April 21, 1999)......................       53.4%      28.4%  (67.3%) - 684.3%
Board of Directors' Meeting
 (March 2, 1999).......................      122.9%       N/A                N/A

                                                        Premiums Paid in
                                                      Selected Health Care
                                                  Mergers and Acquisitions (27)
                                                  ------------------------------
                                  Premium Implied
                                   in the Merger    Mean              Range
                                  --------------- --------       ---------------
One Trading Day Prior to
 Public Announcement
 (May 21, 1999)..................       18.5%          16.7%     (19.0%) - 75.3%
One Month Prior to
 Public Announcement
 (April 21, 1999)................       53.4%          27.3%      (6.8%) - 85.5%
Board of Directors' Meeting
 (March 2, 1999).................      122.9%           N/A                  N/A
                                                        Premiums Paid in
                                                  Selected Clinical Laboratory
                                                  Mergers and Acquisitions (5)
                                                  ------------------------------
                                  Premium Implied
                                   in the Merger    Mean              Range
                                  --------------- --------       ---------------
One Trading Day Prior to
 Public Announcement
 (May 21, 1999)..................       18.5%          80.3%      33.3% - 170.3%
One Month Prior to Public
 Announcement
 (April 21, 1999)................       53.4%         107.8%      65.8% - 173.7%

 Other Factors.

  In rendering its opinion, BT Alex. Brown also reviewed and considered, among other things:

  .  historical and projected financial data for the Company;

  . historical market prices and trading volumes for the Common Stock and the relationship between movements in the Common Stock, movements in the common stock of selected companies and movements in the S&P 500 Index; and

  . selected published analysts' reports, including analysts' estimates as to the earnings per share of the Company.

  The above summary is not a complete description of the opinion of BT Alex. Brown to the Board of Directors or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. BT Alex. Brown did not form a conclusion as to whether any single factor or analysis, considered in isolation, supported or did not support an opinion as to fairness from a financial point of view. Rather, BT Alex. Brown believed that the totality of the factors considered and analyses performed by it in connection with its opinion operated collectively to support its determination as to the fairness of the Common Stock Merger Consideration from a financial point of view. Accordingly, BT Alex. Brown believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BT Alex. Brown's analyses and opinion.

  In performing its analyses, BT Alex. Brown considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, transaction or business used in such analyses as a comparison is identical to the Company or the proposed Merger, nor is an evaluation of the results of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in BT Alex. Brown's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, BT Alex. Brown's analyses and estimates are inherently subject to substantial uncertainty.

  BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. The Company selected BT Alex. Brown based on BT Alex. Brown's reputation, expertise and familiarity with the Company. BT Alex. Brown and its affiliates have in the past provided financial services to the Company and affiliates of Kelso unrelated to the proposed Merger, for which services BT Alex. Brown and its affiliates have received compensation. An affiliate of BT Alex. Brown will participate in the financing of the Merger, for which services such affiliate will receive compensation.

  In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

  The type and amount of consideration payable in the Merger was determined through negotiation between the Company and UC Acquisition Sub. Although BT Alex. Brown provided financial advice to the Company during the course of negotiations, the decision to enter into the Merger was solely that of the Board of Directors. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management with respect to the Common Stock Merger Consideration or the Merger.

  Pursuant to the terms of BT Alex. Brown's engagement, the Company has agreed to pay BT Alex. Brown upon completion of the Merger an aggregate financial advisory fee equal to 1.0% of the aggregate consideration, including liabilities assumed, payable in connection with the Merger. In addition, the Company has agreed to reimburse BT Alex. Brown for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify BT Alex. Brown and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

Certain Federal Income Tax Consequences of the Merger

  The following discussion describes certain United States federal income tax consequences of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion does not address all aspects of federal income taxation that may be important to a stockholder based on such holder's particular circumstances and does not address any aspect of state, local or foreign tax laws. This summary generally considers only shares of Common Stock that are held as capital assets (generally, assets held for investment) and may not apply to holders who acquired Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders that are subject to special tax treatment (such as broker-dealers, insurance companies, tax-exempt organizations, financial institutions, and regulated investment companies), holders that hold Common Stock as part of a "straddle", "hedge", or "conversion transaction", or holders the functional currency of which is not the U.S. dollar.

  Consequences to Holders of Common Stock Who Do Not Retain Shares. A holder of Common Stock will recognize gain or loss equal to the difference between the amount of cash received in the Merger and the holder's adjusted tax basis in the shares of Common Stock exchanged. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the Effective Time (as defined below) the holder has a holding period for the Common Stock of more than one year.

  Consequences to Holders of Common Stock Who Retain A Portion of Their Shares. A Holder of Common Stock who retains a portion of his Common Stock will be treated as having received a distribution equal to the amount of cash received, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits, unless the exchange (i) is "substantially disproportionate" within the meaning of section 302(b)(2) of the Code, or (ii) is "not essentially equivalent to a dividend" within the meaning of section 302(b)(1) of the Code. Shares imputed to the Holder under certain attribution rules, as well as shares actually owned by the Holder, will be taken into account for purposes of applying these tests. In no event, however, will the exchange qualify as either "substantially disproportionate" or "not essentially equivalent to a dividend" under either of these provisions if the Holder's percentage interest in the Common Stock of the Company after the Merger equals or exceeds such Holder's percentage interest in the Common Stock of the Company immediately before the Merger. To the extent that cash received in exchange for Common Shares is treated as a dividend to a U.S. corporate Holder, (i) it may be eligible for a dividends-received deduction equal to 70% of the dividend and (ii) it will be subject to the "extraordinary dividend" provisions of the Code. U.S. corporate Holders of Common Stock should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code.

  If a Holder satisfies either of the foregoing tests for avoiding dividend treatment, the exchange will be treated in the manner described under "Consequences to Holders of Common Stock Who Do Not Retain Shares."

  Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Common Stock will be subject to information reporting and "backup" withholding at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

  The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Merger. Thus, stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger

  The Merger will be accounted for by UC Acquisition Sub as a recapitalization for financial reporting purposes.

Regulatory Filings and Approvals

  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Each of the Company and UC Acquisition Sub filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 4, 1999. The waiting period was terminated on August 16, 1999.

  At any time before or after consummation of the Merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company or UC Acquisition Sub. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  In addition, the Company is required under various healthcare laws and regulations to provide regulatory authorities with notice of the completion of the Merger.

  There can be no assurance that the required regulatory approvals described above will be received or, if received, the timing and the terms and conditions thereof.

Financing of the Merger

  It is estimated that approximately $484.9 million will be required to consummate the Merger, repurchase or refinancing of the Company's existing debt and pay related fees and expenses. These funds are expected to come from the following sources:

  . an equity investment by Kelso and certain additional investors of approximately $139.5 million (the "Kelso Equity Commitment");

  . borrowings by the Company of approximately $162.9 million under a new senior secured credit facility (the "New Credit Facility");

  . the issuance of $155.0 million of senior subordinated notes resulting in approximately $150.8 million in gross proceeds to the Company (the "New Senior Subordinated Notes"); and

  .  $21.2 million from the Company's available cash reserves.

  The $317.9 million in aggregate borrowings under the New Credit Facility and from the issuance of the New Senior Subordinated Notes is referred to as the "Debt Financing." UC Acquisition Sub's obligations under the Merger Agreement are conditioned on the Company's having received the Debt Financing on terms that, in the case of bank borrowings, are consistent with those in the bank commitment letter with respect to the New Credit Facility and, in the case of subordinated debt financing, are satisfactory to UC Acquisition Sub.

  Kelso Equity Commitment. Kelso has delivered to the Company and to UC Acquisition Sub an equity commitment letter in which it undertakes, subject to the conditions in the Merger Agreement, to provide or cause to be provided to UC Acquisition Sub $139.5 million of the equity financing required in connection with the Merger. Kelso has agreed that, for purposes of its equity commitment, the condition to UC Acquisition Sub's obligation under the Merger Agreement that the Company has received the Debt Financing will be deemed satisfied if the sole reason for the Company's failure to obtain the Debt Financing is a failure by Kelso to fund its equity commitment. To the extent that the aggregate number of shares of Common Stock retained in the Merger exceeds approximately 3.5% of the shares outstanding on a fully diluted basis prior to the Merger the amount of the Kelso Equity Commitment will be reduced by an amount equal to the product of $5.85 and such number of excess shares. In addition, if holders of outstanding options to purchase Common Stock elect to retain those options in the Merger, the Kelso Equity Commitment will be reduced by an amount equal to the product of (1) .58, (2) the excess of $5.85 over the weighted average exercise price of the retained options and (3) the number of shares of Common Stock subject to those retained options. If the aggregate number of shares of Common Stock retained in the Merger is less than approximately 3.5% of the shares outstanding on a fully diluted basis prior to the Merger, the Merger Agreement contemplates that additional investors will provide equity financing, at $5.85 per share, for the amount of the excess of approximately 3.5% of the outstanding shares over the actual number of retained shares. In addition to the foregoing, additional investors can replace a portion of the Kelso Equity Commitment on a dollar for dollar basis so long as Kelso and its affiliates continue to own in the aggregate at least 75% of UC Acquisition Sub.

  New Credit Facility. The Company anticipates that it will raise approximately $162.9 million of the funds necessary to consummate the merger and related transactions through borrowings under the New Credit Facility. Bankers Trust Company and Merrill Lynch Capital Corporation each have provided to the Company and UC Acquisition Sub a binding commitment to provide the funds for the New Credit Facility in the form of a commitment letter, dated May 24, 1999 and June 15, 1999, respectively. It is expected that the New Credit Facility, among other things, will:

  . include $160 million of term loan facilities, of which $50 million will have a term of six years and $110 million will have a term of seven years;

  .  include a $25 million revolving loan facility, of which approximately
     2.5 million will be available to be drawn on the Effective Date;

  . provide that prepayment will be mandatory with the net proceeds from certain sales of equity, incurrence of certain indebtedness and certain asset sales and with a percentage of annual excess cash flow;

  . be secured by a first priority perfected interest in substantially all of the Company's tangible and intangible assets;

  .  be subject to customary closing conditions;

  .  be subject to customary representations and warranties; and

  . be subject to customary covenants, including delivery of financial statements, certain financial covenants, including minimum interest coverage ratio, minimum fixed charge coverage ratio and maximum total debt coverage ratio, compliance with laws, maintenance of insurance, interest rate protection, limitations on disposition of assets, changes of business, mergers, acquisitions, indebtedness, including guarantees and other contingent obligations, loans and investments, liens, transactions with affiliates, capital expenditures, dividends and other restricted payments, and restrictions on modifications of certain agreements.

  Definitive agreements for the New Credit Facility have not been negotiated or completed. Accordingly, the terms of the New Credit Facility described above may change as a result of the negotiation of definitive agreements. In addition, the New Credit Facility is subject to the satisfaction of numerous customary conditions, including the condition that no material adverse change has occurred to the Company or its business and that the Merger has been consummated.

  New Senior Subordinated Notes. On September 28, 1999, Unilab Finance Corp., a newly formed corporation formed at the direction of Kelso ("EscrowCo"), completed a private offering of the New Senior Subordinated Notes. The proceeds from the New Senior Subordinated Notes were approximately $150.8 million before deducting commissions and expenses. At the Effective Time, the Surviving Corporation (as defined below) will assume EscrowCo's obligations with respect to the New Senior Subordinated Notes, EscrowCo will be released from those obligations and the Surviving Corporation will receive the proceeds received by EscrowCo from the issuance of those notes. Upon the Surviving Corporation's assumption of the New Senior Subordinated Notes, the New Senior Subordinated Notes will be:

  .  subordinated to the New Credit Facility;

  .  have registration rights;

  . redeemable by the Company after five years, and, during the first three years after issuance up to 35% of principal amount of such notes may be redeemed by the Company with the net proceeds from certain sales of equity;

  . redeemable by the Company at the option of the holders upon a change of control of the Company; and

  . subject to customary covenants for this type of financing, including restrictions on indebtedness, dividends, liens, affiliate transactions, stock repurchases, asset sales and mergers.

  As contemplated by the Merger Agreement, the proceeds from the issuance of the New Senior Subordinated Notes are being held in escrow pending the closing of the Merger or termination of the Merger Agreement. Upon such issuance, the Company has agreed to pay to EscrowCo an amount (the "Breakage Amount") sufficient to cover (i) the interest accrued on the New Senior Subordinated Notes from the date of issuance to the Termination

Date (as defined below) less the estimated net income EscrowCo will earn from investing the proceeds of those notes and (ii) any repayment premium applicable to the New Senior Subordinated Notes if the Merger Agreement is terminated in accordance with its terms or the Merger is not consummated by the Termination Date. If the Merger Agreement is terminated in accordance with its terms or the Merger is not consummated by the Termination Date, EscrowCo will repay the notes and UC Acquisition Sub or an affiliate will promptly reimburse the Company for one-half of the Breakage Amount paid to noteholders.

Management, Operations and Ownership Structure Following the Merger

  Following the Merger, the Company will continue its operations as a subsidiary of Kelso Investment Associates VI, L.P. and KEP VI LLC. The directors of UC Acquisition Sub will become the directors of the Company. At the Effective Time, the officers of the Company will remain unchanged, except that, David C. Weavil, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, will cease serving as President and Chief Executive Officer but will continue as Chairman of the Board of Directors.

  For information concerning the anticipated ownership of the Company after the Merger, see "THE MERGER--Financing of the Merger," "INTEREST OF CERTAIN PERSONS IN THE MERGER" and "OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

  Stockholders Agreement. It is anticipated that the Company, Kelso, EOS Partners, LP, Pequot Capital LLC and its affiliates, certain additional investors and members of management will be entering into, at or immediately prior to the Merger, a stockholders agreement containing various rights and restrictions, including tag-along and drag-along rights, rights of first refusal and restrictions on transfer, in connection with such parties' ownership of equity securities of the Company following the Merger. Under the stockholders agreement, management and the Company will also have put and call rights, respectively, with respect to shares of stock and options held by members of management in event of termination of employment, including in the event of death, disability or resignation. Depending on the circumstances of termination, such put and call rights are exercisable at fair market value, based on an annual appraisal of the Company's stock, or at cost (deemed to be $5.85 for Retained Shares and the spread based on the $5.85 merger price for retained options) plus 6% annual interest.

  It is anticipated that the Company will adopt at or following the Merger a new stock option plan for management and employees of the Company. Although the terms of such plan have not been finalized, it is currently anticipated that options granted initially will have an exercise price of $5.85 per share, will cover approximately 15% of the shares outstanding following the Merger on a primary basis and will consist of two tranches, one of which will vest over time and one of which will vest subject to various performance criteria which will be established.

Appraisal Rights

  Under the Delaware Law, holders of Common Stock and holders of Preferred Stock (as defined below) are entitled to appraisal rights in connection with the Merger. Any holder of record of Common Stock that objects to the Merger (a "Dissenting Stockholder") may elect to have his or her shares of Common Stock appraised under the procedures of the Delaware Law and to be paid the appraised value of his or her shares. The appraised value of the shares will not include any value arising from the Merger but may include a fair rate of interest. It is possible that the fair value determined may be more or less than the Common Stock Merger Consideration.

  Any stockholder who is considering exercising his or her appraisal rights is urged to review carefully the provisions of Section 262 of the Delaware Law ("Section 262"), a copy of which is attached as Appendix C to this proxy statement, particularly with respect to the procedural steps required to perfect the right of appraisal. The right of appraisal may be lost if the procedural requirements of Section 262 are not followed exactly. The following is a summary of the procedures relating to exercise of the right of appraisal, which should be read in conjunction with the full text of Section 262.

  Under Section 262, the Company is required to notify each stockholder entitled to appraisal rights at least 20 days prior to the Special Meeting that such appraisal rights are available. The notice must include a copy of
Section 262. This Proxy Statement Constitutes Such Notice To The Stockholders.

  A stockholder electing to exercise his or her appraisal rights under Section 262 must deliver to the Company a written demand for appraisal before the vote is taken at the Special Meeting. The written demand must identify the stockholder and state that the stockholder intends to demand appraisal of his or her shares of Common Stock. A vote against the adoption of the Merger Agreement or an abstention will not constitute a demand for appraisal. A stockholder electing to take any of those actions must do so by a separate written demand to the Company. Demands should be mailed or delivered to Unilab Corporation, 401 Hackensack Avenue, Hackensack, New Jersey 07601, Attention:
Mark L. Bibi, Secretary. Within 10 calendar days after the Effective Time, the Company will notify each stockholder who has made a proper written demand for appraisal and who has not voted for the adoption of the Merger Agreement that the Merger has been completed. A vote "FOR" the adoption of the Merger Agreement will have the effect of waiving all appraisal rights.

  Within 120 calendar days after the Effective Time, the Company or any stockholder who has complied with the foregoing notice requirement and the other requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of his or her shares of Common Stock. The Company has no obligation to file a petition and does not currently intend to do so. As a result, any Dissenting Stockholder who wishes to file a petition is advised to do so on a timely basis. If a petition for appraisal is not filed during the 120-day period, all appraisal rights relating to the Common Stock will terminate. Any stockholder may withdraw a demand for appraisal at any time within 60 calendar days after the Effective Time (or thereafter with the written consent of the Company).

  If a stockholder either withdraws his or her demand for appraisal or has his or her appraisal rights terminated as described above, the stockholder will only be entitled to receive the Merger Consideration for his or her shares of Common Stock as provided under the terms of the Merger Agreement.

  Within 120 calendar days after the Effective Time, any stockholder who has complied with the above-described notice requirements and the other requirements of Section 262 may request in writing a list of the aggregate number of shares of Common Stock for which demands for appraisal have been made and the aggregate number of holders demanding appraisal rights.

  If a petition is filed by a Dissenting Stockholder, the Company will receive notice from the Court of such filing. Within 20 calendar days after the Company receives notice from the Court, the Company must file with the office of the Register in Chancery in which the petition was filed, a list containing the names and addresses of all stockholders who have demanded appraisal rights and the names of all stockholders who have disagreements with the Company regarding the value of their shares of Common Stock. If a petition is filed by the Company, the petition will be accompanied by a similar list. If ordered by the Court, the Register in Chancery will give notice of the time and place of the hearing by registered or certified mail to the Company and to each stockholder shown on the list. The notice will also be given by publishing the notice in a newspaper of general circulation published in Wilmington, Delaware (or any other location the Court may determine), at least one week before the hearing. The forms of the notices to be used will be approved by the Court, and all costs related to the distribution of the notices will be paid by the Company.

  After the Court determines which of the stockholders are entitled to an appraisal under Section 262, the Court will appraise the shares of the Common Stock. Following determination by the Court of the fair value of the shares, the Company will pay all Dissenting Stockholders the appraised value of their shares, together with interest, if any, upon surrender to the Company of their certificates representing the Common Stock. The costs of the appraisal proceeding may be determined by the Court and charged to the parties as the Court deems equitable in the circumstances. Upon application of a Dissenting Stockholder, the Court may order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

  After the Effective Time, no stockholder who has demanded his or her appraisal rights as set forth above will be entitled to vote his or her shares for any purpose or to receive payment of dividends or other distributions on his shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time).

Public Trading Market

  The Common Stock is currently traded on the American Stock Exchange under the trading symbol "ULB". Upon consummation of the Merger, the Common Stock will no longer be traded on the American Stock Exchange and will be deregistered under the Exchange Act.

                             THE MERGER AGREEMENT

  The following describes certain aspects of the proposed Merger, including material provisions of the Merger Agreement. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which has been restated to incorporate all amendments, is attached as Appendix A to this proxy statement and is incorporated herein by reference. Holders of Common Stock are urged to read the Merger Agreement carefully. Capitalized terms used in this section or elsewhere in this proxy statement but not defined in this proxy statement have the meanings attributed to them in the Merger Agreement.

General; Merger Consideration

  The terms of the Merger are set forth in the Merger Agreement. The Merger Agreement was approved by the Board of Directors and signed by the Company and UC Acquisition Sub on May 24, 1999 and subsequently amended on July 8, July 30, and August 10, 1999. Pursuant to the Merger Agreement, and on the terms and conditions set forth therein, at the Effective Time, UC Acquisition Sub will be merged with and into the Company, and the Company will be the surviving corporation (the "Surviving Corporation"). As a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Retained Shares (as defined below) and shares with respect to which the holders have perfected appraisal rights under the Delaware Law (collectively, the "Excluded Shares")) will be converted into the right to receive $5.85 in cash, without interest (the "Common Stock Merger Consideration"), and each share of convertible preferred stock, par value $.01 per share, of the Company ("Preferred Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $5.75 in cash, plus all dividends accrued but unpaid thereon ("Preferred Stock Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration").

  The Merger Agreement originally contemplated that approximately 3.5% of the Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time would be retained in the Merger by the existing holders of Common Stock. However, UC Acquisition Sub had the ability under the Merger Agreement to convert the Merger into an all-cash transaction in which the existing stockholders (other than institutional stockholders of the Company and members of Company senior management in either case designated by UC Acquisition Sub and who have agreed to retain some or all of their shares in the Merger) would receive cash and not retain any shares of Common Stock. On August 31, 1999, UC Acquisition Sub notified the Company that it had elected to convert the Merger into an all-cash merger for stockholders other than the institutional stockholders and members of management designated by UC Acquisition Sub to retain some or all of their shares.

  Some or all of the shares of Common Stock (the "Retained Shares") held by institutional stockholders of the Company and certain members of senior management of the Company in either case designated by UC Acquisition Sub, will remain outstanding following the completion of the Merger. The Retained Shares are not expected to exceed in the aggregate 5% of the Common Stock outstanding on a fully diluted basis prior to the Merger. The number of Retained Shares held by institutional stockholders will, in no event, exceed in the aggregate 10% of the Common Stock outstanding on a fully diluted basis prior to the Merger. The number of Retained Shares held by members of Company senior management will, in no event, exceed in the aggregate 5% of the Common Stock on a fully diluted basis outstanding prior to the Merger.

  UC Acquisition Sub has advised the Company that it has entered into agreements with EOS Partners, L.P. and Pequot Scout Fund, LP pursuant to which EOS Partners, LP has agreed to retain 855,000 of the 1,977,400 shares of Common Stock it holds and Pequot Scout Fund, LP and its affiliates have agreed to retain 940,000 of the 3,878,200 shares of Common Stock they hold. In addition, UC Acquisition Sub expects to offer members of senior management the opportunity to retain some or all of their shares of Common Stock and options purchase Common Stock in the Merger, and, therefore, certain members of senior management expect to retain some or all of their shares following the Merger.

  UC Acquisition has reserved the right, at any time prior to the Effective Time, to replace any stockholder that it had previously designated to retain shares with another stockholder, subject to specific limits on the qualifications and numbers of the designated stockholders. In addition, UC Acquisition has reserved the right, at any time prior to the Effective Time, to replace any shares it had previously designated as Retained Shares with other shares of Common Stock or to eliminate those previously designated shares from the category of Retained Shares, subject to the requirement that the total number of Retained Shares equal in the aggregate approximately 3.5% of the shares of Common Stock outstanding on a fully diluted basis prior to the Merger and/or additional investors provide additional equity financing, at $5.85 per share, to cover the amount of the excess of approximately 3.5% of the outstanding shares of Common Stock on a fully diluted basis over the actual number of Retained Shares.

Dissenting Shares

  In the Merger, stockholders have appraisal rights under Section 262 of the Delaware Law. If a stockholder exercises his or her appraisal rights and complies with the requirements of Section 262, the shares of Common Stock owned by the Dissenting Stockholder will not be converted into the right to receive the Merger Consideration at the Effective Time. Instead, such Dissenting Stockholder will receive the appraisal value of his or her shares of Common Stock (the "Dissenting Shares"). If after the Effective Time, the Dissenting Stockholder fails to comply with the requirements of Section 262, the Dissenting Shares of such Dissenting Stockholder will be treated as shares of Common Stock and will be converted into the right to receive the Merger Consideration. At the Effective Time, a Dissenting Stockholder will not have any rights (including voting rights and rights to dividends or distributions) with respect to his or her Dissenting Shares other than rights provided by
Section 262. For a summary of the requirements that a stockholder must follow in order to exercise his or her appraisal rights, see "The Merger--Appraisal Rights."

Treatment of Stock Options

  The Company will use its reasonable best efforts to take all actions necessary to provide that, at the Effective Time, (i) each then outstanding option to purchase shares of Common Stock (the "Options") granted under any of the Company's stock option plans, each as amended (collectively, the "Option Plans") or granted otherwise, whether or not then exercisable or vested, will be canceled and (ii) in consideration of such cancellation, UC Acquisition Sub will (or will cause the Surviving Corporation to) pay to such holders of Options an amount in cash in respect thereof equal to the product of (A) the excess, if any, of $5.85 over the exercise price thereof and (B) the number of shares of Common Stock subject thereto (such payment to be net of applicable withholding taxes). However, UC Acquisition Sub or Kelso may, instead, designate that certain outstanding Options remain outstanding following the merger, possibly on amended terms but with the same aggregate spread per holder, with the consent of the holders of those Options.

  Except as provided in the Merger Agreement or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company will use its reasonable best efforts to cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company will be terminated and have no further force or effect as of the Effective Time and (ii) the Company will use all reasonable best efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone otherwise shall have any right to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

Closing; Effective Time

  The closing of the Merger (the "Closing") will take place by the fifth business day following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, unless otherwise agreed by the parties. Concurrently with the Closing, the Company and UC Acquisition Sub will cause a Certificate of

Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary or at such later time agreed by the parties (the "Effective Time"). See "Conditions to the Proposed Merger" and "The Merger--Regulatory Filings and Approvals".

Existing Company Indebtedness

  The Company has commenced an offer to purchase its $120 million of outstanding 11% Senior Notes due 2006 (the "Existing Senior Notes"). The Company's obligations to accept for payment Existing Senior Notes tendered in the offer is conditioned on the concurrent closing of the Merger. In connection with the Company's offer to purchase the Existing Senior Notes, the Company has solicited from the holders of those notes consents to effect such amendments to the indenture relating to those notes. The proposed amendments require the consent of the holders of a majority of the aggregate outstanding principal amount of the notes and provide for (1) the elimination of substantially all restrictive covenants, (2) the removal from the definition of events of default of all events other than nonpayment, failure to comply with the remaining covenants and certain bankruptcy events relating to the Company and (3) the amendment of certain other provisions of the indenture.

  As of October 21, 1999, approximately $119.4 million principal amount of Existing Senior Notes had been tendered in the offer and not been withdrawn.

  In addition, the Company has agreed to repay at Closing all indebtedness outstanding under the Company's healthcare receivables facility with Daiwa Healthco-2 LLC and the Company's $25 million promissory note payable to Physicians Clinical Laboratories, Inc. The Company also has agreed to convert its $14 million note payable to Meris into shares of Common Stock.

Cancellation of Shares

  At the Effective Time, all shares of Common Stock other than Retained Shares will no longer be outstanding and will be canceled and retired and will cease to exist, and each certificate (a "Certificate") formerly representing any of such shares (other than Excluded Shares) will thereafter represent only the right to receive the Merger Consideration.

Exchange of Certificates

  UC Acquisition Sub will designate a bank or trust company to act as agent (the "Exchange Agent") for the benefit of the holders of shares of Common Stock to receive the funds to which holders of shares of Common Stock become entitled upon surrender of their Certificates. Upon surrender of a Certificate to the Exchange Agent, the Exchange Agent will pay, in accordance with normal exchange practices, to the holder of such Certificate in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and the Certificate surrendered will then be canceled. No interest will be paid or accrued on any amount payable upon due surrender of a Certificate.

Transfers

  At the Effective Time, the stock transfer books of the Company will be closed with respect to shares of Common Stock (other than Retained Shares) and thereafter there will be no further registration of transfers of such shares on the records of the Company.

Lost, Stolen or Destroyed Certificates

  In the event any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such stockholder of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such stockholder is entitled to receive pursuant to the Merger Agreement.

Representations and Warranties

  The Merger Agreement contains customary representations and warranties of the Company relating to, among other things, (a) organization, standing and similar corporate matters; (b) the Company's capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (d) documents filed by the Company with the Commission, the accuracy of information contained therein and the absence of undisclosed liabilities; (e) the accuracy of information supplied by the Company in connection with this Proxy Statement; (f) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to the Company; (g) pending or threatened material litigation, certain labor matters and compliance with applicable laws; (h) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and employment matters; (i) filing of tax returns and payment of taxes; (j) title to owned real property, valid leasehold and subleasehold interests in leased real property, possession of required permits, and other real-estate related matters; (k) environmental matters; (1) the absence of defaults under material contracts; (m) brokers' fees and expenses; (n) receipt of an opinion of the Company's financial advisor; (o) recommendation of the Board of Directors with respect to the Merger Agreement and the Merger and related transactions; (p) the amendment (the "Rights Amendment") to the Company's Amended and Restated Rights Plan, dated February 27, 1996 (the "Rights Agreement"); (q) insurance; and (r) labor matters.

  The Merger Agreement also contains customary representations and warranties of UC Acquisition Sub relating to, among other things (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (c) brokers' fees and expenses; and (d) the accuracy of information supplied by UC Acquisition Sub in connection with this proxy statement and (e) financing arrangements.

Rights Agreement Amendment

  In connection with the execution of the Merger Agreement, the Company amended the Rights Agreement to provide, among other things, that neither the Merger Agreement nor any of the transactions contemplated by that agreement, including the Merger, will result in the occurrence of a "Distribution Date" under the Rights Agreement or otherwise cause the rights under the Rights Agreement to become exercisable.

Conduct of Business Prior to the Merger

  The Company has agreed that after the date of the Merger Agreement and prior to the Effective Time (except as expressly provided in the Merger Agreement or as UC Acquisition Sub otherwise agrees in writing) that:

    (a) it will conduct its business only in and will not take any action except in the ordinary course of business and in a manner consistent with past practice;

    (b) it will use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers, employees and consultants and preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations, and it will use reasonable best efforts to resolve in all material respects all deficiencies and issues, and comply in all material respects with the recommendations made in its 1998 internal compliance program audit reports;

    (c) it will not amend the Certificate of Incorporation or the By-Laws or any material term of any outstanding security issued by it or any of its Subsidiaries;

    (d) it will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

    (e) it will not redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

    (f) it will not issue, sell, pledge, dispose of or encumber (A) any shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or (C) any of its other securities, other than shares of its Common Stock issued upon the exercise of Options outstanding on the date of the Merger Agreement in accordance with the Option Plans as in effect on that date or upon conversion of any convertible securities outstanding on that date;

    (g) it will not split, combine or reclassify any of its outstanding capital stock;

    (h) it will not acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division or
  (B) any assets, including real estate, except purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice and other purchases of assets in the ordinary course of business consistent with past practice;

    (i) it will not, except in the ordinary course of business consistent with past practice, amend, enter into or terminate any of its Material Contracts, or waive, release or assign any material rights or claims;

    (j) it will not transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets or cease to operate any assets, including but not limited to any laboratories, other than excess or obsolete assets or in the ordinary course of business and consistent with past practice;

    (k) it will not (A) enter into any employment or severance agreement with or, except in accordance with its existing obligations, grant any severance or termination pay to any of its officers or directors or (B) hire or agree to hire any new or additional officers;

    (l) it will not, except as required to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, other employee, (C) other than benefits accrued through the date of the Merger Agreement and other than in the ordinary course of business for employees other than its officers or directors, pay any benefit not provided for under any Employee Plan, (D) other than bonuses earned through the date of the Merger Agreement and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

    (m) it will not (A) incur or assume any indebtedness for money borrowed other than in accordance with the current terms of the Company's healthcare receivables facility and in an amount not to exceed $5,000,000 at any one time outstanding, (B) incur or modify any material indebtedness or other liability, (C) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person except in the ordinary course of business and consistent with past practice, or (D) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

    (n) it will not change the accounting methods it uses unless required by GAAP;

    (o) it will not, other than in the ordinary course of business consistent with past practice, make any Tax election or settle or compromise any Tax liability;

    (p) it will not settle or compromise any claim, litigation or other legal proceeding, except for any settlement or compromise involving less than $100,000;

    (q) it will not enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

    (r) it will not (A) redeem the rights outstanding under the Rights Agreement, or amend or modify or terminate the Rights Agreement or render it inapplicable (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to delay the Distribution Date (as defined in the Rights Agreement) or to render the rights inapplicable to the execution, delivery and performance of the Merger or (B) permit the rights to become non-redeemable at the redemption price currently in effect (unless immediately prior to the Effective Time, UC Acquisition Sub requests that the rights be redeemed);

    (s) it will not terminate or suspend participation in Medicare, Medicaid or any other federal or state funded healthcare or health benefits program;

    (t) it will not terminate or fail to renew any Permits the failure of which to possess would be reasonably likely to have a Material Adverse Effect;

    (u) it will not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (a)-(t); and

    (v) it will not take any action that would make any of its representations and warranties contained in the Merger Agreement false in any material respect at or prior to the Effective Time.

Agreement Not to Solicit Other Offers

  The Company has agreed that it will not, directly or indirectly, through any officer, director, agent, financial advisor or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any Person relating to an Acquisition Transaction (as defined below), (b) participate in any negotiations regarding, or furnish to any other Person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Transaction. However, nothing contained in the Merger Agreement prohibits the Company or the Board of Directors from (A) taking and disclosing to the Company stockholders, pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, a position with respect to a tender or exchange offer by a third party or (B) making such disclosure to the Company stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law. In addition, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any agreement, arrangement or understanding with such third party, in each case if (A) the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) such proposal would, if consummated, result in a transaction that provides a higher price to its stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement and (y) failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors and (B) in the case of entering into any agreement in respect of an Acquisition Transaction, the Company, concurrently with the execution of such agreement, terminates the Merger Agreement. The Company has not received any unsolicited offers from third parties since entering into the Merger Agreement.

  For purposes of the Merger Agreement, an "Acquisition Transaction" means any acquisition or purchase of all or a portion of the assets of (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), or any equity interest in, the Company or any business combination with the Company.

Board Recommendations

  In connection with the Merger and Special Meeting, the Board of Directors, at a meeting duly called and held, at which all of the Directors were present, duly and unanimously: (i) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) recommended that the stockholders of the Company approve the Merger Agreement and the transactions contemplated hereby, including the Merger; and (iii) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of the stockholders of the Company. On August 10, 1999, the Board of Directors approved, ratified and adopted amendments to the Merger Agreement and reaffirmed its determination as to the fairness and advisability of the Merger Agreement and its recommendation that its stockholders vote in favor of the Merger Agreement and the transactions contemplated by that agreement.

Certain Other Covenants and Agreements

  Access to Information; Confidentiality. The Company has agreed to, and to cause its officers, directors, employees, auditors and agents to, afford the officers, employees, environmental consultants, attorneys, accountants and agents of UC Acquisition Sub and the sources of financing for the Merger reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and furnish UC Acquisition Sub and such financing sources with all financial, operating and other data and information UC Acquisition Sub and the financing sources through their officers, employees, environmental consultants or agents, reasonably request.

  UC Acquisition Sub has agreed to cause its affiliates and each of their respective officers, directors, employees, financial advisors, environmental consultants and agents (the "UC Acquisition Sub Representatives"), to hold in strict confidence all data and information obtained by them from the Company (unless such information is or becomes publicly available without the fault of any UC Acquisition Sub Representative or public disclosure of such information is required by law in the opinion of counsel to UC Acquisition Sub) and insure that UC Acquisition representatives do not disclose such information to others without the prior written consent of the Company. The terms of the Confidentiality Agreement executed by Kelso and BT Alex. Brown as agent for the Company remains in full force and effect, provided, however, that the Confidentiality Agreement does not apply to disclosures of information reasonably necessary in connection with any financing for the Merger.

  Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties has agreed to use all reasonable best efforts to obtain and furnish in a timely manner all necessary waivers, consents and approvals and notices and to effect all necessary notifications, registrations and filings and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement.

Indemnification

  Subject to the limitations on indemnification contained in Delaware Law, the Company has agreed that, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, it will indemnify and hold harmless, and after the Effective Time, the Surviving Corporation has agreed that, to the fullest extent permitted under applicable law, it will indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company including, without limitation, officers and directors serving as such as of May 24, 1999 (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated by the Merger Agreement, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger or any financing. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company and the Surviving Corporation have agreed to pay the reasonable fees and expenses of counsel selected by the Indemnified Parties and (ii) the Company and the Surviving Corporation have agreed to cooperate in the defense of any such matter. However, neither the Company nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent may not be unreasonably withheld). In addition, neither the Company nor the Surviving Corporation are obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

  For a period of six years after the Effective Time, the Surviving Corporation is required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers' and directors' liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts. However, in no event will the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto, in which case the Surviving Corporation will provide the maximum coverage that is then available for 200% of such annual premiums. UC Acquisition Sub has agreed to cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Certificate of Incorporation and the By-Laws for a period of not less than six years following the Effective Time.

Continuation of Employee Benefits.

  From and after the Effective Time, the Surviving Corporation has agreed to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, employee or consultant of the Company or group of such officers, directors, employees or consultants described in the Merger Agreement. This obligation survives the consummation of the Merger at the Effective Time and continues without limit.

  Until the first anniversary of the Effective Time, the Surviving Corporation has agreed to provide or cause to be provided to each current or former employee (presently entitled to benefits) of the Company (i) employee compensation, benefit plans, programs, policies and arrangements, that are no less favorable in the aggregate than those currently provided by the Company to its employees and former employees; and (ii) severance benefits that are in the aggregate no less favorable to any employee of the Company than those currently provided to each such employee.

  To the extent permitted under any applicable law and that would not result in a duplication of benefits, each employee of the Company will be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan.

  Executive Retirement Plan. The Company sponsors an unfunded supplemental executive retirement plan ("SERP") for a select group of officers and other senior executives. Under the SERP, each eligible executive's retirement account is credited each year with phantom units of Company common stock equal in value to the amount needed to fund the executive's target retirement benefit. The target retirement benefit is equal to 2% of the executive's final average compensation multiplied by the executive's years of service with the Company at age 65, but not to exceed 25 years of service.

  As a result of the Merger, each executive's SERP account will be fully vested. In addition, the number of phantom stock units credited to the executive's account will be converted to its cash equivalent (based on the Common Stock Merger Consideration) unless, with the executive's consent, the Surviving Corporation elects to substitute an equivalent number of shares of the Surviving Corporation's common stock for the phantom stock units then credited to the executive's account. After the Effective Time, the executive's account will be credited with interest (prime rate plus 2%), plus such additional amounts as determined by the SERP's actuary to fund the executive's target retirement benefit, until the date of distribution (which is the earlier of death, disability or the attainment of age 65, or termination of employment following a change in control).

  Deferred Compensation Plan. The Company sponsors an unfunded deferred compensation plan ("DCP") for a select group of management or highly compensated employees of the Company. Under the DCP, an eligible executive's account is credited each year with 8% of his or her total cash compensation for such year. Benefits under the DCP are normally paid out at the time the executive's employment with the Company is terminated, unless the benefits are forfeited due a termination for "cause" as defined in the DCP. As a result of the Merger, each executive's DCP benefits will become payable without regard to the executive's termination of employment unless the executive elects to defer the receipt of his or her DCP benefits to a later date.

Solvency Letter

  UC Acquisition Sub has agreed to use all reasonable efforts to deliver to the Board of Directors, prior to the consummation of the Merger, a copy of any letter relating to the solvency of the Surviving Corporation delivered to the banks or financial institutions providing the Debt Financing. If no such letter is obtained in connection with the Debt Financing, UC Acquisition Sub will use reasonable best efforts to obtain from an independent third party selected by UC Acquisition Sub (the "Appraiser") a letter attesting that, immediately after the Effective Time, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets is not less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will have adequate capital with which to engage in its business, and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured, based upon the proposed financing structure for the Merger and certain other financial information to be provided to the Appraiser by UC Acquisition Sub and the Company and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the financing relating thereto (the "Solvency Letter"). This obligation of UC Acquisition Sub does not require it to agree to any terms with respect to the Equity Financing or the Debt Financing which it is not otherwise obligated to agree to under the Merger Agreement.

Recapitalization of UC Acquisition Sub; Financing

  UC Acquisition Sub has agreed use its reasonable best efforts to obtain the Debt Financing and the Equity Financing consistent with the terms specified and described in the commitment letters delivered to the Company by UC Acquisition Sub and otherwise on and subject to terms reasonably acceptable to UC Acquisition Sub. The amount of Equity Financing specified in Kelso Equity Commitment delivered to the Company automatically adjusts downward (i) at $5.85 per share, for the number of Retained Shares that exceed approximately 3.5% of the outstanding shares of Common Stock on a fully diluted basis and
(ii) by an amount equal to the product of (1) .58, (2) the excess of $5.85 over the weighted average exercise price of retained options and (3) the number of shares of Common Stock subject to retained options.

  The Company has agreed to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by UC Acquisition Sub in connection with the arrangement of the Debt Financing and the Equity Financing, including, in the case of the Debt Financing, using its reasonable best efforts to cause appropriate officers and employees to be available on a reasonable basis for "road show" appearances and the preparation of disclosure documents in connection therewith.

Recapitalization

  Each of the Company and UC Acquisition Sub have agreed to use all reasonable best efforts to cause the transactions contemplated by the Merger Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and UC Acquisition Sub have agreed that it will not take any action that would reasonably be likely to cause such accounting treatment not to be obtained.

Conditions to the Proposed Merger

  Mutual Conditions. The obligation of the Company and UC Acquisition Sub to effect and consummate the Merger is conditioned on the following:

    (a) The approval and adoption of the Merger Agreement by the requisite vote of the holders of Common Stock as is required by applicable law, the Company's Certificate of Incorporation and its By-laws;

    (b) The expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; and

    (c) No statute, rule, regulation, judgment, writ decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

  Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

  (a) UC Acquisition Sub performs in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time and the Company receives a certificate of the President or Chief Executive Officer or a Vice President of UC Acquisition Sub to that effect.

  (b) The representations and warranties of UC Acquisition Sub contained in the Merger Agreement that are qualified by a reference to materiality are true and correct when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of UC Acquisition Sub that are so qualified and relate to a particular date which representations and warranties shall be true and correct in all respects as of such date), and the representations and warranties of UC Acquisition Sub that are not so qualified are true and correct in all material respects when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of UC Acquisition Sub that are not so qualified and relate to a particular date which representations and warranties shall be true and correct in all material respects as of such date). The Company receives a certificate of the President or Chief Executive Officer or a Vice President of UC Acquisition Sub to the foregoing effects.

  (c) The Solvency Letter has been delivered to the Company.

  Additional Conditions to Obligation of UC Acquisition Sub to Effect the Merger. The obligations of UC Acquisition Sub to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by UC Acquisition Sub:

  (a) The Company has performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, and UC Acquisition Sub has received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

  (b) The representations and warranties of the Company that are qualified by a reference to materiality or Material Adverse Effect are true and correct when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of the Company that are so qualified and relate to a particular date which representations and warranties shall be true and correct in all respects as of such date), and the representations and warranties of the Company that are not so qualified are true and correct in all material respects when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of the Company that are not so qualified and relate to a particular date which representations and warranties shall be true and correct in all material respects as of such date). UC Acquisition Sub has received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects.

  (c) The Company has received aggregate proceeds of $310,000,000 in Debt Financing as follows: (i) proceeds of Debt Financing other than subordinated debt financing on terms consistent with the terms specified and described in the commitment letters delivered to the Company and otherwise reasonably satisfactory to UC Acquisition Sub and (ii) proceeds of subordinated debt financing on terms satisfactory to UC Acquisition Sub (it being agreed that the terms specified and described pursuant to the commitment letter delivered to Company from Bankers Trust Corporation and Merrill Lynch Capital Corporation with respect to $150 million in bridge financing are satisfactory to UC Acquisition Sub and that the condition in clause (ii) shall be deemed to be satisfied if EscrowCo shall have issued the Senior Subordinated Notes, the Surviving Corporation shall have assumed EscrowCo's obligations with respect to those notes, EscrowCo shall have been released from those obligations and the Surviving Corporation shall have received the proceeds held by EscrowCo);

  (d) The Company has obtained and provided to UC Acquisition Sub copies of evidence with respect thereto the consents of third parties listed on the Schedules to the Merger Agreement, the terms of which consents shall be reasonably satisfactory to UC Acquisition Sub.

  (e) No suit, action or proceeding by any governmental or regulatory authority has been commenced or threatened in writing that is reasonably likely to have a Material Adverse Effect.

  (f) At the Effective Time, all Options issued and outstanding under the Option Plans or otherwise have either (i) been cashed out and canceled or (ii) remain outstanding to acquire shares of common stock of the Surviving Corporation on terms acceptable to UC Acquisition Sub.

  (g) UC Acquisition Sub has received a copy of the Solvency Letter.

  (h) From and after the Effective Time, after giving effect to the Merger (i) the Meris Note will not be convertible into shares of Common Stock and (ii) there will be no shares of Common Stock outstanding in respect of which the Meris Note has been converted.

  (i) All notices, applications, approvals, consents, and waivers ("Approvals") required to be furnished to or obtained from any governmental or regulatory authority or accreditation or certification agency, including any Approvals in respect of Permits, provider numbers, and program participation rights possessed by the Company, necessary in order for the Company to conduct its business following the consummation of the transactions contemplated by this Agreement in all material respects in the manner as such business, taken as a whole, was conducted prior to the Effective Time shall have been obtained or furnished and any applicable waiting period or periods shall have expired (or, if there be no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall have been received by the Company).

  (j) No suit, action, claim, proceeding or investigation has been commenced or be pending by or before any court, arbitration panel or governmental, administrative or regulatory authority, or shall have been, to the Company's knowledge, threatened by any governmental, administrative or regulatory authority, nor has any qui tam action have been filed or, to the Company's knowledge, threatened, relating to any billing or claims made or submitted by the Company of or to any governmental, regulatory or administrative authority (including any federal or state healthcare or health benefit program) or any insurance carrier, health maintenance or other managed care organization, independent physician association or any other third party payor which, in the case of any of the foregoing taken separately or together, in the reasonable judgment of UC Acquisition Sub either (i) materially adversely affects the value of the equity of the Company to Kelso or (ii) presents a risk reasonably unacceptable to UC Acquisition Sub of subjecting the Company to a material liability or a material amount of damages or, on a going-forward basis, imposing material limitations on the Company's business and/or methods of operation (including any limitations on the Company's ability to be reimbursed by any governmental, regulatory or administrative authority, including any federal or state healthcare or health benefit program).

  (k) A majority in principal amount of the Existing Senior Notes has been accepted for payment pursuant to the Company's offer to purchase such notes and the amendments to the indenture relating to such notes have become effective and be in full force and effect.

Termination

  The Merger Agreement may be terminated at any time prior to the Effective
  Time:

  (a) by mutual written consent of the Boards of Directors of UC Acquisition Sub and the Company; or

  (b) by either UC Acquisition Sub or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission issues an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; or

  (c) by either UC Acquisition Sub or the Company, if the stockholders of the Company fail to approve the Merger upon the taking of a vote at a duly held meeting of the stockholders or at any adjournment thereof; or

  (d) by UC Acquisition Sub if, without any material breach by UC Acquisition Sub of its obligations under this Agreement, the Merger has not been consummated on or before November 30, 1999 (the "Termination Date"); or

  (e) by the Company if, without any material breach by the Company of its obligations under this Agreement, the Merger has not been consummated on or before the Termination Date; or

  (f) by the Company (i) if there is a material breach of any of UC Acquisition Sub's representations, warranties or covenants under the Merger Agreement, which breach is not be cured within ten days of written notice thereof to UC Acquisition Sub or (ii) at any time prior to the approval of this Agreement by the stockholders of the Company and upon five business days notice to UC Acquisition Sub, for the purpose of entering into an agreement with respect to an unsolicited written proposal for an alternative Acquisition Transaction, provided that (1) prior to any such termination, the Company discloses to UC Acquisition Sub the terms of such unsolicited written proposal and, if requested by UC Acquisition Sub, negotiates in good faith with UC Acquisition Sub for such five business day period with a view to determining whether UC Acquisition Sub would be willing to propose a revised transaction to the Company, (2) after consultation with its financial advisors and outside legal counsel, the Board of Directors believes in good faith that (A) such third party proposal would, if consummated, result in a transaction that provides a higher price to its shareholders, from a financial point of view, than the transactions contemplated by this Agreement and any revised proposal by UC Acquisition Sub and (B) failing to take such action would create a reasonable possibility of a breach of its fiduciary duties, (3) such agreement is entered into concurrently with the exercise of this termination right, and
(4) the Company shall have paid to UC Acquisition Sub the Fee (as defined below); or

  (g) by UC Acquisition Sub, if there is a material breach of any of the Company's representations, warranties or covenants under the Merger Agreement, which breach is not be cured within ten days of written notice thereof to the Company; or

  (h) by UC Acquisition Sub, if (i) the Board of Directors withdraws, modifies, or changes its recommendation or approval in respect of this Agreement in a manner adverse to UC Acquisition Sub, (ii) the Board of Directors recommends any proposal other than by UC Acquisition Sub in respect of an Acquisition Transaction or fails to reject and, if applicable, recommend against any such proposal, (iii) a Stock Acquisition Date (as defined in the Rights Agreement) has occurred pursuant to the Rights Agreement (as in effect on the date of the Merger Agreement) or (iv) any of the actions or events regarding the Rights Agreement which are prohibited by the Merger Agreement occur without the prior written consent of UC Acquisition Sub, whether or not such consent is required.

Effect of Termination

  If UC Acquisition Sub or the Company terminates the Merger Agreement because
(i) the Board of Directors withdraws, modifies or changes its recommendation or approval in a manner adverse to UC Acquisition Sub, (ii) the Board of Directors recommends any other proposal in respect of an Acquisition Transaction, (iii) any of the actions or events regarding the Rights Agreement which are prohibited by the Merger Agreement occur without the prior written consent of UC Acquisition Sub, whether or not such consent is required, or
(iv) the Company gives notice of its intention to enter into an unsolicited written proposal for an alternative Acquisition Transaction, then the Company must promptly, but in no event later than two business days after the date of such termination, pay Kelso (x) a termination fee of $10,000,000 (the "Fee") plus (y) an amount, not in excess of $1,500,000, equal to Kelso's actual and reasonably documented out-of-pocket expenses directly attributable to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby including the financing thereof ("Transaction Expenses").

  If (a) the Merger Agreement is terminated because (i) the Company stockholders fail to approve the Merger, (ii) the Merger is not consummated by November 30, 1999 (provided, in the case of termination by UC Acquisition Sub, that there has not been stockholder approval) or (iii) there is a material breach of any of the Company's covenants described above under "The Merger Agreement--Agreement Not to Solicit Other Offers" and such breach is not cured within 10 days of receipt of notice of such breach and (b) at any time after the date of the Merger Agreement and at or before the date of such termination, a proposal with respect to an alternative Acquisition Transaction has been publicly announced or disclosed or disclosed to the Board of Directors or any committee thereof, then the Company must promptly, but in no event later than two business days after such termination, pay Kelso a termination fee of $4 million plus the Transaction Expenses. If, within twelve months after the date the Company first becomes obligated to make the payment, the Company enters into an agreement with respect to an alternative Acquisition Transaction that provides a higher price to the Company's stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement, then the Company must promptly, but in no event later than two business days after the execution of such agreement with respect to such Acquisition Transaction, pay Kelso an additional termination fee of $6 million.

  If (a) this Agreement is terminated (i) by UC Acquisition Sub because the Merger is not consummated by November 30, 1999 (provided that there has been stockholder approval) or (ii) because a Stock Acquisition Date has occurred pursuant to the Rights Agreement; (b) at any time after the date of the Merger Agreement and at or before the date of such termination, a proposal with respect to an alternative Acquisition Transaction has been publicly announced or disclosed or disclosed to the Board of Directors or any committee thereof; and (c) within twelve months after the date of such termination the Company enters into an agreement with respect to an alternative Acquisition Transaction that provides a higher price to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement, then the Company must promptly, but in no event later than two business days after the execution of such agreement with respect to such Acquisition Transaction, pay Kelso the Fee plus the Transaction Expenses.

  If the Merger Agreement is terminated because there is a material breach of any of the Company's representations, warranties or covenants under the Merger Agreement (other than the covenants described above under "The Merger Agreement--Agreement Not to Solicit Other Offers") and such breach is not cured within 10 days of receipt of notice of such breach, the Company must promptly, but in no event later than two business days after such termination, pay Kelso the Transaction Expenses.

  No termination fees or Transaction Expenses are required to be paid by the Company if UC Acquisition Sub is in material breach of its obligations under the Merger Agreement.

Amendment and Waiver

  Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated thereby, by written agreement of the parties thereto at any time prior to the Closing Date with respect to any of the terms contained therein. The conditions to each of the parties' obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain officers and directors of the Company have arrangements or agreements with the Company which will be affected as a result of the Merger. These arrangements and agreements are discussed below.

  Employment agreements. The employment of eleven executive officers and members of senior management of the Company is governed by the terms of individual employment agreements. Each agreement provides that if the employee's employment with the Company is terminated following the Merger without "cause" or the employee quits for "good reason" (as such terms are defined in the agreements), the employee will receive a lump sum cash severance payment, plus continuation of Company provided health and other fringe benefits at no cost to the employee. The amount of the severance benefit and the period of coverage provided under the Company's health and fringe benefit plans vary for each employee. In such event, none of the affected employees will receive less than 12 months' nor more than 24 months' compensation and continued benefit plan coverage.

  Bonus Payments. The Company's Board of Directors has granted David C. Weavil, the Chairman, President and Chief Executive Officer of the Company, a bonus of $400,000 if the Merger occurs in 1999. In addition, Brian D. Urban, Executive Vice President, Treasurer and Chief Financial Officer of the Company, and Mark L. Bibi, Executive Vice President, Secretary and General Counsel of the Company, have been granted a bonus of $175,000 and $125,000, respectively, for their efforts in connection with the Merger, and the Company has agreed to forgive a Company loan of $150,000 to Richard Michaelson, a director of the Company, for his efforts in connection with the Merger.

  Consulting Agreement. At the Effective Time, David C. Weavil, the Company's Chairman of the Board, President and Chief Executive Officer, will cease serving as President and Chief Executive Officer but will continue as Chairman of the Board. Upon completion of the Merger, Mr. Weavil's employment agreement will terminate and the Company expects to enter into a five-year consulting agreement with Mr. Weavil. Pursuant to the consulting agreement, Mr. Weavil will be entitled to an annual consulting fee of $220,000, a seat on the board of directors and options to purchase common stock of the Company on terms that are substantially similar to the options expected to be granted to the management and other employees of the Company following the Merger. So long as the Merger is completed in 1999, Mr. Weavil will be entitled to a bonus of $400,000. The Company also expects to enter into a non-competition agreement pursuant to which the Company will compensate Mr. Weavil for limiting his ability to compete with the Company following the completion of the Merger with UC Acquisition Sub.

  Options. The Company's directors and executive officers, as well as many of the Company's employees, hold Options. Many of these Options have exercise prices less than the Common Stock Merger Consideration. Under the Merger Agreement, at the Effective Time, (i) each outstanding Option whether or not exercisable or vested, will be canceled and (ii) in consideration of such cancellation, UC Acquisition Sub will (or will cause the Surviving Corporation to) pay to such holders of Options an amount in cash in respect thereof equal to the product of (A) the excess, if any, of $5.85 over the exercise price thereof and (B) the number of shares of Common Stock subject thereto (such payment to be net of applicable withholding taxes). The Company estimates that the aggregate payments to the holders of all outstanding Options pursuant to the Merger (without giving effect to any applicable withholding taxes) is approximately $17 million.

  However, UC Acquisition Sub or Kelso may, instead, designate that certain outstanding Options remain outstanding following the merger, possibly on amended terms but with the same aggregate spread per holder, with the consent of the holders of those Options.

  The table below sets forth the pre-tax amounts that directors and certain officers of the Company of Options will receive with respect to their Options in the Merger, assuming that none of such Options are retained in the Merger. All such Options were granted with an exercise price equal to the closing per share market price of Common Stock on the date of grant. Except as specifically noted, all Options owned by directors (Messr. Cochrane, Cramer, Gedale, Michaelson, Thomas and Weavil) were granted in consideration for their services rendered as directors of the Company pursuant to the Company's Non-Employee Directors Stock Plan. All Options owned by the specified executive officers (Messrs. Brotchie and Lanzolatta) were granted in consideration for their services rendered as officers of the Company pursuant to the Company's Stock Option and Performance Incentive Plan.

                                             Weighted Average
                           Number of Shares  Exercise Price of
Name                      Subject to Options      Options      Total Pre-Tax Value
----                      ------------------ ----------------- -------------------
Haywood Cochrane........         30,000            $1.60           $  127,375
Kirby Cramer............        110,000             2.31              389,750
William Gedale..........         30,000             1.92              118,000
Richard Michaelson......        490,000(1)          2.98            1,407,337
Gabriel Thomas..........        100,000             2.34              351,252
David Weavil............        500,000(2)          1.09            2,378,125
Ian Brotchie............        340,000             2.04            1,295,250
Jeffrey Lanzolatta......        299,000             1.61            1,267,962
All Directors and
 Executive Officers as a
 group (10 persons).....      2,667,000             2.04           10,164,887

--------
(1) 470,000 of these options were granted to Mr. Michaelson while he was Chief Financial Officer of the Company in consideration for his services rendered as an officer of the Company.
(2) These options were granted to Mr. Weavil in his role as Chief Executive Officer of the Company pursuant to his Employment Agreement. Mr. Weavil has received no compensation for his services as a director.

                    OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information, to the knowledge of the Company, regarding the beneficial ownership of Common Stock as of the Record Date and the anticipated beneficial ownership of Common Stock immediately after the Effective Time by (i) all stockholders known by the Company (based on public filings with the Commission, except as otherwise noted) to be the beneficial owners of more than 5% of the outstanding shares of Common Stock,
(ii) each director, (iii) the Chief Executive Officer (David Weavil) and the two other Named Executive Officers (the Division Presidents, Ian Brotchie and
R. Jeffrey Lanzolatta) whose total annual salary and bonus for the year ended December 31, 1998 exceeded $100,000 (Messrs. Weavil, Brotchie, and Lanzolatta collectively are referred to herein as the "Named Executive Officers") and
(iv) all executive officers and directors of the Company as a group. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as noted below, each person has full voting and investment power over the shares indicated.

                                 Prior to Merger              Post Merger
                             -------------------------- -----------------------
                              Shares of                  Shares of
                             Common Stock               Common Stock
Name and Address             Beneficially    Percent of Beneficially Percent of
of Beneficial Owner            Owned(1)       Class(1)     Owned       Class
-------------------          ------------    ---------- ------------ ----------
Rockefeller & Co............  3,550,514(2)       8.7%         --        --
 30 Rockefeller Plaza
 New York, NY 10112
Andrew H. Baker.............  2,716,228(3)       6.7%         --        --
 c/o Focused Healthcare
  Partners, Ltd.
 401 Hackensack Avenue
 Hackensack, NJ 07601
Oaktree Capital Management,
 LLC........................  3,243,800(4)       7.7%         --        --
 333 Grand Avenue, 28th
  Floor
 Los Angeles, CA 90071
EOS Partners, LP............  1,977,400(4)       4.5%     855,000       3.3%
 320 Park Avenue
 New York, NY 10022
Pequot Funds................  3,878,200(4)       9.3%     940,000       3.7%
 500 Nyala Farm Road
 Westport, Connecticut 06880
David C. Weavil.............  1,487,428(5)       3.6%         (13)      (13)
Haywood D. Cochrane, Jr.....     70,265(6)         *          --        --
Kirby L. Cramer.............  1,075,622(7)       2.6%         --        --
William Gedale..............      7,751(8)         *          --        --
Richard A. Michaelson.......    745,024(9)       1.8%         --        --
Gabriel B. Thomas...........    120,934(10)        *          --        --
Ian Brotchie................    390,000(11)        *          (13)      (13)
R. Jeffrey Lanzolatta.......    379,500(12)        *          (13)      (13)
All Directors and Executive
 Officers as a Group
 (10 persons)...............  4,923,324         11.4%         (13)      (13)

(1) Calculated pursuant to Rule 13d-3 promulgated under the Exchange Act and based on 41,993,968 shares of Common Stock outstanding as of the Record Date.
(2) As reported in Schedule 13G, Amendment No. 3 filed with the SEC on
    February 12, 1999.
(3) Mr. Baker is the former Chairman, President and Chief Executive Officer of the Company. Represents 2,176,238 shares directly or indirectly owned by Mr. Baker (of which 18,069 shares are directly owned by Mr. Baker's spouse) and beneficial ownership of 540,000 shares issuable upon exercise of fully vested and presently exercisable options to purchase Common
    Stock. Based on Company records, a Form 4 filed by Mr. Baker on January
    30, 1997 and a Schedule 13D filed by Mr. Baker on April 16, 1997.
(4) Based on information supplied to the Company by Kelso.
(5) Mr. Weavil is Chairman, President and Chief Executive Officer of the Company. Pursuant to the terms of an Employment Agreement dated January
    20, 1997 between David C. Weavil and Unilab, Mr. Weavil (a) purchased $500,000 of Common Stock from the Company at the closing market price of the Common Stock on January 17, 1997 ($0.4375), with funds borrowed from the Company (half of which have been paid back to the Company, including accrued 6% interest thereon), resulting in ownership of 1,142,857 shares and (b) received 228,571 shares ($100,000 of stock issued at the January
    17, 1997 closing price ($0.4375)) as a partial payment of his 1997 bonus. During 1999, 1998 and 1997 Mr. Weavil donated 8,300, 18,000 and 7,500 shares, respectively, to charity. Pursuant to his Employment Agreement, Mr. Weavil has also received options to purchase 250,000 shares at the January 17, 1997 closing price of $0.4375 per share, 100,000 shares of which have vested and are included in this ownership calculation, and options to purchase 250,000 shares at the January 2, 1998 closing price of $1.75, 50,000 of which have vested.
(6) Mr. Cochrane is a director of the Company. Includes a presently exercisable option to purchase 10,000 shares at $0.75 per share, which expires in June 2007, a presently exercisable option to purchase 10,000 shares at $1.75 per share, which expires in January 2008 and a presently exercisable option to purchase 5,000 shares at $2.3125 per share, which expires in January 2009. Also includes 953 shares received in pro rata payment of second quarter 1997 director fees, 4,444 shares received in payment of third quarter 1997 director fees, 3,077 shares received in payment of fourth quarter 1997 director fees, 2,857 shares received in payment of first quarter 1998 director fees, 3,721 shares received in payment of second quarter 1998 director fees, 4,324 shares received in payment of third quarter 1998 director fees, 5,161 shares received in payment of fourth quarter 1998 director fees, 4,324 shares received in payment of first quarter 1999 director fees and 3,404 shares received in payment of second quarter 1999 director fees.
(7) Mr. Cramer is a director of the Company. Includes a presently exercisable option to purchase 10,000 shares at $2.00 per share, which expires in July 2000, a presently exercisable option to purchase 30,000 shares at $6.125 per share, which expires in March 2003, a presently exercisable option to purchase 10,000 shares at $6.00 per share, which expires in November 2003, a presently exercisable option to purchase 20,000 shares at $4.50 per share, which expires in December 2004, a presently exercisable option to purchase 20,000 shares at $2.625 per share, which expires in January 2006, a presently exercisable option to purchase 20,000 shares at $0.50 per share, which expires in January 2007, a presently exercisable option to purchase 20,000 shares at $1.75 per share, which expires in January 2008 and a presently exercisable option to purchase 10,000 shares at $2.3125 per share, which expires in January 2009. Also includes 6,667 shares received in payment of fourth quarter 1996 director fees, 10,000 shares received in payment of first quarter 1997 director fees, 8,000 shares received in payment of second quarter 1997 director fees, 4,444 shares received in payment of third quarter 1997 director fees, 3,077 shares received in payment of fourth quarter 1997 director fees, 3,721 shares received in payment of second quarter 1998 director fees, 4,324 shares received in payment of third quarter 1998 director fees, 5,161 shares received in payment of fourth quarter 1998 director fees, 4,324 shares received in payment of first quarter 1999 director fees and 3,404 shares received in payment of second quarter 1999 director fees. Mr. Cramer purchased 500,000 shares of Common Stock from the Company on April 4, 1997 at a per share purchase price equal to the closing market price on such date of $0.5625. Such shares were purchased pursuant to the Company's Directors Stock Purchase Plan.
(8) Mr. Gedale is a director of the Company. Includes a presently exercisable option to purchase 10,000 shares at $1.6875 per share, which expires in September 2007, a presently exercisable option to purchase 10,000 shares at $1.75 per share, which expires in January 2008, and a presently exercisable option to purchase 5,000 shares at $2.3125 per share, which expires in January 2009. Also includes 3,721 shares received in payment of second quarter 1998 director fees. Mr. Gedale received 4,324 shares received in payment of third quarter 1998 director fees, 5,161 shares received in payment of fourth quarter 1998 director fees, 4,324 shares received in payment of first quarter 1999 director fees and 3,404 shares received in payment of second quarter 1999 director fees. He sold 5,161 shares on December 14, 1998 in open market sales transactions at a sales price of $2.0625 per share, 4,000 shares on October 12, 1998 in open market sales transactions at a sales price of $1.8125 per share, 2,162 shares on July 9, 1998 in open market sales transactions at a sales price of $2.50 per share, 1,160 shares on April 20, 1998 in open market sales transactions at a sales price of $2.6875 per share and 4,324 shares on January 4, 1999 in open market sales transactions at a sales price of $2.3125 per share.
(9) Mr. Michaelson is a director of and consultant to the Company. He served as Senior Vice President of the Company until December 31, 1997. Includes a presently exercisable option to purchase 50,000 shares at $5.625 per share, which expires in February 2004, a presently exercisable option to purchase 35,000 shares at $4.50 per share, which expires in January 2005, a presently exercisable option to purchase 150,000 shares at $5.1875 per share, which expires in May 2005, a presently exercisable option to purchase 35,000 shares at $2.1875 per share, which expires in February 2006, a presently exercisable option to purchase 200,000 shares at $0.625 per share which expires in April 2007, a presently exercisable option to purchase 10,000 shares at $1.75 per share, which expires in January 2008 and a presently exercisable option to purchase 5,000 shares at $2.3125 per share, which expires in January 2009. Also includes 29,090 shares received in partial payment of salary for the months of August and September 1996. Additionally, includes 3,721 shares received in payment of second quarter 1998 director fees, 4,324 shares received in payment of third quarter 1998 director fees, 5,161 shares received in payment of fourth quarter 1998 director fees, 4,324 shares received in payment of first quarter 1999 director fees and 3,404 shares received in payment of second quarter 1999 director fees.
(10) Mr. Thomas is a director of the Company. Includes a presently exercisable option to purchase 10,000 shares at $6.00 per share, which expires in November 2003, a presently exercisable option to purchase 20,000 shares at $4.50 per share, which expires in December 2004, a presently exercisable option to purchase 20,000 shares at $2.625 per share, which expires in January 2006, a presently exercisable option to purchase
     20,000 shares at $0.50 per share, which expires in January 2007, a presently exercisable option to purchase 20,000 shares at $1.75 per share, which expires in January 2008 and a presently exercisable option to purchase 10,000 shares at $2.3125 per share, which expires in January 2009. Also includes 3,721 shares received in payment of second quarter
     1998 director fees, 4,324 shares received in payment of third quarter
     1998 director fees, 5,161 shares received in payment of fourth quarter
     1998 director fees, 4,324 shares received in payment of first quarter
     1999 director fees and 3,404 shares received in payment of second quarter 1999 director fees.
(11) Mr. Brotchie is an Executive Vice President of the Company. Includes a presently exercisable option to purchase 100,000 shares at $6.13 per share, which expires January, 2004, a presently exercisable option to purchase 25,000 shares at $4.50 per share, which expires January, 2005, a presently exercisable option to purchase 50,000 shares at $5.1875 per share, which expires May, 2005, a presently exercisable option to purchase 165,000 shares at $0.625 per share, which expires April, 2007, and a presently exercisable option to purchase 25,000 shares at $2.0625 per share, which expires January, 2008.
(12) Mr. Lanzolatta is an Executive Vice President of the Company. Includes a presently exercisable option to purchase 10,000 shares at $5.625 per share, which expires February, 2004, a presently exercisable option to purchase 10,000 shares at $5.625 per share, which expires February, 2005, a presently exercisable option to purchase 7,000 shares at $4.50 per share, which expires January, 2006, a presently exercisable option to purchase 7,000 shares at $2.1875 per share, which expires February, 2006, a presently exercisable option to purchase 165,000 shares at $0.625 per share, which expires April, 2007, and a presently exercisable option to purchase 25,000 shares at $2.0625 per share, which expires January, 2008.
(13) UC Acquisition Sub expects to offer members of the Company's senior management the opportunity to retain some of all of their shares of Common Stock and options to purchase Common Stock in the Merger, and, therefore, certain members of senior management expect to retain some or all of their shares following the Merger. The number of Retained Shares held by members of the Company's Senior Management will, in no event, exceed in the aggregate 5% of the Common Stock outstanding on a fully diluted basis prior to the Merger.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  The Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies without fear of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement. Accordingly, the Company hereby identifies the following important factors that could cause the Company's actual financial or operating results to differ materially from those projected, forecast or estimated by the Company in forward-looking statements.

  The Company wishes to caution investors that the following factors are hereby identified as potentially important factors that could cause the Company's actual financial or operating results to differ materially from those projected, forecast or estimated by the Company in forward-looking statements contained in this Proxy Statement.

  (a) Adverse actions by governmental or other third-party payors, including Medicare and Medicaid, including unilateral reduction of fee schedules payable to the Company.

  (b) The impact of the Company's compliance with Medicare and Medicaid administrative and legal policies, including, specifically, but without limitation, the requirements by Medicare carriers that physicians provide diagnosis (ICD-9) codes for certain tests in order for such tests to be deemed "medically necessary" and, therefore, reimbursed; the policy of HCFA to eliminate Medicare reimbursement for tests contained in certain commonly ordered automated multichannel chemistry panels (CPT Series 80002-80019) and the replacement of such panels in 1998 with four clinically relevant test groupings; reimbursement based on demonstrable "medical necessity"; and, in connection with such "medical necessity" issues and compliance-related recommendations made by governmental representatives (including the recommendations made in the OIG Model Compliance Plan for Clinical Laboratories, as amended), and the Company's introduction during 1998 of a new requisition form for ordering chemistry tests.

  (c) Adverse implications of the Company's introduction of a new requisition form to meet the requirements set forth in (b) above.

  (d) Impact of changes in payor mix, including the shift from traditional, fee-for-service medicine to managed care, including the increased shift of MediCal testing business to managed care.

  (e)  Failure to properly contain costs and expenses.

  (f) Failure to obtain new or retain existing customers at profitable pricing.

  (g) Adverse results from any new governmental investigations, or liability from acquired companies that have had governmental investigations, including in particular significant monetary damages and/or exclusion from the Medicare and Medicaid programs and/or other significant litigation.

  (h) Computer or other system failures that affect the ability of the Company to perform tests, report test results or properly bill customers, including the Year 2000 issue.

  (i) Inability to obtain professional liability insurance coverage or a material increase in premiums for such coverage.

  (j) Denial of CLIA certification or other licensure of any of the Company's clinical laboratories under CLIA, by HCFA for Medicare and Medicaid programs or other federal, state and local agencies.

  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company's stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement or, in the case of the Company documents incorporated by reference, the date of such document.

  All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

  No person has been authorized by the Company to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This proxy statement does not constitute an offer or solicitation to sell or a solicitation of an offer to buy any securities. The delivery of this proxy statement shall not, under any circumstances, imply or create any implication that there have not been any changes in the affairs of the Company or in the information set forth or incorporated by reference herein subsequent to the date hereof.

                             AVAILABLE INFORMATION

  The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC under file number 0-22758. These documents contain important information about us and our finances.

    (1) The Company's Annual Report on Form 10-K and Forms 10-K/A for the fiscal year ended December 31, 1998;

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    (3) The Company's Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended June 30, 1999;

    (4)  The Company's Current Report on Form 8-K/A filed January 19, 1999;

    (5)  The Company's Current Report on Form 8-K filed April 6, 1999;

    (6)  The Company's Current Report on Form 8-K filed May 11, 1999;

    (7)  The Company's Current Report on Form 8-K filed May 17, 1999;

    (8)  The Company's Current Report on Form 8-K filed May 27, 1999;

    (9)  The Company's Current Report on Form 8-K/A filed July 23, 1999;

    (10) The Company's Current Report on Form 8-K filed August 13, 1999;

    (11) The Company's Current Report on Form 8-K/A filed October 22, 1999;
  and

    (12) The Company's Current Reports on Form 8-K/A filed October 25, 1999 and October 26, 1999.

  We are also incorporating by reference additional documents that we file with the SEC between the date of this proxy statement and the date of the Special Meeting. Any statement which is made in this proxy statement or incorporated by reference into this proxy statement will be modified or superseded to the extent any document subsequently filed with the SEC by us does so.

  If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. If you would like to request documents from us, please do so by November 16, 1999 to make sure you receive them before the Special Meeting.

                                   APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               UNILAB CORPORATION

                                      and

                            UC ACQUISITION SUB, INC.


                     -------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                     -------------------------------------


                            -----------------------

                          Dated as of May 24, 1999/1/

                            -----------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------
/1 /As amended July 8, 1999, July 30, 1999 and August 10, 1999.

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of May 24, 1999, as amended July 8, 1999, July 30, 1999 and August 10, 1999 (the "Agreement"), between UNILAB CORPORATION, a Delaware corporation (the "Company"), and UC ACQUISITION SUB, INC. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Kelso Investment Associates VI L.P., a Delaware limited partnership, and KEP VI LLC, a Delaware limited liability company
(collectively, "Parent").

                                  WITNESSETH:

  WHEREAS, the Board of Directors of the Company (the "Board of Directors") and the Board of Directors of Merger Sub have each determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein;

  WHEREAS, the Board of Directors and the Board of Directors of Merger Sub have approved the Merger;

  WHEREAS, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

  WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes;

  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Merger Sub hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

  SECTION 1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

  SECTION 1.2. Effective Time. As promptly as practicable, and in any event within five business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

  SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

  SECTION 1.5. Certificate of Incorporation; By-Laws; Directors and Officers.

    (a) Unless otherwise determined by Merger Sub before the Effective Time, at the Effective Time the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate"), as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

    (b) The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

    (c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and, except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

  SECTION 1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

    (a) Common Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the number of fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation as equals (i) 23,846,154 plus 170,940 for each $1,000,000 of cash equity financing to be received by Merger Sub prior to the Effective Time in excess of $139.5 million, the exact number to be determined by Merger Sub and provided in writing to the Company no less than three business days prior to the mailing of the Proxy Statement/Prospectus (such number, the "Parent Equity Number") divided by
  (ii) the aggregate number of shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time.

    (b) Cancellation of Treasury Stock and Merger Sub-Owned Company Common Stock. Each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") that is owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

    (c) Conversion or Retention of Company Common Stock. Except as otherwise provided herein and subject to Sections 1.7 and 1.8, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares or Dissenting Shares (as defined in Section 1.6(e)) shall be converted into the following (the "Common Stock Merger Consideration"):

      (i) for each such share of Company Common Stock with respect to which an election to retain such share has been effectively made and not revoked or lost pursuant to Sections 1.7 and 1.8 (the "Electing Shares"), the right to retain one fully paid and nonassessable share of Common Stock of the Surviving Corporation (a "Retained Share"); and

      (ii) for each such share of Company Common Stock (other than Retained Shares), the right to receive in cash following the Merger an amount equal to $5.85 (the "Cash Election Price").

    (d) Each share of convertible preferred stock, par value $.01 per share, of the Company (the "Company Convertible Preferred Stock" and, together with the Company Common Stock, the "Company Stock") shall be converted into the right to receive in cash following the Merger an amount equal to $5.75, plus all dividends accrued but unpaid thereon through the Effective Time (the "Preferred Stock Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration").

    (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Convertible Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder's shares as determined in accordance with
  Section 262 of Delaware Law ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with Delaware Law), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right under Delaware Law. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated, at the Company's sole discretion, as either (i) a share of Company Common Stock (other than an Electing Share) that had been converted as of the Effective Time into the right to receive the Common Stock Merger Consideration in accordance with
  Section 1.6(c)(ii) or (ii) an Electing Share. If any such holder of Company Convertible Preferred Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated as a share of Company Convertible Preferred Stock that had been converted as of the Effective Time into the right to receive the Preferred Stock Merger Consideration in accordance with Section 1.6(d). The Company shall give prompt notice to Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock or Company Convertible Preferred Stock, and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

    (f) Cancellation and Retirement of Company Stock. As of the Effective Time, all shares of Company Stock (other than Electing Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except, in all cases other than Excluded Shares, the right to receive cash, including cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.9(e).

    (g) Unless the context indicates otherwise, all references herein to shares of Company Common Stock shall be deemed to include any accompanying Rights.

    SECTION 1.7. Company Common Stock Elections.

    (a) Each holder who, on or prior to the Election Date referred to in
  Section 1.7(c) below, is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of its shares, to make an unconditional election (a "Retention Election") on or prior to the Election Date (as defined in Section 1.7(c)) to retain Retained Shares (subject to Section 1.8), on the basis hereinafter set forth, provided that, on or prior to August 31, 1999, Merger Sub shall use reasonable best efforts to convert the Merger into a merger pursuant to which all shares of Company Common Stock, other than Roll-Over Shares (as defined in Section 1.7(f)), if any, will be converted only into the right to receive the Cash Election Price in cash in the Merger (a "Conversion Decision"); provided that the foregoing shall not require Merger Sub or Parent or any of their affiliated entities to agree to any terms or provisions in connection therewith which it or they find unacceptable or which it or they believe, based on conversations with the SEC (as defined in Section 2.8), jeopardize the availability of recapitalization accounting treatment for the Merger. Upon making a Conversion Decision, Merger Sub shall promptly provide written notice thereof to the Company. In connection with such Conversion Decision, Parent and Persons affiliated or related to Parent shall continue to hold in the aggregate at least a sufficient number of shares of the capital stock of Merger Sub so that immediately following the consummation of the Merger Parent and such Persons will own at least 75% of the outstanding shares of Common Stock of the Surviving Corporation calculated on a primary basis. So long as such 75% test is satisfied, and regardless of whether a Conversion Decision is made, a portion of the equity financing to be provided by Parent for cash can, at Merger Sub's option, instead be provided by one or more third parties other than Parent for cash, in the form of either purchases of Merger Sub capital stock immediately prior to the Effective Time or purchases of Company Common Stock at the Effective Time, so long as the price paid is equivalent to the Cash Election Price per share of Company Common Stock. In the event that Merger Sub makes a Conversion Decision, Sections 1.6(c)(i), 1.7(c), 1.7(d), 1.7(e), 1.8 (provided that the defined term "Retention Election Number" contained therein and the number represented thereby shall remain operative for purposes of this Agreement), 1.9(c) and 1.9(e) hereof and all references herein to the Form S-4 (as defined in Section 2.8) (except to the extent the SEC (as defined in Section 2.8) requires that a Form S-4 must be used because of the existence of Roll-Over Shares) and any obligations in connection therewith shall be deemed eliminated and have no effect, and there shall be no Form of Election and no Retained Shares. In the event of a Conversion Decision, this Agreement shall be deemed amended such that the words (i) "or Roll-Over Shares, if any," shall be inserted immediately after the phrase "other than Excluded Shares or Dissenting Shares (as defined in Section 1.6(e))" in the fourth line of Section 1.6(c) hereof and before the words "shall be converted" and (ii) "or Roll-Over Shares, if any" shall be inserted immediately after the words "Retained Shares" inside the parenthetical in subparagraph 1.6(c)(ii).

    (b) Prior to the mailing of the Proxy Statement/Prospectus (as defined in Section 2.8), Merger Sub shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

    (c) The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of Merger Sub (the "Form of Election"), with the Proxy Statement/Prospectus to the record holders of Company Common Stock as of the record date for the Company Stockholders' Meeting (as defined below), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to make a Retention Election for any or all shares of Company Common Stock held, subject to the provisions of Section 1.8 hereof, by such holder. The Company will use commercially reasonable efforts to make the Form of Election and the Proxy Statement/Prospectus available to all Persons (as defined in Section 8.4) who become holders of record of shares of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Retained Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day immediately preceding the date of the Company Stockholders' Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three American Stock Exchange trading days after the date of execution of such guarantee of delivery).

    (d) Any Form of Election may be revoked by the stockholder submitting its revocation to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange

  Agent is notified in writing by Merger Sub and the Company that the Merger has been abandoned or that this Agreement has been terminated in accordance with its terms. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder submitting the same.

    (e) The determination of the Exchange Agent of whether Retention Elections have been properly made or revoked pursuant to this Section 1.7 with respect to shares of Company Common Stock and when Retention Elections and revocations were received by it shall be binding. If the Exchange Agent determines that any Retention Election was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to
  Section 1.6(c)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 1.8, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Merger Sub and the Company, make such rules as are consistent with this
  Section 1.7 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

    (f) In the event that Merger Sub makes a Conversion Decision, Merger Sub shall deliver or cause to be delivered to the Company concurrently therewith or at the time of any change in the number or identity of Roll-Over Shares (i) agreements or undertakings between stockholders of the Company designated by Merger Sub (the "Roll-Over Stockholders") whose shares of Company Common Stock shall remain outstanding following the Effective Time and Parent, Kelso (as defined in Section 8.8), Merger Sub or the Company to the effect that such Roll-Over Stockholders have agreed that all or a specified portion of their shares of Company Common Stock (such designated shares, "Roll-Over Shares") shall remain outstanding pursuant to the Merger in lieu of being converted into the right to receive what the Common Stock Merger Consideration would otherwise consist of, in an aggregate number of shares sufficient to provide that the number of Roll-Over Shares shall be not less than the Retention Election Number (as defined in Section 1.8(a)) or (ii) in the event that there are no Roll-Over Shares or that the number of Roll-Over Shares is less than the Retention Election Number, commitment letters for equity financing from one or more third parties in a form reasonably satisfactory to the Company (it being agreed that the form of the Kelso Equity Letter (as defined in Section 2.5) is reasonably satisfactory to the Company) for an aggregate amount (the "Shortfall Amount") equal to the product of (x) the excess, if positive, of the Retention Election Number over the number of Roll-Over Shares, if any, and (y) the Cash Election Price; provided that Merger Sub in its discretion may replace any stockholder theretofore designated as a Roll-Over Stockholder or any shares of Company Common Stock theretofore designated as Roll-Over Shares with another stockholder and/or other shares prior to the Effective Time; and provided further that Merger Sub in its discretion may, prior to the Effective Time, eliminate from the category of Roll-Over Shares (and not replace as Roll-Over Shares) any shares that had been theretofore designated as Roll-Over Shares. In the event that at any time on or after a Conversion Decision is made the number of Roll-Over Shares is less than the Retention Election Number, then the amount of "Equity Financing" (as defined in Section 2.5) shall be increased as provided for in such definition. If a Conversion Decision is made, each Roll-Over Share shall remain outstanding as one fully paid and nonassessable share of Common Stock of the Surviving Corporation (such consideration, the "Roll-Over Consideration") and references to "Merger Consideration" in this Agreement shall include the Roll-Over Consideration unless the context indicates otherwise. In the event that no Conversion Decision is made, there shall be no Shortfall Amount and no Roll-Over Shares. Notwithstanding anything to the contrary contained herein, (i) the number of Roll-Over Shares, other than Roll-Over Shares held by employees of the Company, shall not exceed ten percent (10%) of the number of shares of Company Common Stock outstanding on the date hereof, (ii) the number of Roll-Over Shares owned by affiliates of the Company shall not exceed five percent (5%) of the number of shares Company Common Stock outstanding on the date hereof,
  (iii) all Roll-Over Stockholders, other than not more than thirty-five (35) employees and Persons deemed to be excluded purchasers pursuant to Rule 501(e) under the Securities Act (as defined in Section 2.4(b)) by virtue of their relationship with any of such employees, shall be

  "Accredited Investors" under the Securities Act and the rules and regulations thereunder and (iv) no more than six Roll-Over Stockholders will consist of Persons who are not employees of the Company; provided that, for purposes of the foregoing clause (iv), affiliates and associates of any Person shall not be counted separately from such Person.

    SECTION 1.8. Proration.

    (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be retained as Retained Shares at the Effective Time (the "Retention Election Number") shall be equal to the Parent Equity Number, multiplied by 0.07, and divided by 0.93.

    (b) If the number of Electing Shares exceeds the Retention Election Number, then each Electing Share shall remain outstanding as a Retained Share or be converted into the right to receive cash in accordance with the terms of Section 1.6(c) in the following manner:

    (i) a proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Retention Election Number by the total number of Electing Shares;

    (ii) subject to Section 1.9(e), the number of Electing Shares covered by each Retention Election to be retained as Retained Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Retention Election; and

    (iii) all Electing Shares, other than those shares to remain outstanding as Retained Shares in accordance with Section 1.8(b)(ii), shall be converted into cash as if such shares were not Electing Shares in accordance with the terms of Section 1.6(c)(ii).

  (c) If the number of Electing Shares is less than the Retention Election Number, then:

    (i) all Electing Shares shall remain outstanding as Retained Shares in accordance with the terms of Section 1.6(c)(i);

    (ii) additional shares of Company Common Stock other than Electing Shares shall remain outstanding as Retained Shares in accordance with the terms of
  Section 1.6(c)(i) in the following manner:

      (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Retention Election Number and the number of Electing Shares by (y) the total number of outstanding shares of Company Common Stock other than Electing Shares; and

      (2) the number of shares of Company Common Stock in addition to Electing Shares to be retained as Retained Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares of Company Common Stock other than Electing Shares; and

    (iii) subject to Sections 1.6(e) and 1.9(e), shares of Company Common Stock subject to clause (ii) of this Section 1.8(c) shall remain outstanding as Retained Shares in accordance with Section 1.6(c)(i) (on a consistent basis among stockholders who held shares of Company Common Stock as to which they did not make the election referred to in Section 1.6(c)(i), pro rata to the number of shares as to which they did not make such election).

  SECTION 1.9. Exchange of Certificates. Exchange of Certificates.

  (a) Exchange Agent. Immediately after the Effective Time, the Surviving Corporation shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article I, the cash portion (or in the case of a Conversion Decision, all) of the Merger Consideration (such cash consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Cash Election Price and the Preferred Stock Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

  (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Stock (the "Certificates") shall, upon surrender to the Exchange Agent of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Company Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, in the event a Conversion Decision was not made, a certificate or certificates representing the number of full shares of common stock of the Surviving Corporation, if any, to be retained by the holder thereof as Retained Shares pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with the terms and conditions of Section 1.7 and such other reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates which have been converted, in whole or in part, pursuant to this Agreement into the right to receive the Cash Election Price or the Preferred Stock Merger Consideration, as the case may be, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Cash Election Price or the Preferred Stock Merger Consideration, as the case may be, and, if appropriate, certificates for Retained Shares. If any certificate for such Retained Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Company, its transfer agent, or Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Retained Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.9(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional Retained Shares.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Retained Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Retained Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.9(e) until the surrender of such Certificate in accordance with this Article
I. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole Retained Shares, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 1.9(e)) as practicable, the amount of any cash payable in lieu of a fractional Retained Share to which such holder is entitled pursuant to Section 1.9(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Retained Shares, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and payment date subsequent to such surrender payable with respect to such whole Retained Shares.

  (d) No Further Ownership Rights in Company Stock Exchanged For Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Stock in accordance with the terms of this Article I (including any cash paid pursuant to Section 1.9(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock exchanged for cash theretofore represented by such Certificates.

  (e) No Fractional Shares.

    (i) No certificates or scrip representing fractional Retained Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation after the Merger.

    (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Retained Share (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest), rounded to the nearest cent, representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the Retained Shares (the "Excess Shares") representing such fractions. Such sale shall be made as soon as practicable after the Effective Time.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation and any holders of shares of Company Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration.

  (g) No Liability. None of Merger Sub, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of any Retained Shares (or dividends or distributions with respect thereto), if applicable, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

  (i) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

  (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable, and unpaid dividends and distributions on Retained Shares (if applicable) deliverable in respect thereof, pursuant to this Agreement.

  (k) Notwithstanding anything to the contrary contained in this Agreement (including the penultimate sentence of Section 1.9(b)), certificates representing Roll-Over Shares shall not be delivered or surrendered to the Exchange Agent upon consummation of the Merger and shall remain outstanding and represent shares of Common Stock of the Surviving Corporation subject to all rights, powers, privileges and preferences of such shares.

  SECTION 1.10. Stock Plans.

  (a) The Company shall use its reasonable best efforts to take all actions necessary to provide that, at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under any of the Company's stock option plans referred to in Section 3.2, each as amended (collectively, the "Option Plans") or granted otherwise, whether or not then exercisable or vested, shall be canceled and (ii) in consideration of such cancellation, Merger Sub shall (or shall cause the Surviving Corporation to) pay to such holders of Options an amount in cash in respect thereof equal to the product of (A) the excess, if any, of the Cash Election Price over the exercise price thereof and (B) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding taxes); provided that, with respect to any Option as Merger Sub, Parent or Kelso shall determine prior to the Effective Time (and with the applicable optionee's consent), such Option shall, in lieu of being cancelled pursuant to the foregoing, remain outstanding on such terms (which, subject to the following provisos, may vary from optionee to optionee, including as to the number of shares of Common Stock of the Surviving Corporation into which such Options are exercisable and the exercise price thereof) as Merger Sub, Parent or Kelso, as the case may be, and the applicable optionee shall decide (each such Option, a "Roll-Over Option"); provided further that with respect to Roll-Over Options of any particular optionee, the aggregate spread of the Cash Election Price over the exercise price of such Roll-Over Options, after giving effect to the foregoing proviso, shall remain equal to the aggregate spread of the Cash Election Price over the exercise price of such Roll-Over Options prior to giving such effect; and provided further that in no event shall the exercise price of any Roll-Over Option, after giving effect to any amendment thereto, be less than 25% of the Cash Election Price.

  (b) Prior to the Effective Time, the Company shall cause any restrictions imposed pursuant to any stock plan on any outstanding shares of Company Common Stock (such shares, "Company Restricted Stock") to lapse and each share of Company Restricted Stock shall be subject to the same terms and conditions of this Agreement as other shares of Company Common Stock, including, but not limited to, Section 1.6(c) herein.

  (c) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall use its reasonable best efforts to cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be terminated and have no further force or effect as of the Effective Time and (ii) the Company shall use all reasonable best efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone otherwise shall have any right to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

  SECTION 1.11. Indebtedness

  (a) At closing, the Company shall cause the satisfactory repayment, repurchase and discharge of all indebtedness outstanding (including accrued interest, premiums, if any, and expense reimbursement, if required) under the Healthcare Receivables Purchase Agreement, dated as of July 31, 1996, between the Company and Daiwa Healthco-2 LLC (the "Receivables Facility") and the 7.50% promissory note of the Company in the aggregate principal amount of $25,000,000, payable to Physicians Clinical Laboratories, Inc., in accordance with their terms.

  (b) Provided that this Agreement shall not have been earlier terminated in accordance with Section 7.1, the Company shall, as soon as reasonably practicable after receiving a written request (the "Debt Offer Request") by Merger Sub to do so, commence an offer to purchase all of the Company's outstanding 11% Senior Notes due 2006 (the "Senior Notes") and related consent solicitation on the terms set forth on Schedule 1.11 hereto and such other customary terms and conditions specified by Merger Sub, as may be reasonably requested, provided that the Company's obligations to accept for payment Senior Notes shall be conditioned on the closing of the Merger occurring substantially concurrently (the "Debt Offer"). The consents being solicited pursuant the Debt Offer (the "Consents") shall be to effect such amendments to the Indenture dated as of March 14,

1996 with respect to the Senior Notes (the "Indenture Amendments") as are determined by Merger Sub; provided that the amendments shall not require the consent of the holders of more than a majority of the outstanding principal amount of the Senior Notes in the aggregate. The tendering of Senior Notes pursuant to the Debt Offer shall constitute the grant of a Consent. To the extent permitted by law, the Company shall waive any of the conditions to the Debt Offer and make any other changes to the terms and conditions of the Debt Offer as may be reasonably requested by Merger Sub, and the Company shall not, without Merger Sub's prior consent (which consent will not be unreasonably withheld), waive any condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth on Schedule 1.11 or make any other changes to the terms and conditions of the Debt Offer.

  (c) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Merger Sub, an offer to purchase the Senior Notes and forms of the related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase"), as well as all other information and exhibits required in connection therewith (collectively, the "Offer Documents"). All mailings to the holders of the Senior Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of Merger Sub, which review, comment and approval shall not be unreasonably withheld or delayed. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Notes as promptly as practicable following commencement of the Debt Offer in accordance with Section 1.11(b). The Company agrees to promptly correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

  (d) Subject to the terms and conditions of this Agreement, including but not limited to the conditions to the Debt Offer, at the closing of the Merger the Company will accept for payment the Senior Notes.

  (e) As soon after the date of this Agreement as it is permissible to do so under the terms of the Note dated as of November 5, 1998 issued to Meris Laboratories, Inc. (the "Original Meris Note", and including any note or notes issued following a permitted transfer or assignment of such Note and any secondary notes with respect thereto, the "Meris Note"), the Company shall convert the Meris Note into shares of Company Common Stock pursuant to Section 5.l(a) of the Original Meris Note. If required to do so, the Company shall use reasonable best efforts to (i) obtain any consents necessary to convert the Meris Note into shares of Company Common Stock and (ii) accordingly convert the Meris Note into shares of Company Common Stock prior to the Effective Time.

                                  ARTICLE II.

                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB

  Merger Sub represents and warrants to the Company as follows:

  SECTION 2.1. Corporate Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

  SECTION 2.2. Capitalization. The authorized capital stock of Merger Sub consists of 10,000,000 shares of Merger Sub Stock. As of the date hereof, 100 of such shares are issued and outstanding, duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record by Parent free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever ("Liens"). Except in connection with the Equity Financing, there are no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating Merger Sub to issue or sell any shares of capital stock of or other equity interests in Merger Sub.

  SECTION 2.3. Authority Relative to this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms.

  SECTION 2.4. No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement by Merger Sub will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or by which its property is bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the property or assets of Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Merger Sub is a party or by which Merger Sub or any of its property is bound or subject.

    (b) Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of an appropriate Certificate of Merger as required by Delaware Law, Merger Sub is not required to submit any notice, report or other filing with any governmental or regulatory authority or accreditation or certification agency, board or other organization, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it. No waiver, consent, approval or authorization of any governmental or regulatory authority or accreditation or certification agency, board or other organization, domestic or foreign, is required to be obtained or made by Merger Sub in connection with its execution, delivery or performance of this Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it.

  SECTION 2.5. Financing Arrangements. Merger Sub has received and delivered to the Company commitment letters with respect to equity financing of $139,500,000 minus the After-Tax Roll-Over Amount (as defined below) plus additional cash equity financing from third parties in the amount of any Shortfall Amount, if any (the "Equity Financing") and debt financing (other than subordinated debt financing) of $180,000,000 (collectively, the "Commitment Letters") and a commitment letter (the "Bridge Financing Letter") with respect to bridge financing of $150,000,000 ("Bridge Financing") in subordinated debt financing, in an aggregate amount sufficient (a) to pay (or provide the funds for the Surviving Corporation to pay) the aggregate cash portion of the Merger Consideration, (b) to pay (or provide the funds for the Surviving Corporation to pay) all amounts contemplated by Section 1.10 when due, (c) to refinance any indebtedness or other obligation of the Company which may become due as a result of this Agreement or any of the transactions contemplated hereby (including pursuant to the Debt Offer), and (d) to pay all related fees, expenses and premiums. As of the date of this Agreement, Merger Sub believes that total debt financing shall consist of (i) $160,000,000 in term loans and anticipated initial revolving credit borrowings provided by banks and (ii) $150,000,000 of subordinated debt financing (together, the "Debt Financing"). Except as provided in Section 5.11, as of the date hereof, Merger Sub or affiliates thereof does not intend to utilize the Bridge Financing described in the Bridge Financing Letter but intends, rather, to obtain the subordinated debt financing from the Rule 144A market. The "After-Tax Roll-Over Amount" shall mean an amount in dollars equal to the sum of (i) the product of (x) the excess, if positive, of the number of Roll-Over Shares over the Retention Election Number and (y) the Cash Election Price and
(ii) the product of (x) .58 and (y) the aggregate spread (equal to the excess of Cash Election Price over the exercise price) of all Roll-Over Options. The Commitment Letter with respect to the equity financing delivered by Kelso (the "Kelso Equity Letter") shall be deemed amended such that the reference therein to "$139,500,000" shall instead refer to such amount in dollars as equals $139,500,000 minus the After-Tax Roll-Over Amount.

  SECTION 2.6. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

  SECTION 2.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub.

  SECTION 2.8 Information Supplied. None of the information supplied by Merger Sub or its officers, directors, representatives, agents or employees (the "Purchaser Information") specifically for inclusion in (i) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by the Company in connection with the shares of Company Common Stock to be retained in the Merger (including the proxy statement and prospectus (the "Proxy Statement/Prospectus") constituting a part thereof) (the "Form S-4"), at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to the holders of Company Common Stock or at the time of the meeting of the Company's stockholders to consider the Merger Agreement (the "Company Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholders' Meeting, any event with respect to Merger Sub, or with respect to information supplied by Merger Sub specifically for inclusion in the Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement/Prospectus, such event shall be so described by Merger Sub and provided to the Company. All documents that Merger Sub is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any government entity or agency ("Governmental Entity") other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, Merger Sub makes no representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion in the Form S-4 or the Proxy Statement/Prospectus. In the event of a Conversion Decision, all references herein to "Proxy Statement/Prospectus" shall mean a proxy statement prepared in accordance with the Exchange Act and the rules promulgated thereunder, used to solicit proxies in connection with the Company Stockholders' Meeting.

                                 ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Merger Sub as follows:

  SECTION 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material

Adverse Effect (as defined below in this Section 3.1). For purposes of this Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company that is or will be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects, assets or liabilities of the Company; provided that any change or effect relating to, or that can reasonably be expected to result in, or results in, (i) the exclusion or suspension of the Company or any director, officer or key employee of the Company from participation in any federal or state healthcare or health benefit program such as Medicare, Medicaid or MediCal or (ii) the loss or suspension or materially adverse modification of a material laboratory license or certification shall automatically be deemed to be a Material Adverse Effect.

  SECTION 3.2. Capitalization. (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock; (ii) 5,000,000 shares of non-voting common stock, par value $.01 per share ("Company Non-Voting Common Stock"); and (iii) 20,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"), of which 400,000 shares have been designated as Company Convertible Preferred Stock and 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock"). As of April 1, 1999: (A) 40,824,563 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (B) no shares of Company Non-Voting Common Stock were issued and outstanding; (C) 364,000 shares of Company Convertible Preferred Stock were issued and outstanding and no other shares of Company Preferred Stock were issued and outstanding; (D) 457,195 outstanding units of Company phantom stock granted under the Company's Executive Retirement Plan, as amended (whether vested or unvested), (E) 5,932,083 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options under the Company's employee stock option plans listed in Schedule 3.2(a); (F) 364,000 shares of Company Common Stock were reserved for issuance upon conversion of outstanding Company Convertible Preferred Stock; (G) 8,106,406 shares of Company Common Stock were reserved for issuance upon the conversion of the Company's outstanding convertible notes; and (H) 1,000,000 shares of Series A Preferred Stock were reserved for issuance upon the exercise of outstanding rights to purchase Series A Preferred Stock (the "Rights") issued under the Company's Amended and Restated Rights Agreement, dated as of March 15, 1996 (the "Rights Agreement"). Except as disclosed in the SEC Reports (as defined in Section 3.5) filed prior to the date of this Agreement or in
Schedule 3.2(a), there are (i) no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell any shares of capital stock of or other equity interests in the Company or any Voting Debt (as defined below) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote ("Voting Debt"). Since April 1, 1999, except as set forth in Schedule 3.2(a), there have been no shares of capital stock issued or sold, except upon the exercise of options outstanding on April 1, 1999.

  (b) There are no Subsidiaries of the Company. Except as set forth in
Schedule 3.2(b) or in the SEC Reports, the Company does not directly or indirectly own a greater than 5% equity interest in any other corporation, partnership, joint venture or other business association or entity. For purposes of this Agreement, "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 3.3 Authority Relative to this Agreement.

  The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware Law. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

  SECTION 3.4 No Conflict; Required Filings and Consents.

  (a) Except as set forth in Schedule 3.4(a), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or by which its property is bound or subject, (ii) violate or conflict with the Restated Certificate or By-Laws or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate or cancel or give to others any rights of termination or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any contract, instrument, permit, license, certificate or franchise to which the Company is a party, of which the Company is the beneficiary or by which the Company or its property is bound or subject, except for conflicts, violations, breaches or defaults, terminations, cancellations or rights of termination or cancellation which, in the aggregate, and assuming the exercise of any rights of termination or cancellation, would not have a Material Adverse Effect.

  (b) Except for applicable requirements of the Exchange Act, the filing of the Form S-4 under the Securities Act, the pre-merger notification requirements of the HSR Act, and filing and recordation of an appropriate merger or other documents as required by Delaware Law, "takeover" or "blue sky" laws of various states, and except as set forth in Schedule 3.4(b), the Company is not required to submit any application, notice, report or other filing with any governmental or regulatory authority or accreditation or certification agency, board or other organization, domestic or foreign, in connection with the execution, delivery or performance of this Agreement, except where the failure the submit such application, notice, report or other filing would not, individually or in the aggregate, be reasonably likely to
(x) have a Material Adverse Effect or (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement. No waiver, consent, approval or authorization of any governmental or regulatory authority or accreditation or certification agency, board or other organization, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement, except where the failure to obtain such waivers, consents, approvals or authorizations would not, individually or in the aggregate, be reasonably likely to (x) have a Material Adverse Effect or (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement.

  SECTION 3.5. SEC Filings; Financial Statements.

  (a) Except as set forth in Schedule 3.5, the Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1997 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial position of the Company as at the respective dates thereof and the statements of operations and cash flows of the Company for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

  (c) Except as reflected or reserved against in the financial statements contained in the SEC Reports filed prior to the date of this Agreement or as otherwise disclosed in such SEC Reports, the Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate would have, or are reasonably likely to have, a Material Adverse Effect.

  SECTION 3.6 Absence of Certain Changes or Events. Since December 31, 1998, except as contemplated by this Agreement or as set forth in Schedule 3.6 or in the SEC Reports filed prior to the date of this Agreement, there has not been:

    (a) any event or state of fact that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

    (b) any strike, picketing, work slowdown or other labor disturbance having a Material Adverse Effect;

    (c) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company having a Material Adverse Effect;

    (d) any (A) grant of any severance or termination pay to (1) any director or officer of the Company or (2) any other employee of the Company, except in the case of clause (2) in an aggregate cost not to exceed $1,000,000,
  (B) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company entered into, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company other than, in the case of employees (other than directors and officers), in the ordinary course of business consistent with past practice.

    (e) any redemption or other acquisition of, Company Common Stock or capital stock of the Company or options or rights to acquire shares of capital stock of the Company by the Company or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans and ordinary course cash dividends paid before the date hereof; or

    (f) any change by the Company in accounting principles except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the SEC Reports filed prior to the date of this Agreement.

  SECTION 3.7 Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.7, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company or any officers or directors of the Company in their capacity as such, before any court, administrative, governmental or regulatory authority, domestic or foreign, nor any internal investigations (other than investigations in the ordinary course of the Company's compliance program) being conducted by the Company or have any acts of alleged misconduct by the Company been reported to the Company, which are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its properties is subject to any order, judgment, injunction or decree, having or which is reasonably likely to have a Material Adverse Effect.

  SECTION 3.8. Employee Benefit Plans. Schedule 3.8(a) sets forth a list of all material employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any employee of, or independent contractor or consultant to, the Company (together, the "Employee Plans"). The Company has delivered or made available to Merger Sub true and complete copies of all Employee Plans, as in effect, and will, without limiting the other provisions of this Agreement, make available all other employee plans, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code. With respect to each Employee Plan, true and complete copies of the
(i) most recent annual actuarial valuation report, if any, (ii) last filed Form 5500 together with Schedule A and/or B thereto, if any, (iii) summary plan description (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (iv) most recent annual and periodic accounting of related plan assets, if any, have been, or will be, delivered to Merger Sub and are correct in all material respects. Neither the Company nor, to the knowledge of the Company, any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Employee Plan. All Employee Plans are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and, to the knowledge of the Company, there are no pending or threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, which have been asserted or instituted against the Company, any Employee Plan or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of
Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the "remedial amendment period," as described in Section 401(b) of the Code and the regulations thereunder. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Company by the Effective Time. No Employee Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. The Company has not incurred nor reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan other than with respect to insurance premiums. The Company does not contribute nor has within the six-year period ending on the date hereof contributed or been obligated to contribute, to any pension or retirement plan which is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as disclosed on Schedule 3.8(b), neither the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby will cause the vesting of any material benefit or the payment of any material benefit to be accelerated. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in payment of greater than $12 million of "excess parachute payments" to all "disqualified individuals" (as each such term is defined in Section 280G of the Code) in the aggregate with respect to the Company.

  SECTION 3.9. Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to the holders of the Company Common Stock or on the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the Company Stockholders' Meeting, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement/Prospectus, such event shall be so described by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, but subject to the definition of "Material Adverse Effect", the Company makes no representation or warranty with respect to (i) the information supplied or to be supplied by Merger Sub for inclusion in the Form S-4 or the Proxy Statement/Prospectus or (ii) any projections, forward-looking statements or similar information provided to Merger Sub that are not of an historical nature.

  SECTION 3.10. (a) Conduct of Business; Permits. (a) Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.10(a), the business of the Company is not being (and since January 1, 1997 has not been) conducted in default or violation of any term, condition or provision of (i) the

Restated Certificate or By-Laws, (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets may be bound, or (iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or its business, including, without limitation, laboratory licenses issued for participation in the Medicare, Medicaid and MediCal programs, all licenses required in respect of the Company's laboratories under the Clinical Laboratory Improvements Act of 1988 and all state laboratory licenses required to be issued in those states in which the Company does business, including under the California Clinical Laboratory Improvements Act, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. The material permits, licenses, approvals, certifications and authorizations from federal, state, local and foreign governmental and regulatory authorities and accreditation and certification agencies, bodies or other organizations (collectively, "Permits") held by the Company are valid and sufficient in all material respects for all business presently conducted by the Company. The Company has not received any written claim or notice nor has any knowledge indicating that the Company is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the federal, state, local and foreign governmental or regulatory authorities which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Billing by the Company, under the Medicare and Medicaid programs and otherwise, has been true and correct and in compliance with all applicable laws, regulations and policies, including the Federal Physician Self-Referral Act, the Federal False Claims Act, and other federal and state physician self-referral, fraudulent billing, and false claims laws, except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect.

  (b) Except as set forth in Schedule 3.10(b), since December 31, 1996, neither the Company nor, to the best knowledge of the Company, any individual who is an officer, director or employee of the Company (in his or her capacity as such) has been (i) convicted of, charged with or (to the best knowledge of the Company) investigated for a Medicare, Medicaid or state health program related offense, (ii) convicted of, charged with or (to the best knowledge of the Company) investigated for a violation of federal or state law related to fraud, financial misconduct, obstruction of an investigation, theft or embezzlement specifically related to and that adversely affects or is reasonably likely to adversely affect the Company's participation in Medicare, Medicaid or any federal or state healthcare or health benefit program, or
(iii) excluded or suspended from participation in Medicare, Medicaid or any such program. Notwithstanding anything in this Agreement to the contrary, in determining, for the purposes of Section 6.3(b) hereof, whether the representation in clause (ii) of the preceding sentence is true and correct on and as of the Effective Time as if made on and as of such time, such representation shall be deemed to be true and correct as of such time unless the failure to be so has or is reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 3.10(b), since December 31, 1996, (i) neither the Company nor any individual who is an officer or director of the Company has been or became subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency which has had, or might reasonably be believed may have a Material Adverse Effect and (ii) except as set forth on Schedule 3.10(b), no claim, complaint, suit, action, proceeding or investigation is pending, or to the best of the knowledge of the Company, threatened against any individual who is, or during such period was, an officer, director or employee of the Company which has had, or is reasonably likely to have, a Material Adverse Effect.

  (c) There is no action for recoupment against the Company, or to the best knowledge of the Company, threatened or pending actions for recoupment against the Company, nor, except for amounts which are customary for the Company and the clinical laboratory industry, is there any request for payments or reimbursement of the Company by Medicare, nor by any other agency affiliated with Medicare, nor by or from any third-party reimburser, agency affiliated with Medicare, nor by or from any third-party reimburser, including, without limitation, any insurance carrier, pre-paid plan, or any other similar entity, nor is the Company aware of any basis for any such recoupment by any party against the Company.

  (d) To the best knowledge of the Company, since December 31, 1996, neither the Company nor any director, officer, employee, agent or representative of the Company (acting in his or her capacity as such) has directly or indirectly (i) knowingly and willfully offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, or third party payors in order to obtain business or payments from such persons, other than entertainment or other activities in the ordinary and lawful course of business, (ii) knowingly and willfully given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property, or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor, or any other person other than in connection with promotional or entertainment or other expenses in the ordinary and lawful course of business, (iii) knowingly and willfully made or agreed to make, any contribution, payment, or gift of funds or property to, or for the private use of, any governmental official, employee, or agent where either the contribution, payment, or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment, contribution, or gift was made, or (iv) knowingly and willfully paid or offered to pay any illegal remuneration for any referral to the Company in violation of any applicable anti-kickback law, including the Federal Anti-Kickback Statute, 42 U.S.C. (S) 1320a-7b(b), or any applicable state or local anti-kickback law.

  SECTION 3.11. Taxes.

  (a) Except as set forth in Schedule 3.11, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company has timely filed with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company or its operations or assets, and such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes (as hereinafter defined) due with respect to taxable years for which the Company's Tax Returns were filed, all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to the Company or its employees, operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the reserve for Taxes set forth on the balance sheet of the Company as of December 31, 1998 is adequate for the payment of all Taxes through the date thereof and no Taxes have been incurred after December 31, 1998 which were not incurred in the ordinary course of business, (iv) there are no Liens for Taxes upon the assets of the Company, (v) no Federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company and there are no outstanding deficiencies or assessments asserted or proposed, and any such proceedings, deficiencies or assessments shown in Schedule 3.11 are being contested in good faith through appropriate proceedings and the Company has made available to Merger Sub copies of all revenue agent reports (or similar reports) and related schedules relating to pending income tax audits of the Company, (vi) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, or with respect to its operations or assets, no power of attorney granted by the Company with respect to any matter relating to Taxes is currently in force, and the Company is not a party to any agreement providing for the allocation or sharing of Taxes
(vii) the federal income Tax Returns of the Company have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1995, (viii) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (x) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (y) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), entered into on or prior to the Closing Date, or (z) any ruling received from the IRS.

  (b) The Company has not filed a consent to the application of Section 341(f) of the Code.

  (c) The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.
  (d) Except as set forth in Schedule 3.11, the Company is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code.

  (e) The Company's net operating loss carryover, as of December 31, 1998, for federal income Tax purposes is not materially less than $60 million.

  (f) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

  (g) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

  SECTION 3.12. Environmental.

  (a) Except as set forth in Schedule 3.12, the Company is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a Material Adverse Effect. The Company has not received any written communication, whether from a governmental authority, citizens group, employee or otherwise, alleging that the Company is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

  (b) Except as set forth in Schedule 3.12, there is no Environmental Claim pending or, to the best knowledge of the Company, threatened, against the Company or, to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, in each case which would have a Material Adverse Effect.

  (c) Except as set forth in Schedule 3.12, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company, or to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, in each case which would have a Material Adverse Effect.

  (d) The Company has delivered or otherwise made available for inspection to Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company which have been prepared since December 31, 1995 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, or regarding the Company's compliance with applicable Environmental Laws.

  (e) Definitions

    (i) "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

    (ii) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

    (iii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

    (iv) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5, or defined as such by, or regulated as such under, any Environmental Law.

    (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

  SECTION 3.13. Properties

  (a) The Company has good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all Liens, except as set forth in Schedule 3.13(a) and for Liens that do not, individually or in the aggregate, have a Material Adverse Effect.

  (b) Except as set forth in Schedule 3.13.(b), the Company does not own real property. Schedule 3.13(b) also sets forth a true and complete list of each lease or sublease relating to real property or interests in real property leased by the Company that involves annual expenditures by the Company of $500,000 or more (collectively, the "Company Material Leases").

  (c) With respect to each of the Company Material Leases, (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect,
(ii) except as otherwise set forth in Schedule 3.13(c), such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute (or with notice or lapse of time or both), a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease and (iii) the Company does not know of, nor has it given or received notice of, any violation or default thereunder (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder), except for, in the case of clause (iii), violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

  SECTION 3.14. Intellectual Property. Except as set forth in Schedule 3.14, to the knowledge of the Company, the Company owns, or is licensed or otherwise possesses rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor, in each case, which are material to the conduct of the business of the Company, (collectively, the "Intellectual Property Rights"). Except as set forth in Schedule 3.14, there are neither any outstanding nor, to the Company's knowledge, threatened disputes or disagreements with respect to any of the Intellectual Property Rights nor to the Company's knowledge is there any basis therefor.

  SECTION 3.15. Material Contracts.

  (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or Schedule 3.13(b) or 3.15, the Company is not a party to or bound by:

    (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

    (ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company that involves future aggregate annual payments by the Company of $250,000 or more;

    (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company of services, materials, products, supplies or other assets, owned or leased by the Company, that involves future aggregate annual payments to the Company of $250,000 or more;

    (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company in the amount of $250,000 or more;

    (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company may be conducted;

    (vi) any voting or other agreement governing how any shares of Company Common Stock shall be voted;

    (vii) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes; or

    (viii) any contract with a managed care organization involving capitated payments in 1998 of $300,000 to the Company; or

    (ix) any contract with a physician, group of physicians or other physician organization that made referrals to the Company in 1998 of more than $300,000 to the Company.

The foregoing contracts and agreements to which the Company is a party or are bound are collectively referred to herein as "Company Material Contracts."

  (b) Each Company Material Contract is valid and binding on the Company and is in full force and effect, and the Company has performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. The Company does not know, nor has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, except where such violations or defaults, individually or in the aggregate, would not have a Material Adverse Effect.

  SECTION 3.16. Brokers. No broker, finder or investment banker (other than BT Alex. Brown Incorporated ("BT Alex. Brown")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Merger Sub true and complete information concerning the financial arrangements between the Company and BT Alex. Brown pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

  SECTION 3.17. Board Action. The Board of Directors, at a meeting duly called and held, at which all of the Directors were present, duly and unanimously:
(i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) recommended that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company.

  SECTION 3.18. Opinion of Financial Advisor. BT Alex. Brown has rendered to the Board of Directors a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Common Stock Merger Consideration to be received by the holders of the

Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view. A true and correct copy of such opinion has been delivered to Merger Sub.

  SECTION 3.19. Control Share Acquisition. No state takeover statute or similar statute or regulation or comparable takeover provision of the Restated Certificate or By-Laws of the Company applies or purports to apply to the Merger or this Agreement.

  SECTION 3.20. Rights Agreement Amendment. The Company and the Rights Agent under the Rights Agreement have duly executed and delivered an amendment to the Rights Agreement, and as a result of such amendment (which amendment is valid and enforceable), among other things, (a) neither this Agreement nor any of the transactions contemplated hereby, including the Merger, will result in the occurrence of a "Distribution Date" or otherwise cause the Rights to become exercisable by the holders thereof and (b) the Rights shall automatically terminate on and as of the Effective Time be void and of no further force or effect.

  SECTION 3.21. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to adopt this Agreement.

  SECTION 3.22. Y2K Compliance. The Company has established and is implementing a program to provide (x) that the change of the year from 1999 to the year 2000 would not, nor be reasonably likely to, have a Material Adverse Effect and (y) that the impacts of such change on the vendors and customers of the Company would not have a Material Adverse Effect.

  SECTION 3.23. Insurance. The Company currently has in effect insurance policies covering itself, its assets and the conduct of its business of an insurable nature, which insurance has been written by unaffiliated insurers in such amounts and against such losses or casualties as is consistent with sound business practice, and all such policies are valid and enforceable for the benefit of the Company and are, and through the Effective Time will be continued, in full force and effect.

  SECTION 3.24. Labor. Except as set forth on Schedule 3.24, (i) since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Company has not effectuated a "plant closing" or a "mass layoff" (as such terms are defined in the WARN Act); (ii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; and (iii) none of the Company's employees has suffered an "employment loss" (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

                                  ARTICLE IV.

                    CONDUCT OF BUSINESS PENDING THE MERGER

  SECTION 4.1. Acquisition Proposals. The Company will notify Merger Sub promptly if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, in each case in connection with any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company.

  SECTION 4.2. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Merger Sub shall otherwise consent in writing, the businesses of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other Persons with which the

Company has significant business relations and to use reasonable best efforts to resolve in all material respects all deficiences and issues, and comply in all material respects with the recommendations made, in the Company's 1998 compliance program audit reports. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Schedule 4.2, the Company shall not, without the prior written consent of Merger Sub:

    (a) amend (i) the Restated Certificate or its By-Laws or (ii) any material term of any outstanding security issued by the Company or any Subsidiary thereof;

    (b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or (C) other securities of the Company, other than shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof or upon conversion of any convertible securities outstanding on the date hereof; or
  (iv) split, combine or reclassify any of its outstanding capital stock;

    (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except, with respect to clause (B) above,
  (x) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice and (y) other purchases of assets in the ordinary course of business consistent with past practice;

    (d) except in the ordinary course of business consistent with past practice, amend, enter into or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

    (e) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets or cease to operate any assets, including but not limited to any laboratories, other than (i) excess or obsolete assets or (ii) in the ordinary course of business and consistent with past practice;

    (f) (i) enter into any employment or severance agreement with or, except in accordance with the existing obligations of the Company, grant any severance or termination pay to any officer or director of the Company; or
  (ii) hire or agree to hire any new or additional officers;

    (g) except as required to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, other employee, (C) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan, (D) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder other than consistent with past practice under the Company's Non-Employee Director Stock Plan or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

    (h) (i) incur or assume any indebtedness for money borrowed other than in accordance with the current terms of the Receivables Facility and in an amount not to exceed $5,000,000 at any one time outstanding; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

    (i) change of the accounting methods used by it unless required by generally accepted accounting principles;

    (j) other than in the ordinary course of business consistent with past practice, make any Tax election or settle or compromise any Tax liability;

    (k) settle or compromise any claim, litigation or other legal proceeding, except for any settlement or compromise involving less than $100,000;

    (l) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

    (m) (1) redeem the rights outstanding under the Rights Agreement, or amend or modify or terminate the Rights Agreement or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the Merger or (2) permit the Rights to become non-redeemable at the redemption price currently in effect; provided that the foregoing shall not apply to any such actions that are taken immediately prior to the termination of this Agreement pursuant to
  Section 7.1(f)(ii) or the entering into of an agreement in respect of an Acquisition Proposal to the extent permitted by Section 4.3(B)(Notwithstanding the foregoing, immediately prior to the Effective Time, the Company shall, if so requested by Merger Sub, redeem the Rights);

    (n) terminate or suspend participation in Medicare, Medicaid or any other federal or state funded healthcare or health benefits program;

    (o) terminate or fail to renew any Permit the failure of which to possess would be reasonably likely to have a Material Adverse Effect; or

    (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (a)-(o) of this Section 4.2; or

    (q) take any action that would make any of its representations and warranties contained herein false in any material respect at or prior to the Effective Time.

  SECTION 4.3. Alternative Acquisition Transactions. The Company will not, directly or indirectly, through any officer, director, agent, financial advisor or otherwise, solicit, (a) initiate or encourage submission of proposals or offers from any Person relating to any acquisition or purchase of all or a portion of the assets of (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), or any equity interest in, the Company or any business combination with the Company (an "Acquisition Transaction"), (b) participate in any negotiations regarding, or furnish to any other Person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Transaction; provided, that

(i) nothing contained in this Section 4.3 or any other provision of this Agreement shall prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company stockholders, pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, a position with respect to a tender or exchange offer by a third party or (B) making such disclosure to the Company stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law and
(ii) the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any agreement, arrangement or understanding with such third party, in each case only if (A) the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) such proposal would, if consummated, result in a transaction that provides a higher price to its stockholders, from a financial point of view, than the transactions contemplated by this Agreement and (y) failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors and (B) in the case of entering into any agreement in respect of an Acquisition Transaction, the Company shall, concurrently with the execution of such agreement, terminate this Agreement pursuant to Section 7.1(f)(ii).

                                  ARTICLE V.

                             ADDITIONAL AGREEMENTS

  SECTION 5.1. Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare the Proxy Statement/Prospectus, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included. Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement/Prospectus including, but not limited to, furnishing to the Company any and all information regarding Merger Sub and its affiliates as may be required to be disclosed therein. The Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors that the Company's stockholders approve this Agreement and the transaction contemplated hereby. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of Company Common Stock following the Merger.

  SECTION 5.2. Meeting of Stockholders of the Company. The Company shall promptly take all action necessary in accordance with Delaware Law, the Restated Certificate and the Company's By-Laws to convene the Company Stockholders' Meeting. The stockholder vote or consent required for approval of the Merger will be no greater than that set forth in Delaware Law. The Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to secure any vote or consent of stockholders required by Delaware Law to effect the Merger. Merger Sub shall vote, or cause to be voted, in favor of the Merger all shares of Company Common Stock directly or indirectly beneficially owned by it, provided that the Board of Directors may withdraw, modify or change its recommendation of the Merger and this Agreement if and only if, after receipt of an unsolicited written proposal with respect to an alternative Acquisition Proposal and in consultation with its financial advisors and outside legal counsel, it believes in good faith that (i) such proposal would, if consummated, result in a transaction that provides a higher price to its stockholders, from a financial point of view, than the transactions contemplated by this Agreement and (ii) failing to take such action would create a reasonable possibility of a breach of its fiduciary duties.

  SECTION 5.3. Additional Agreements. The Company and Merger Sub will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

  SECTION 5.4. Notification of Certain Matters. The Company shall give prompt notice to Merger Sub and Merger Sub shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section
5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  SECTION 5.5. Access to Information.

  (a) From the date hereof to the Effective Time, the Company shall, and shall cause its officers, directors, employees, auditors and agents to, afford the officers, employees, environmental consultants, attorneys, accountants and agents of Merger Sub and the potential sources of the Debt Financing and Equity Financing (the "Financing Sources"), reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish Merger Sub and the Financing Sources with all financial, operating and other data and information Merger Sub and the Financing Sources through their officers, employees, environmental consultants or agents, may reasonably request.

  (b) Merger Sub agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, environmental consultants and agents (the "Merger Sub Representatives"), to hold in strict confidence all data and information obtained by them from the Company (unless such information is or becomes publicly available without the fault of any Merger Sub Representative or public disclosure of such information is required by law in the opinion of counsel to Merger Sub) and shall insure that Merger Sub Representatives do not disclose such information to others without the prior written consent of the Company. Notwithstanding anything herein to the contrary, the terms of the Confidentiality Agreement, dated February 24, 1999 (the "Confidentiality Agreement"), executed by Kelso & Company and BT Alex. Brown as agent for the Company shall remain in full force and effect, provided that the foregoing shall not apply to disclosures of information reasonably necessary in connection with any Debt Financing or the Equity Financing.

  (c) In the event of the termination of this Agreement, Merger Sub shall, and shall cause its affiliates to, return promptly every document furnished to them by the Company or any division, associate or affiliate of the Company in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause Merger Sub Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

  SECTION 5.6. Public Announcements. Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

  SECTION 5.7. Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain and furnish in a timely manner all necessary waivers, consents and approvals and notices and to effect all necessary notifications, registrations and filings (including, without limitation, all necessary applications and notifications to the Health Care Financing Administration, including but not limited to Medicare, the California Department of Health Services, MediCal, Medicaid and Medicare or Medicaid intermediary, the United States Drug Enforcement Administration, the College of American Pathologists and all other applicable local, state and Federal accreditation, certification and licensing agencies, boards or other bodies or payors with oversight or payment responsibility for or in respect of the industry in which the Company operates), and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

  SECTION 5.8. Agreement to Defend and Indemnify.

  (a) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, subject to the limitations on indemnification contained in Delaware Law, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger or any financing, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided however that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto, in which case the Surviving Corporation shall provide the maximum coverage that is then available for 200% of such annual premiums. Merger Sub shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Restated Certificate and By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 5.8 shall survive the consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 7.1 hereof. Notwithstanding Section 8.7 hereof, this
Section 5.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

  (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

  SECTION 5.9. Continuation of Employee Benefits.

  (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, employee or consultant of the Company or group of such officers, directors, employees or consultants described on Schedule 5.9. This Section 5.9(a), which shall survive the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit and bind the Company, the Surviving Corporation and any Person referenced in this Section 5.9(a), each of whom may enforce the provisions of this Section 5.9(a) whether or not parties to this Agreement.

  (b) In addition to honoring the agreements referred to in Schedule 5.9, until the first anniversary of the Effective Time, the Surviving Corporation will provide or will cause to be provided to each current or former employee (presently entitled to benefits) of the Company (i) employee compensation, benefit plans, programs, policies and arrangements, that are no less favorable in the aggregate than those currently provided by the Company to its employees and former employees; and (ii) severance benefits that are in the aggregate no less favorable to any employee of the Company than those currently provided to each such employee. Nothing in this Section 5.9(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by law or which is consented to by any employee.

  (c) To the extent permitted under any applicable law, each employee of the Company shall be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided that credit need not be given for service with the Company to the extent such credit would result in a duplication of benefits.

  (d) Except as provided in clause (a) above, nothing contained in this
Section 5.9 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

  SECTION 5.10. Solvency Letter.

  (a) Merger Sub shall use all reasonable efforts to deliver to the Board of Directors, prior to the consummation of the Merger, a copy of any letter relating to the solvency of the Surviving Corporation delivered to the banks or financial institutions providing the Debt Financing. If no such letter is obtained in connection with the Debt Financing, Merger Sub shall use reasonable best efforts to obtain from an independent third party selected by Merger Sub (the "Appraiser") a letter attesting that, immediately after the Effective Time, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets is not less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will have adequate capital with which to engage in its business, and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured, based upon the proposed financing structure for the Merger and certain other financial information to be provided to the Appraiser by Merger Sub and the Company and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the financing relating thereto, provided that such obligation of Merger Sub shall not require it to agree to any terms with respect to the Equity Financing or the Debt Financing which it is not otherwise obligated to agree to pursuant to this Agreement.

  (b) Merger Sub shall deliver a copy of the Solvency Letter (if obtained) to the Company and use its reasonable best efforts to have it addressed to the Board of Directors and such other parties as Merger Sub shall determine. The parties hereto shall cooperate in connection with the preparation of the Solvency Letter, including, without limitation, providing any information reasonably available to them necessary for the preparation of such letter, including any preparation thereof by the Appraiser. As used herein, "Solvency Letter" shall refer to the letter described in the first sentence of Section 5.10(a) or, if no such letter is obtained, the letter described in the second sentence of Section 5.10(a).

  SECTION 5.11. Recapitalization of Merger Sub, Financing. Recapitalization of Sub.

  (a) Merger Sub shall use its reasonable best efforts to obtain the Debt Financing and the Equity Financing consistent with the terms specified and described in the Commitment Letters delivered to the Company by Merger Sub and otherwise on and subject to terms reasonably acceptable to Merger Sub. Unless the Merger has theretofore been consummated or this Agreement terminated, if Merger Sub has not otherwise received proceeds from subordinated debt financing in an amount as great as that set forth in the Bridge Financing Letter (or such lesser amount as necessary to provide, when taken together with the debt financing under the Commitment Letters, all necessary Debt Financing) no later than the Draw Down Date, Merger Sub shall use its reasonable best efforts to cause the Bridge Financing to be made available on the Draw Down Date so as to result in the satisfaction of the condition set forth in Section 6.3(c); provided that, except as set forth in this Section 5.11(a), Merger Sub shall have no obligation to draw on or obtain for it or the Company the proceeds of the Bridge Financing; provided further that Merger Sub shall have no obligation to draw on or obtain for it or the Company the proceeds of the Bridge Financing if an Escrow Closing (as defined in Section 5.11(c)) has theretofore occurred. For purposes hereof, the term "Draw Down Date" shall mean the later to occur of (i) 45 days after the date on which all conditions to closing set forth in Sections 6.1 or 6.3 shall have been satisfied or waived (or upon receipt of such the Bridge Financing, will have been satisfied or waived) and (ii) October 15, 1999, but in no event shall such date be later than ten business days prior to the Termination Date (as defined in Section 7.1(d)).

  (b) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by Merger Sub in connection with the arrangement of the Debt Financing and the Equity Financing, including, in the case of the Debt Financing, using its reasonable best efforts to cause appropriate officers and employees to be available on a reasonable basis for "road show" appearances and the preparation of disclosure documents in connection therewith.

  (c) At any time prior to consummation of the Merger, the proceeds of the subordinated debt financing in connection with the Merger may be closed into escrow such that such proceeds are held by a newly formed corporation (the "EscrowCo") formed at the direction of Kelso (such closing, an "Escrow Closing"). At or immediately prior to such Escrow Closing, the Company shall pay to EscrowCo an amount in dollars (the "Breakage Amount") sufficient to cover (i) accrued interest on the EscrowCo Debt (as defined below) from the Escrow Closing to and including the Termination Date (as defined in Section 7.1(d)), net of income earned by EscrowCo from investing the proceeds of the subordinated debt financing in Permitted Investments (as defined below) to be determined by the Company and Merger Sub prior to the deposit of the Breakage Amount with EscrowCo and (ii) any repayment premium applicable thereto in the event that this Agreement is terminated by the parties in accordance with its terms or the Merger is not consummated by the date specified by the terms of the EscrowCo Debt. At or immediately prior to the Effective Time and subject to consummation of the Merger, (i) the Surviving Corporation shall assume the indebtedness of EscrowCo plus any accrued and unpaid interest thereon (the "EscrowCo Debt") and receive the proceeds held by EscrowCo and (ii) EscrowCo shall be released from all obligations with respect thereto. In the event that this Agreement is terminated by the parties in accordance with its terms or the Merger is not consummated by the date specified by the terms of the EscrowCo Debt, the EscrowCo Debt (plus any applicable repayment premium) shall be repaid in full by EscrowCo. With respect to any such repayment of the EscrowCo Debt (plus any applicable repayment premium), Merger Sub shall promptly reimburse the Company for one-half of the excess of the Breakage Amount over any portion of such amount returned to the Company by EscrowCo. The parties hereto agree that (i) any applicable repayment premium shall in no event exceed 1% of the principal amount of the EscrowCo Debt, (ii) placement agent fees or discounts or commitments shall be payable with respect to the EscrowCo Debt only at the Effective Time and (iii) EscrowCo shall invest the proceeds of its borrowings in Permitted Investments. In the event that the proceeds of the subordinated debt financing are invested in Permitted Investments such that the Breakage Amount is less than the amount, which when added to such proceeds, is not enough to repay in full the EscrowCo Debt (plus any applicable repayment premium), the Company and Merger Sub shall each pay one-half of such shortfall to EscrowCo to enable it to pay such amount to the applicable debtholders. As used herein, "Permitted Investments" shall mean United States treasury securities (without regard to maturity) and investments in time deposits, certificates of deposit or money market deposits maturing within 90 days of the date of acquisition thereof and entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital in excess of $500 million.

  (d) If Kelso or any of its affiliates are required to provide additional equity financing to the Company or the Surviving Corporation pursuant to the terms of any bank credit agreement or any other agreement with other sources of financing or in connection with any refinancing of indebtedness of the Surviving Corporation, Kelso or any such affiliate or any other persons in connection therewith shall be entitled to purchase Common Stock of the Surviving Corporation in connection therewith for an amount per share not greater than the Cash Election Price, subject to adjustment by reason of any stock split, dividend or similar transaction after the Effective Time.

  SECTION 5.12. Recapitalization. Each of the Company and Merger Sub shall use all reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and Merger Sub agrees that it shall take no action that would reasonably be likely to cause such accounting treatment not to be obtained.

                                  ARTICLE VI.

                             CONDITIONS OF MERGER

  SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

    (a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

    (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

    (c) No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

    (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue-sky" and other state securities laws applicable to the registration and qualification of the Company Common Stock following the Merger shall have been complied with in all material respects.

  SECTION 6.2. Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

    (a) Performance of Obligations of Merger Sub. Merger Sub shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Merger Sub to that effect.

    (b) Representations and Warranties of Merger Sub. The representations and warranties of Merger Sub contained in this Agreement that are qualified by a reference to materiality shall be true and correct when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of Merger Sub that are so qualified and relate to a particular date which representations and warranties shall be true and correct in all respects as of such date), and the representations and warranties of Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of Merger Sub that are not so qualified and relate to a particular date which representations and warranties shall be true and correct in all material respects as of such date). The Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Merger Sub to the foregoing effects.

    (c) Solvency Letter. The Solvency Letter shall have been delivered to the Company.

  SECTION 6.3. Additional Conditions to Obligations of Merger Sub to Effect the Merger. The obligations of Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Merger Sub:

    (a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

    (b) Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement that are qualified by a reference to materiality or Material Adverse Effect shall be true and correct when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of the Company that are so qualified and relate to a particular date which representations and warranties shall be true and correct in all respects as of such date), and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of the Company that are not so qualified and relate to a particular date which representations and warranties shall be true and correct in all material respects as of such date). Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects.

    (c) The Company shall have received aggregate proceeds of $310,000,000 in Debt Financing as follows: (i) proceeds of Debt Financing other than subordinated debt financing on terms consistent with the terms specified and described in the Commitment Letters delivered to the Company and otherwise reasonably satisfactory to Merger Sub and (ii) proceeds of subordinated debt financing on terms satisfactory to Merger Sub (it being agreed that the terms specified and described in the Bridge Financing Letter are satisfactory to Merger Sub); provided that the foregoing shall be subject to the second sentence of Section 5.11, including the provisos thereto; and provided further that if an Escrow Closing has occurred with respect to an amount as great as that set forth in the Bridge Financing Letter (or such lesser amount as necessary to provide, when taken together with the Debt Financing under the Commitment Letters, $310,000,000) and if the Surviving Corporation shall have assumed the EscrowCo Debt and received the proceeds held by EscrowCo and EscrowCo shall have been released therefrom in accordance with the terms thereof, the condition set forth in clause (ii) shall be deemed satisfied.

    (d) The Company shall have obtained and provided to Merger Sub copies of evidence with respect thereto the consents of third parties listed on
  Schedule 6.3(d), the terms of which consents shall be reasonably satisfactory to Merger Sub.

    (e) No suit, action or proceeding by any governmental or regulatory authority shall have been commenced or threatened in writing that is reasonably likely to have a Material Adverse Effect.

    (f) At the Effective Time, all Options issued and outstanding under the Options Plans or otherwise shall either (i) have been cashed out and cancelled or (ii) remain outstanding to acquire shares of Common Stock of the Surviving Corporation on terms acceptable to Merger Sub, in all cases in accordance with Section 1.10(a) hereof.

    (g) Merger Sub shall have received a copy of the Solvency Letter.

    (h) From and after the Effective Time, after giving effect to the Merger
  (i) the Meris Note shall not be convertible into shares of Company Common Stock and (ii) there shall be no shares of Company Common Stock outstanding in respect of which the Meris Note shall have been converted (other than any Retained Shares with respect thereto).

    (i) All notices, applications, approvals, consents, and waivers ("Approvals") required to be furnished to or obtained from any governmental or regulatory authority or accreditation or certification agency, including any Approvals in respect of Permits, provider numbers, and program participation rights possessed by the Company, necessary in order for the Company to conduct its business following the consummation of the transactions contemplated by this Agreement in all material respects in the manner as such business, taken as a whole, was conducted prior to the Effective Time shall have been obtained or furnished and any applicable waiting period or periods shall have expired (or, if there be no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall have been received by the Company).

    (j) No suit, action, claim, proceeding or investigation shall have been commenced or be pending by or before any court, arbitration panel or governmental, administrative or regulatory authority, or shall have been, to the Company's knowledge, threatened by any governmental, administrative or regulatory authority, nor shall any qui tam action have been filed or, to the Company's knowledge, threatened, relating to any billing or claims made or submitted by the Company of or to any governmental, regulatory or administrative authority (including any federal or state healthcare or health benefit program) or any insurance carrier, health maintenance or other managed care organization, independent physician association or any other third party payor which, in the case of any of the foregoing taken separately or together, in the reasonable judgment of Merger Sub either (i) materially adversely affects the value of the equity of the Company to Parent, or the controlling stockholder of Merger Sub or (ii) presents a risk reasonably unacceptable to Merger Sub of subjecting the Company to a material liability or a material amount of damages or, on a going-forward basis, imposing material limitations on the Company's business and/or methods of operation (including any limitations on the Company's ability to be reimbursed by any governmental, regulatory or administrative authority, including any federal or state healthcare or health benefit program).

    (k) A majority in principal amount of the Senior Notes shall have been accepted for payment pursuant to the Debt Offer and the Indenture Amendments shall have become effective and be in full force and effect.

                                 ARTICLE VII.

                       TERMINATION, AMENDMENT AND WAIVER

  SECTION 7.1. Termination. This Agreement may be terminated at any time before the Effective Time:

    (a) By mutual written consent of the Boards of Directors of Merger Sub and the Company; or

    (b) By either Merger Sub or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

    (c) By either Merger Sub or the Company, if the stockholders of the Company fail to approve the Merger upon the taking of a vote at a duly held meeting of the stockholders or at any adjournment thereof; or

    (d) By Merger Sub if, without any material breach by Merger Sub of its obligations under this Agreement, the Merger shall not have been consummated on or before November 30, 1999 (the "Termination Date"); or

    (e) By the Company if, without any material breach by the Company of its obligations under this Agreement, the Merger shall not have been consummated on or before the Termination Date; or

    (f) By the Company (i) if there shall be a material breach of any of Merger Sub's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of written notice thereof to Merger Sub or (ii) at any time prior to the approval of this Agreement by the stockholders of the

  Company and upon five business days notice to Merger Sub, for the purpose of entering into an agreement with respect to an unsolicited written proposal for an alternative Acquisition Transaction, provided that
  (1) prior to any such termination, the Company shall disclose to Merger Sub the terms of such unsolicited written proposal and, if requested by Merger Sub, negotiate in good faith with Merger Sub for such five business day period with a view to determining whether Merger Sub would be willing to propose a revised transaction to the Company, (2) after consultation with its financial advisors and outside legal counsel, the Board of Directors believes in good faith that (A) such third party proposal would, if consummated, result in a transaction that provides a higher price to its shareholders, from a financial point of view, than the transactions contemplated by this Agreement and any revised proposal by Merger Sub and
  (B) failing to take such action would create a reasonable possibility of a breach of its fiduciary duties, (3) such agreement is entered into concurrently with the exercise of this termination right, and (4) the Company shall have paid to Merger Sub the fee described in Section 7.2(b) hereto;

    (g) By Merger Sub, if there shall be a material breach of any of the Company's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of written notice thereof to the Company; or

    (h) By Merger Sub, if (i) the Board of Directors shall withdraw, modify, or change its recommendation or approval in respect of this Agreement in a manner adverse to Merger Sub, (ii) the Board of Directors shall have recommended any proposal other than by Merger Sub in respect of an Acquisition Transaction or failed to reject and, if applicable, recommend against any such proposal, (iii) a Stock Acquisition Date shall have occurred pursuant to the Rights Agreement of the Company (as in effect on the date of this Agreement) or (iv) any of the actions or events described in Section 4.2(m) hereof shall occur without the prior written consent of Merger Sub, whether or not such consent is required.

  SECTION 7.2. Effect of Termination.

    (a) In the event of termination of this Agreement as provided in Section
  7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Merger Sub or the Company, except (i) as set forth in Sections 5.5, 7.2(b) and 8.3 hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement other than as provided in Section 7.2(b).

    (b) (i) If (a) Merger Sub shall have terminated this Agreement pursuant to Section 7.1(h)(i), (ii) or (iv) or (ii) the Company shall have terminated this Agreement pursuant to Section 7.1(f)(ii), then in any such case the Company shall promptly, but in no event later than two business days after the date of such termination, pay Kelso (as defined in Section 8.8) (x) a termination fee of $10,000,000 (the "Fee") plus (y) an amount, not in excess of $1,500,000, equal to Kelso's actual and reasonably documented out-of-pocket expenses directly attributable to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby including the financing thereof ("Transaction Expenses"), which amounts shall be payable by wire transfer to such account as Kelso may designate in writing to the Company (the "Fee Account").

      (ii) If (a) this Agreement is terminated pursuant to Section 7.1(c), 7.1(d)(provided that the condition in Section 6.1(a) shall not have been satisfied at the time of such termination), 7.1(e) or 7.1(g)(as a result of a breach of Section 4.3) and (b) at any time after the date of this Agreement and at or before the date of such termination a proposal with respect to an alternative Acquisition Transaction shall have been publicly announced or disclosed, or disclosed to the Board of Directors or any committee thereof, then in any such case the Company shall promptly, but in no event later than two business days after such termination, pay Kelso a termination fee of $4 million plus the Transaction Expenses, which amounts shall be payable by wire transfer to the Fee Account. If, within twelve months after the date the Company first becomes obligated to make the payment referred to in the immediately preceding sentence, the Company enters into an agreement with respect to an alternative Acquisition Transaction that provides a higher price to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement, then, in any such case, the Company shall promptly, but in no event later than two business days after the execution of such agreement with respect to such Alternative Transaction, pay Kelso an additional termination fee of $6 million, which amount shall be payable by wire transfer to the Fee Account.

      (iii) If (a) this Agreement is terminated pursuant to Section 7.1(d)(but the condition in Section 6.1(a) shall have been satisfied at the time of such termination) or 7.1(h)(iii), (b) at any time after the date of this Agreement and at or before the date of such termination a proposal with respect to an alternative Acquisition Transaction shall have been publicly announced or disclosed, or disclosed to the Board of Directors or any committee thereof, and (c) within twelve months after the date of such termination the Company shall have entered into an agreement with respect to an alternative Acquisition Transaction that provides a higher price to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement, then in any such case the Company shall promptly, but in no event later than two business days after the execution of such agreement with respect to such Alternative Transaction, pay Kelso the Fee plus the Transaction Expenses, which amounts shall be payable by wire transfer to the Fee Account.

      (iv) If this Agreement is terminated pursuant to Section 7.1(g)(with respect to breaches of covenants other than in Section 4.3), then in such case the Company shall promptly, but in no event later than two business days after such termination, pay Kelso the Transaction Expenses, which amount shall be payable by wire transfer to the Fee Account.

      (v) No fees or Transaction Expenses shall be paid pursuant to this
  Section 7.2(b) if Merger Sub shall be in material breach of its obligations hereunder. If this Agreement is terminated by Merger Sub pursuant to
  Section 7.1(g) as a result of a breach by the Company of Section 4.3 and the Company becomes obligated to pay Parent a termination fee under this
  Section 7.2(b) with respect to such termination, Merger Sub's sole and exclusive remedy for such breach shall be the amounts payable by the Company under this Section 7.2(b) with respect thereto.

                                 ARTICLE VIII.

                              GENERAL PROVISIONS

  SECTION 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Sections 5.8, 5.9 and 8.8 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 5.5(c), 7.2(b) and 8.3 and in the fifth, sixth and seventh sentences of Section 5.11(c) shall survive termination indefinitely.

  SECTION 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

  (a) if to Merger Sub:

    UC Acquisition Sub, Inc.
    c/o Kelso & Company
    320 Park Avenue
    New York, New York 10022
    Attention: James J. Connors II
    Facsimile: (212) 223-2379

  With a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    919 Third Avenue
    New York, New York 10022
    Attention: Lou R. Kling, Esq.
    Facsimile: (212) 735-2000

  (b) if to the Company:

    Unilab Corporation
    401 Hackensack Avenue
    Hackensack, New Jersey 07601
    Attention: Mark L. Bibi, Esq.
    Facsimile: (201) 525-1331

  With a copy to:

    Willkie Farr & Gallagher
    787 Seventh Avenue
    New York, New York 10019
    Attention: Steven J. Gartner, Esq.
    Facsimile: (212) 728-8111

  SECTION 8.3. Expenses. Except as expressly set forth in Section 7.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

  SECTION 8.4. Certain Definitions. For purposes of this Agreement, the term:

    (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

    (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

    (c) "Person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

  SECTION 8.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

  SECTION 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including without limitation Section 5.8), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder, except that Kelso shall be a beneficiary of Sections 7.2(b) and 8.8 hereof and shall be entitled to enforce such provisions.

  SECTION 8.8. Fees, etc. At the Closing, the Surviving Corporation shall enter into (or shall succeed by operation of law to, if Merger Sub had theretofore entered into), the Kelso Agreements (as hereafter defined). As used herein, the "Kelso Agreements" shall mean one or more agreements, copies of which shall be provided to the Company by Merger Sub prior to the Effective Time, which provide for (i) a fee (the amount of which shall be determined by Kelso) not to exceed $6 million to be paid by the Surviving Corporation to Kelso & Co., L.P. ("Kelso") at the Effective Time, (ii) financial advising fees (the amount of which shall be determined by Kelso) not to exceed $600,000 per annum, to be paid annually to Kelso by the Surviving Corporation and
(iii) indemnification by the Surviving Corporation of Kelso and certain related parties with respect to the transactions contemplated hereby, including the financing of the Merger and any services to be provided by Kelso or any related party to the Surviving Corporation on a going forward basis.

  SECTION 8.9. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate of Merger Sub provided that no such assignment shall relieve the assigning party of its obligations hereunder.

  SECTION 8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

  SECTION 8.11. Amendment. This Agreement may be amended by the parties hereto by action taken by Merger Sub, and by action taken by or on behalf of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 8.12. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

  SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

  IN WITNESS WHEREOF, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          UNILAB CORPORATION

                                          By: /s/ David C. Weavil
                                             ----------------------------------
                                            Name: David C. Weavil
                                            Title: Chief Executive Officer

                                          UC ACQUISITION SUB, INC.

                                          By: /s/ Frank J. Loverro
                                             ----------------------------------
                                            Name: Frank J. Loverro
                                            Title: Vice-President

                                  APPENDIX B


                  [LETTERHEAD OF BT ALEX. BROWN INCORPORATED]


                                 May 24, 1999

The Board of Directors
Unilab Corporation
18448 Oxnard Street
Tarzana, California 91356

Members of the Board:

          BT Alex. Brown Incorporated ("BT Alex. Brown") has acted as financial advisor to Unilab Corporation ("Unilab") in connection with the proposed transaction involving Unilab, Kelso Investment Associates VI L.P. and KEP VI LLC (collectively, "Kelso") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into between UC Acquisition Sub, Inc., a wholly owned subsidiary of Kelso ("Merger Sub"), and Unilab, which provides, among other things, for the merger of Merger Sub with and into Unilab (the "Merger"). As set forth more fully in the Merger Agreement, as a result of the Merger, each outstanding share of the common stock, par value $0.01 per share, of Unilab (the "Unilab Common Stock") will be converted into either (i) the right to retain, at the election of the holder thereof, one share of the common stock of the surviving corporation (the "Stock Consideration") or (ii) the right to receive $5.85 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Common Stock Merger Consideration"), subject to certain proration procedures (as to which we express no opinion) more fully specified in the Merger Agreement; provided that, the aggregate number of shares of Unilab
                      --------
Common Stock to be converted into the Stock Consideration at the effective time of the Merger will be equal to the Parent Equity Number (as defined in the Merger Agreement), multiplied by 0.07 and divided by 0.93. The Merger Agreement provides for the possible restructuring of the Merger in order to achieve recapitalization accounting treatment as a merger in which each share of Unilab Common Stock outstanding immediately prior to the effective time of the Merger would be converted into the right to receive only the Cash Consideration. The Merger Agreement further provides that each outstanding share of convertible preferred stock, par value $0.01 per share, of Unilab will be converted into the right to receive $5.75 in cash, plus all dividends accrued through the effective time of the Merger.

          You have requested BT Alex. Brown's opinion as to the fairness, from a financial point of view, of the Common Stock Merger Consideration to the holders of Unilab Common Stock.

          In connection with BT Alex. Brown's role as financial advisor to Unilab, and in arriving at its opinion, BT Alex. Brown has reviewed certain publicly available financial and other information concerning Unilab and certain internal analyses and other information furnished to or discussed with it by Unilab and its advisors. BT Alex. Brown has also held discussions with members of the senior management of Unilab and Kelso regarding the business and prospects of Unilab. In addition, BT Alex. Brown has (i) reviewed the reported prices and trading activity for Unilab Common Stock, (ii) compared certain financial and stock market information for Unilab with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of a draft of the Merger Agreement dated May 24, 1999, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate. In connection with its engagement, BT Alex. Brown was authorized to approach, and held discussions with, third parties to solicit indications of interest with respect to the acquisition of Unilab.

Board of Directors
Unilab Corporation
May 24, 1999
Page 2


          BT Alex. Brown has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Unilab, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Alex. Brown has assumed and relied upon the accuracy and completeness of all such information and BT Alex. Brown has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Unilab. With respect to the financial forecasts and projections made available to BT Alex. Brown and used in its analyses, BT Alex. Brown has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Unilab as to the matters covered thereby. In rendering its opinion, BT Alex. Brown expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. BT Alex. Brown's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

          For purposes of rendering its opinion, BT Alex. Brown has assumed that, in all respects material to its analysis, the representations and warranties of Unilab and Merger Sub contained in the Merger Agreement are true and correct, Unilab and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Unilab and Merger Sub to consummate the Merger will be satisfied without any waiver thereof. BT Alex. Brown has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Unilab or Merger Sub is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Unilab or materially reduce the contemplated benefits of the Merger to Unilab. In addition, you have informed BT Alex. Brown, and accordingly for purposes of rendering its opinion BT Alex. Brown has assumed, that the Merger will be recorded as a recapitalization for financial reporting purposes and that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by BT Alex. Brown. BT Alex. Brown is expressing no opinion as to the price at which the common stock of the surviving corporation will trade or otherwise be transferable at any time.

          This opinion is addressed to, and for the use and benefit of, the Board of Directors of Unilab and is not a recommendation to any stockholder as to the form of Common Stock Merger Consideration to be elected by such stockholder or how such stockholder should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a financial point of view, of the Common Stock Merger Consideration to the holders of Unilab Common Stock, and BT Alex. Brown expresses no opinion as to the merits of the underlying decision by Unilab to engage in the Merger.

          BT Alex. Brown, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Unilab in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. As you are aware, an affiliate of BT Alex. Brown will participate in the financing of the Merger, for which services such affiliate will receive compensation. BT Alex. Brown and its affiliates have in the past provided financial services to Unilab and affiliates of Kelso unrelated to the proposed Merger, for which services BT Alex. Brown and its affiliates have received

Board of Directors
Unilab Corporation
May 24, 1999
Page 3


compensation. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of Unilab for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

          Based upon and subject to the foregoing, it is BT Alex. Brown's opinion that, as of the date of this letter, the Common Stock Merger Consideration is fair, from a financial point of view, to the holders of Unilab Common Stock.

                              Very truly yours,

                              [LOGO OF BT ALEX. BROWN INCORPORATED]

                              BT ALEX. BROWN INCORPORATED

                                  APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251 (g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                              UNILAB CORPORATION

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 A.M., LOCAL TIME, ON NOVEMBER 23, 1999.

  The undersigned hereby appoints David C. Weavil, Brian D. Urban and Mark L. Bibi, and each of them as Proxies, each with full power of substitution, to represent and to vote as designated herein all the shares of Common Stock of Unilab Corporation (the "Company") held of record by the undersigned as of October 4, 1999, at the Special Meeting of Stockholders to be held at 10:00 a.m., local time on November 23, 1999, at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019, or any adjournment or adjournments thereof.

  PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED "FOR" PROPOSAL 1.

  1. To approve and adopt the Agreement and Plan of Merger dated as of May 24, 1999, as amended on July 8, 1999, July 30, 1999 and August 10, 1999, by and among UC Acquisition Sub, Inc. and the Company and the transactions contemplated thereby, including the merger of UC Acquisition Sub, Inc. with and into the Company.

          For [_]                   Against [_]Abstain [_]

  2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the Special Meeting.

Please be sure to sign and date this Proxy below.

                              Date: ____, 1999

                              Signature ______

                              Signature ______

(When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. If stockholder is a partnership, please sign in partnership name by authorized persons. For joint accounts, each joint owner should sign.)

            PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY.